SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2001

Filed pursuant to the Public Utility Holding Company Act of 1935 by

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

(Name and address of each registered holding company in the system)

                                                  TABLE OF CONTENTS
      Item
     Number

      1        System Companies and Investments Therein as of December 31, 2001

      2        Acquisitions or Sales of Utility Assets

      3        Issue, Sale, Pledge, Guarantee, or Assumption of System Securities

      4        Acquisition, Redemption, or Retirement of System Securities

      5        Investments in Securities of Nonsystem Companies

      6        Officers and Directors

                    Part I.    Name, principal business address, and positions held as of December 31,
                               2001

                    Part II.   Financial connections as of December 31, 2001

                    Part III.  Compensation and other related information

      7        Contributions and Public Relations

      8        Service, Sales, and Construction Contracts

                    Part I.    Intercompany sales and service

                    Part II.   Contracts to purchase services or goods between any system company and any affiliate

                    Part III.  Employment of any person by any system company for the performance on a continuing basis of management services

      9        Exempt Wholesale Generators and Foreign Utility Companies

     10        Financial Statements and Exhibits

               Signatures

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001

                                                                         Number of
                                                                          Common      % of       Issuer's        Owner's
                                                                          Shares     Voting        Book            Book
                               Name of Company                             Owned      Power      Value (+)      Value (+)  Other (+)
              (Indentation indicates subsidiary relationship and                                      (dollars in thousands)
             Bold represents a company that has subsidiary(ies))

Cinergy Corp. (Cinergy)

   CC Funding Trust I (1)                                                  195,640    100   $          -   $           -         -

   Cinergy Services, Inc. (Services)                                            50    100              -               -         -

   The Cincinnati Gas & Electric Company (CG&E)                         89,663,086    100      1,737,090       1,737,090         -
     Cinergy Power Investments, Inc. *                                         100    100              -               -         -
     CPI Allowance Management, LLC (2)                                         N/A    100              -               -         -
     CPI Investments, LLC (3)                                                  N/A    100              -               -         -
     The Union Light, Heat and Power Company (ULH&P)                       585,333    100        172,203         172,203         -
     Tri-State Improvement Company                                           1,000    100              -               -         -
     Lawrenceburg Gas Company (Lawrenceburg)                                10,768    100              -               -         -
     Miami Power Corporation                                                 1,000    100              -               -         -
     KO Transmission Company (KO Transmission)                                  10    100              -               -         -

   PSI Energy, Inc. (PSI) (4)                                           53,913,701    100      1,295,487       1,295,487         -
     South Construction Company, Inc. *                                         10    100              -               -         -

   Cinergy Investments, Inc. (Investments)                                     100    100              -               -         -
     Cinergy-Cadence, Inc.                                                     100    100              -               -         -
       Cadence Network, Inc. (Cadence Network)                                 N/A   19.1              -               -         -
     Cinergy Capital & Trading, Inc. (Capital & Trading)                       100    100              -               -         -
       Brownsville Power I, LLC (5)                                            N/A    100              -               -         -
       Caledonia Power I, LLC (6)                                              N/A    100              -               -         -
       CinCap - Chippewa, LLC *(7)                                             N/A    100              -               -         -
       CinCap - Martinsville, LLC *(8)                                         N/A    100              -               -         -
       CinCap - Oraville, LLC *(9)                                             N/A    100              -               -         -
       CinCap PIC, LLC *(10)                                                   N/A    100              -               -         -
        CinPeak Resources, LLC *(11)                                           N/A    100              -               -         -
       CinCap IV, LLC                                                          N/A     10              -               -         -
       CinCap V, LLC                                                           N/A     10              -               -         -
       CinCap VIII, LLC (CinCap VIII)                                          N/A    100              -               -         -
        CinCap VII, LLC                                                        N/A    100              -               -         -
        CinCap Madison, LLC                                                    N/A    100              -               -         -
       CinCap IX, LLC *                                                        N/A    100              -               -         -
       CinCap X, LLC *                                                         N/A    100              -               -         -
       CinPower I, LLC                                                         N/A    100              -               -         -
       Cinergy Canada, Inc. (12)                                               100    100              -               -         -
       Cinergy Limited Holdings, LLC *(13)                                     N/A    100              -               -         -
       Cinergy General Holdings, LLC *(14)                                     N/A    100              -               -         -
        Cinergy Marketing & Trading, LLC (Marketing & Trading) (15)            N/A    100              -               -         -
       Cinergy Propane, LLC *(16)                                              N/A    100              -               -         -
       Cinergy Retail Power Limited, Inc. *(17)                                100    100              -               -         -
       Cinergy Retail Power General, Inc. *(18)                                100    100              -               -         -
        Cinergy Retail Power, L.P. *(19)                                       N/A    100              -               -         -
       ENCOAL OPCO, LLC *(20)                                                  N/A    100              -               -         -
       Cinergy Transportation, LLC                                             N/A    100              -               -         -
       SynCap II, LLC #                                                        N/A    100              -               -         -
     Cinergy Telecommunications Holding Company, Inc.                          100    100              -               -         -
       Q-Comm Corporation                                                3,976,965   32.7              -               -         -
       Lattice Communications, LLC                                             N/A   43.5              -               -         -
     Cinergy Engineering, Inc.                                                 100    100              -               -         -
     Cinergy-Centrus, Inc.                                                     100    100              -               -         -
     Cinergy-Centrus Communications, Inc.                                      100    100              -               -         -
     Cinergy Solutions Holding Company, Inc. (Solutions Holding)               100    100              -               -         -
       1388368 Ontario Inc.                                                    100    100              -               -         -
       3036243 Nova Scotia Company                                             100    100              -               -         -
        Cinergy Solutions Limited Partnership (21)                             N/A    100              -               -         -
       Vestar, Inc.                                                            100    100              -               -         -
        Vestar Limited                                                           1    100              -               -         -
          Keen Rose Technology Group Limited                                     1    100              -               -         -
          Optimira Controls, Inc.                                              900     90              -               -         -
       Cinergy EPCOM, LLC (Cinergy EPCOM)                                      N/A    100              -               -         -
       Cinergy EPCOM College Park, LLC                                         N/A    100              -               -         -
       Cinergy Solutions, Inc.  (Solutions)                                    100    100              -               -         -
        BSPE Holdings, LLC *(22)                                               N/A     50              -               -         -
          BSPE Limited, LLC *(23)                                              N/A     50              -               -         -
          BSPE General, LLC *(24)                                              N/A     50              -               -         -
            BSPE, L.P. *(25)                                                   N/A     50              -               -         -
        Cinergy Energy Solutions, Inc.                                         100    100              -               -         -
          U.S. Energy Biogas Corporation (26)                               10,000     46              -               -         -
        Cinergy GASCO Solutions, LLC                                           N/A    100              -               -         -
          Countryside Landfill Gasco., L.L.C. (27)                             N/A    100              -               -         -
          Morris Gasco, L.L.C. (28)                                            N/A    100              -               -         -
          Brown County Landfill Gas Associates, L.P. (29)                      N/A  99.99              -               -         -
        Cinergy Solutions of Boca Raton, LLC *(30)                             N/A    100              -               -         -
        Cinergy Solutions of Philadelphia, LLC (31)                            N/A    100              -               -         -
        Cinergy Solutions Partners, LLC *                                      N/A     50              -               -         -
          CST Limited, LLC *(32)                                               N/A     50              -               -         -
          CST General, LLC *(33)                                               N/A     50              -               -         -
            CST Green Power, L.P. *(34)                                        N/A     50              -               -         -
              Green Power Holdings, LLC *(35)                                  N/A     25              -               -         -
               Green Power G.P., LLC *                                         N/A     25              -               -         -
               Green Power Limited, LLC *                                      N/A     25              -               -         -
                 South Houston Green Power, L.P. (36)                          N/A     25              -               -         -
        CSGP of Southeast Texas, LLC (37)                                      N/A    100              -               -         -
        CSGP Limited, LLC (38)                                                 N/A    100              -               -         -
        CSGP General, LLC (39)                                                 N/A    100              -               -         -
          CSGP Services, L.P. (40)                                             N/A    100              -               -         -
        Lansing Grand River Utilities, LLC                                     N/A    100              -               -         -
        Oklahoma Arcadian Utilities, LLC                                       N/A   40.8              -               -         -
        Shreveport Red River Utilities, LLC                                    N/A   40.8              -               -         -
       Cinergy Solutions of Tuscola, Inc.                                      100    100              -               -         -
       Delta Township Utilities, LLC (41)                                      N/A     51              -               -         -
       Energy Equipment Leasing LLC                                            N/A     49              -               -         -
       Trigen-Cinergy Solutions LLC                                            N/A     50              -               -         -
       Trigen-Cinergy Solutions of Ashtabula LLC                               N/A     49              -               -         -
       Trigen-Cinergy Solutions of Baltimore LLC                               N/A     49              -               -         -
       Trigen-Cinergy Solutions of Boca Raton, LLC                             N/A     51              -               -         -
       Trigen-Cinergy Solutions of Cincinnati LLC                              N/A     51              -               -         -
       Trigen-Cinergy Solutions of College Park, LLC                           N/A     49              -               -         -
       Trigen-Cinergy Solutions of Lansing LLC                                 N/A     51              -               -         -
        Trigen/Cinergy - USFOS of Lansing LLC                                  N/A   40.8              -               -         -
       Trigen-Cinergy Solutions of Orlando LLC                                 N/A     51              -               -         -
       Trigen-Cinergy Solutions of Owings Mills LLC                            N/A     49              -               -         -
       Trigen-Cinergy Solutions of Owings Mills
          Energy Equipment Leasing, LLC *                                      N/A     49              -               -         -
       Trigen-Cinergy Solutions of Rochester LLC                               N/A     49              -               -         -
       Trigen-Cinergy Solutions of Silver Grove LLC                            N/A     49              -               -         -
       Trigen-Cinergy Solutions of San Diego LLC *(42)                         N/A     51              -               -         -
       Trigen-Cinergy Solutions of the Southeast LLC *(43)                     N/A     51              -               -         -
       Trigen-Cinergy Solutions of St. Paul LLC *                              N/A     49              -               -         -
        Environmental Wood Supply, LLC (44)                                    N/A   24.5              -               -         -
        St. Paul Cogeneration LLC                                              N/A   24.5              -               -         -
       Trigen-Cinergy Solutions of Tuscola, LLC                                N/A     49              -               -         -
     Cinergy Supply Network, Inc.                                              100    100              -               -         -
       Reliant Services, LLC (Reliant)                                         N/A     50              -               -         -
        MP Acquisitions Corp., Inc.                                            100     50              -               -         -
          Miller Pipeline Corporation (Miller Pipeline)                         50     50              -               -         -
     Cinergy Technology, Inc. (Technology)                                     100    100              -               -         -

   Cinergy Global Resources, Inc. (Global Resources)                           100    100              -               -         -
     Cinergy UK, Inc.                                                        1,000    100              -               -         -
     Cinergy Global Power, Inc. (Global Power)                                 100    100              -               -         -
       CGP Global Greece Holdings, SA (45)                                   9,000    100              -               -         -
        Attiki Denmark ApS (46)                                         75,983,616     60              -               -         -
          Attiki Gas Supply Company SA (47)                              3,475,800   29.4              -               -         -
       Cinergy Global Chandler Holding, Inc.                                   100    100              -               -         -
        Cinergy Global Chandler I, Inc.                                        100    100              -               -         -
          Chandler Wind Partners, LLC (48)                                     N/A    100              -               -         -
       Cinergy Global Ely, Inc.                                                100    100              -               -         -
        EPR Ely Power Limited                                              214,286     30              -               -         -
          EPR Ely Limited                                                  300,000     30              -               -         -
            Ely Power Limited *                                                  1     30              -               -         -
            Anglian Straw Limited                                              300     30              -               -         -
        Anglian Ash Limited                                                      3     30              -               -         -
        eVent Resources Overseas I, LLC (49)                                   N/A    100              -               -         -
       Cinergy Global Foote Creek, Inc.                                        100    100              -               -         -
        Foote Creek III, LLC                                                   N/A    100              -               -         -
       Cinergy Global Foote Creek II, Inc.                                     100    100              -               -         -
        Foote Creek II, LLC                                                    N/A    100              -               -         -
       Cinergy Global Foote Creek IV, Inc.                                     100    100              -               -         -
        Foote Creek IV, LLC (50)                                               N/A    100              -               -         -
       Cinergy Global Peetz Table I, Inc. (51)                                 100    100              -               -         -
        Ridge Crest Wind Partners, LLC                                         N/A    100              -               -         -
       Cinergy Global Power Services Limited                             1,001,000    100              -               -         -
        Cinergy Global Power Limited *                                           2    100              -               -         -
        MPI International Limited *                                              2    100              -               -         -
       Cinergy Global Power (UK) Limited                                 3,658,242    100              -               -         -
        Cinergy Global Trading Limited                                   3,084,908    100              -               -         -
          Commercial Electricity Supplies Limited                            6,000    100              -               -         -
          Cinergy Renewable Trading Limited *                                    2    100              -               -         -
          UK Electric Power Limited                                         85,000    100              -               -         -
          Cinergy Global Power 2 Limited *(52)                                   2    100              -               -         -
       Cinergy Global San Gorgonio, Inc.                                       100    100              -               -         -
        San Gorgonio Westwinds II, LLC                                         N/A     50              -               -         -
       Cinergy Global Holdings, Inc. (Global Holdings)                         100    100              -               -         -
        Cinergy Holdings B.V. (Holdings B.V.)                                7,652    100              -               -         -
          Cinergy Zambia B.V.                                                4,525    100              -               -         -
            Copperbelt Energy Corporation PLC (Copperbelt)               3,850,000   38.5              -               -         -
          Cinergy Turbines B.V.                                                650    100              -               -         -
            EOS PAX I S.L. (EOS I)                                             485   48.5              -               -         -
            EOS PAX IIa S.L. (EOS II)                                          485   48.5              -               -         -
          Cinergy Hydro B.V. (Hydro B.V.)                                  130,001    100              -               -         -
            Cinergy Renovables Ibericas, S.A. (53)                         291,500    100              -               -         -
              Age Inversiones en Medio Ambiente, S.L. (Age Inversiones)     33,448  47.92              -               -         -
               Valoritzacions Agroramaderes les Garrigues, S.L. #(54)       59,550  27.13              -               -         -
              Cinergy Global Power Iberia, S.A.                              1,000    100              -               -         -
               Escambeo, S.L. #                                              2,500     50              -               -         -
              Cinergy Renovables Aragon, S.L. #(55)                          3,050    100              -               -         -
               San Juan de Bargas Eolica, S.L. #(56)                       250,000     25              -               -         -
               Tratamiento y Generacion de Energia S.L. #(57)                1,290  42.86              -               -         -
               Generacion y Abastecimiento de Energia, S.L. #(58)            1,290  42.86              -               -         -
               Intercambio de Derivados Porcinos, S.L. #(59)                 1,290  42.86              -               -         -
               Aplicaciones Industriales de energies
                 limpias, S.L. #(60)                                         1,290  42.86              -               -         -
              Cinergy Services Iberia, S.L. #(61)                            3,050    100              -               -         -
              Compania Productora de Energia para
                 Consumo Interno, S.L. #                                    90,165  42.86              -               -         -
              Desarrollos Eolico El Aguila, S.A. (62)                        2,040     50              -               -         -
              Elecdey Ascoy, S.A. (Ascoy)                                    8,385   19.5              -               -         -
              Elecdey Carcelen, S.A. #(63)                                   1,518     23              -               -         -
              Enrega, S.L. #(64)                                             2,500     50              -               -         -
              EoloCrisa, S.L.                                            9,015,181     50              -               -         -
               Corporacion Eolica, S.L. (65)                                56,074     50              -               -         -
                 Compania Eolica Aragonesa, S.A.                            55,749     50              -               -         -
              Northeolic Pico Gallo, S.L. (66)                               1,000     50              -               -         -
              Procrisa Servicios, S.L. #(67)                                 2,200     55              -               -         -
              Promociones y Servicios Hidraulicos, S.A. #(68)                1,000    100              -               -         -
              Sinergia Andaluza, S.L. #                                      2,408     40              -               -         -
              Tractaments de Juneda, SA # (69)                             141,154  23.14              -               -         -
              Ventoabrego, S.L. #                                            2,500     50              -               -         -
            Cinergy 1 B.V.                                                      50    100              -               -         -
              Cinergy Eesti OU                                                   1    100              -               -         -
               Startekor Investeeringute OU (Startekor)                          1     67              -               -         -
                 Aktsiaselts Narva Elektrivork (Narva)                     564,902     67              -               -         -
            Cinergy Global Resources 1 B.V.                                    400    100              -               -         -
              Moravske Teplarny a.s. (Teplarny)                                 81    100              -               -         -
              Plzenska Energetika a.s. (Energetika)                            100    100              -               -         -
              Cinergy Global Polska Sp. Z o.o.                                 N/A    100              -               -         -
              Cinergy Global Resources 1 Sp. Z o.o.                            N/A    100              -               -         -
              Cinergy Global Resources a.s.                                      2    100              -               -         -
              Cinergetika U/L a.s. (Cinergetika)                               701   99.8              -               -         -
              Energetika Chropyne a.s. (Chropyne)                              125    100              -               -         -
              Teplarna Otrokovice a.s. (Otrokovice)                         54,677     12              -               -         -
              Energy Customer Services, s.r.o. *                               N/A    100              -               -         -
            Cinergy 2 B.V.                                                     500    100              -               -         -
              Desarrollo Eolico del Ebro S.A. (Desebro)                      3,608     50              -               -         -
              Sinergia Aragonesa, S.L. #                                       200     20              -               -         -
          Baghabari I B.V. *                                                18,152    100              -               -         -
            Baghabari Power Company Limited *(70)                                4    100              -               -         -
          Baghabari II B.V. *                                               18,152    100              -               -         -
          Cinergy South Africa Investments 1 B.V.                           18,152    100              -               -         -
            Egoli Gas (Proprietary) Limited                                    949    100              -               -         -
          Cinergy Global 4 B.V. *                                           18,152    100              -               -         -
          Cinergy Global 5 B.V. *                                           18,000    100              -               -         -
       Cinergy Global (Cayman) Holdings, Inc.                            5,171,137    100              -               -         -
        Cinergy Global Hydrocarbons Pakistan *                                 100    100              -               -         -
        Cinergy Global Tsavo Power                                       5,171,137    100              -               -         -
          IPS-Cinergy Power Limited                                      3,968,547   48.2              -               -         -
            Tsavo Power Company Limited                                  3,968,547   24.1              -               -         -
        Cinergy Global Maranhao *                                              100    100              -               -         -
        Cinergy MPI V, Inc. *                                                  100    100              -               -         -
        Cinergy MPI VI, Inc. *                                                 100    100              -               -         -
        Cinergy MPI VII, Inc. *                                                100    100              -               -         -
        Cinergy MPI VIII, Inc. *                                               100    100              -               -         -
        Cinergy MPI IX, Inc. *                                                 100    100              -               -         -
        Cinergy MPI X, Inc. *                                                  100    100              -               -         -
       Cinergy Global One, Inc.                                                100    100              -               -         -
        CZECHPOL ENERGY spol, s.r.o.                                           N/A    100              -               -         -
          ZAT Dneproline                                                    67,059     59              -               -         -
          E-line Czech, s.r.o.                                                 N/A    100              -               -         -
            E-line AG                                                            3    100              -               -         -
          S-line s.r.o.                                                        N/A     60              -               -         -
          DP Czechpol Energy Invest                                            N/A    100              -               -         -
          MEAS Brno, a.s.                                                      105   33.3              -               -         -
          PEAS Praha, a.s.                                                      34     34              -               -         -
          Moravia Energo                                                        23     23              -               -         -
       Midlands Hydrocarbons (Bangladesh) Limited *                      4,535,000    100              -               -         -
       Powermid No. 1 *(71)                                                      2    100              -               -         -
       Cinergy Global Power Africa (Proprietary) Limited                       100    100              -               -         -

   CinTec LLC (CinTec)                                                         N/A    100              -               -         -
     CinTec I LLC                                                              N/A    100              -               -         -
       eVent Resources I LLC                                                   N/A     80              -               -         -
        eVent (Triple Point) LLC (72)                                          N/A     80              -               -         -
                                                                                                       -               -
   Cinergy Technologies, Inc. (Cinergy Technologies)                           100    100              -               -         -
     Cinergy Ventures, LLC (Ventures)                                          N/A    100              -               -         -
       emPowerNET, LLC *(73)                                                   N/A   49.5              -               -         -
       Pentech Solutions, Inc. (74)                                            N/A      ^              -               -         -
       Kreiss Johnson Technologies, Inc. (75)^                                 N/A      ^              -               -         -
       Catalytic Solutions, Inc. (76)                                          N/A      ^              -               -         -
       Izoic, Inc. (77)                                                        N/A      ^              -               -         -
     Cinergy Ventures II, LLC #                                                N/A    100              -               -         -
     Cinergy e-Supply Network, LLC (Cinergy e-Supply)                          N/A    100              -               -         -
     Cinergy One, Inc. (Cinergy One)                                           100    100              -               -         -
     Cinergy Two, Inc. *                                                       100    100              -               -         -
                                                                                                       -               -
   Cinergy Wholesale Energy, Inc. (Wholesale Energy)                           100    100              -               -         -
     Cinergy Power Generation Services, LLC (Generation Services)              N/A    100              -               -         -
     Cinergy Origination & Trade, LLC *(78)                                    N/A    100              -               -         -

     +    Cinergy's  issuer's  and  owner's  book  value  and other  amounts  at
          December  31,  2001,  are being  filed  pursuant to Rule  104(b).  See
          "Exhibit I" section in "Item 10.  Financial  Statements  and Exhibits"
          for this information.
     ^    Cinergy's  percentage  of voting power at December  31, 2001,  is being filed pursuant to Rule 104(b).  See "Exhibit I" section in "Item
          10. Financial Statements and Exhibits" for this information.
     *    This entity was inactive as of December 31, 2001.
     #    This entity was in the start-up phase of operations as of December 31,
          2001.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001 (Continued)

  CC Funding Trust I is a business trust formed under the Delaware Business Trust Act effective November 27, 2001, to issue and sell its preferred trust securities and common trust securities and to acquire and hold the debt securities as trust assets.

  CPI Allowance Management, LLC, a Delaware limited liability company (LLC) organized on December 14, 2001, was formed to acquire, hold or trade SO2 emissions allowances of CG&E.

  CPI Investments, LLC, a Delaware LLC organized on December 14, 2001, was formed to participate in connection with the same transactions for which CPI Allowance Management, LLC was formed to complete.

  PSI also has voting cumulative preferred stock outstanding at December 31, 2001, as follows:

           Class               Shares outstanding           Vote per share

    Par value $100                 347,581                    1 vote
    Par value $ 25                 303,544                  1/4 vote
  Brownsville Power I, LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on July 13, 1998), is a natural gas-fired generation facility located in Haywood County, Tennessee.

  Caledonia Power I, LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on July 13, 1998), is a natural gas-fired generation facility located in Lowndes County, Mississippi.

  CinCap - Chippewa, LLC, a Delaware LLC organized on July 27, 2001, was formed for the purpose of developing and subsequently owning and operating four natural gas-fired simple cycle combustion turbines in Michigan.

  CinCap - Martinsville, LLC, a Delaware LLC organized on January 30, 2001, was formed to develop and subsequently own and operate four natural gas-fired simple cycle combustion turbines in Virginia.

  CinCap - Oraville, LLC, a Delaware LLC organized on March 6, 2001, was formed to develop and subsequently own and operate four natural gas-fired simple cycle combustion turbines in Illinois.

  CinCap PIC, LLC, a Delaware LLC organized on August 10, 2001, was formed to hold Cinergy’s interest in CinPeak Resources, LLC, a proposed joint venture with a non-affiliated third party financial investor which ultimately did not close.

  CinPeak Resources, LLC, a Delaware LLC organized on August 15, 2001, was formed in connection with the cancelled transaction noted in footnote 10 above.

  Cinergy Canada, Inc., a Canadian company organized on April 2, 2001, was formed for the purpose of marketing natural gas and natural gas liquids in Canada.

  Cinergy Limited Holdings, LLC, a Delaware LLC organized on December 14, 2001, was formed to hold an investment in Marketing & Trading of which it owns 99%.

  Cinergy General Holdings, LLC, a Delaware LLC organized on December 14, 2001, was formed to serve as the general partner of Marketing & Trading of which it owns 1%.

  During the fourth quarter of 2001, Marketing & Trading became a subsidiary of Cinergy Limited Holdings, LLC and Cinergy General Holdings, LLC. Marketing & Trading is owned 99% by Cinergy Limited Holdings, LLC and 1% by Cinergy General Holdings, LLC.

  Cinergy Propane, LLC, a Delaware LLC organized on October 18, 2001, was formed to engage in the business of marketing propane in the United States and owning and operating a propane storage cavern.

  Cinergy Retail Power Limited, Inc., a Delaware company organized on August 6, 2001, was formed to hold an investment in Cinergy Retail Power, L.P. of which it owns 99%.

  Cinergy Retail Power General, Inc., a Texas company organized on August 7, 2001, was formed to serve as the general partner of Cinergy Retail Power, L.P. of which it owns 1%.

  Cinergy Retail Power, L.P., a Delaware limited partnership (LP) organized on August 8, 2001, was formed to engage in the retail sale of electric power to large industrial customers in states that have legislatively or administratively established customer choice and retail competition. Cinergy Retail Power, L.P. is owned 99% by Cinergy Retail Power Limited, Inc. and 1% by Cinergy Retail Power General, Inc.

  ENCOAL OPCO, LLC, a Delaware LLC organized on February 13, 2001, was formed to provide certain operation and maintenance and other support services to SynCap I, LLC.

  Cinergy Solutions Limited Partnership is owned 99.9% by 3036243 Nova Scotia Company and 0.1% by 1388368 Ontario Inc.

  BSPE Holdings, LLC, a Delaware LLC organized on January 10, 2001, was formed as an indirect holding company for a qualifing facility (QF) as defined under the Public Utility Regulatory Policies Act of 1978.

  BSPE Limited, LLC, a Delaware LLC organized on January 10, 2001, was formed to act as the sole limited partner of BSPE, L.P. of which it owns 99%.

  BSPE General, LLC, a Texas LLC organized on January 11, 2001, was formed to act as the sole general partner of BSPE, L.P. of which it owns 1%.

  BSPE, L.P., a Delaware LP organized on January 16, 2001, was formed to purchase, own and lease certain existing equipment and fixtures in connection with the two QFs located in Texas constructed and operated by South Houston Green Power, L.P. BSPE, LP is owned 99% by BSPE Limited, LLC and 1% by BSPE General, LLC.

  U.S. Energy Biogas Corporation, a Delaware company which was acquired by Cinergy in 2001 (organized on December 28, 1993), owns and operates 24 landfill gas-to-energy projects and one natural gas cogeneration plant.

  Countryside Landfill Gasco., L.L.C., a Delaware LLC which was acquired by Cinergy in 2001 (organized on August 23, 1996), to own and operate landfill gas collection systems and related assets.

  Morris Gasco, L.L.C., a Delaware LLC which was acquired by Cinergy in 2001 (organized on December 31, 1996), to own and operate landfill gas collection systems and related assets.

  Brown County Landfill Gas Associates, L.P., a Delaware LP which was acquired by Cinergy in 2001 (organized on March 22, 2000), to own and operate landfill gas collection systems and related assets.

  During the first quarter of 2001, Cinergy Solutions of Boca Raton, LLC became a wholly owned subsidiary of Solutions. Previously, it was reflected as a wholly owned subsidiary of Solutions Holding.

  Cinergy Solutions of Philadelphia, LLC, a Delaware company organized on May 11, 2001, was formed to manage, operate and maintain the steam and electric generation and distribution facilities located at the Philadelphia Naval Base Complex.

  CST Limited, LLC, a Delaware LLC organized on May 18, 2001, was formed to be the sole limited partner of CST Green Power L.P. of which it owns 99%.

  CST General, LLC a Texas LLC organized on May 22, 2001, was formed to be the sole general partner of CST Green Power L.P. of which it owns 1%.

  CST Green Power, L.P., a Delaware LP organized on May 23, 2001, was formed for the purpose of selling steam and electricity to BP Amoco in Texas. Also, CST Green Power, L.P. will operate and maintain existing facilities and construct and operate new cogeneration facilities at this location. CST Green Power, L.P. is owned 99% by CST Limited, LLC and 1% by CST General, LLC.

  During the second quarter of 2001, Green Power Holdings, LLC and subsidiaries became a direct subsidiary of CST Green Power, L.P. Previously, it was reflected as a subsidiary of Solutions Holding.

  South Houston Green Power, L.P., a Delaware LP which was acquired by Cinergy in 2001 (organized on December 19, 2000), was formed to operate and maintain existing cogeneration facilities and to construct, own and operate new cogeneration facilities in Texas City, Texas. South Houston Green Power, L.P. is owned 99% by Green Power Limited, LLC and 1% by Green Power G.P., LLC.

  CSGP of Southeast Texas, LLC, a Delaware LLC organized on February 22, 2001, was formed to provide operation and maintenance labor for CSGP Services, L.P. on behalf of South Houston Green Power, L.P.

  CSGP Limited, LLC, a Delaware LLC organized on April 5, 2001, was formed to be the sole limited partner of CSGP Services, L.P. of which it owns 99%.

  CSGP General, LLC, a Texas LLC organized on April 5, 2001, was formed to be the sole general partner of CSGP Services, L.P. of which it owns 1%.

  CSGP Services, L.P., a Delaware LP organized on April 6, 2001, was formed to provide operation and maintenance services to South Houston Green Power, L.P. CSGP Services, L.P. is owned 99% by CSGP Limited, LLC and 1% by CSGP General, LLC.

  Delta Township Utilities, LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on July 5, 2001), was formed to provide utility-related services to General Motor Corporation’s metal stamping facility located in Michigan.

  Trigen-Cinergy Solutions of San Diego LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on November 3, 1999), was formed to provide operation and maintenance utility-related services in the San Diego area.

  Trigen-Cinergy Solutions of the Southeast LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on November 19, 1999), was formed to construct, operate and maintain utility-related systems in the Jacksonville, Florida area.

  Environmental Wood Supply, LLC, a Minnesota LLC which was acquired by Cinergy in 2001 (organized on August 10, 2000), was formed to handle all fuel and fuel procurement-related costs for the St. Paul Cogeneration LLC.

  CGP Global Greece Holdings, SA, a Greece company organized August 10, 2001, was formed to indirectly hold Cinergy’s and its unaffiliated bid partner’s interest in the Attiki Gas Project. CGP Global Greece Holdings, SA is owned 99.9% by Global Power and 0.1% by Global Holdings with each owning 8,999 and 1 common shares, respectively.

  Attiki Denmark ApS, a Denmark company which was acquired by Cinergy in 2001 (organized on October 1, 2000), was formed to directly hold Cinergy’s and its unaffiliated partner’s interest in Attiki Gas Supply Company SA. Attiki Denmark ApS is owned 51% by CGP Global Greece Holdings, SA and 9% by Global Power with each owning 64,586,074 and 11,397,542 common shares, respectively.

  Attiki Gas Supply Company SA, a Greece company organized on November 2, 2001, was formed to supply and sell natural gas to consumers located within the geographical area of Attiki, which includes Athens, Greece.

  Chandler Wind Partners, LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on March 19, 1998), is a wind farm located in Chandler, Minnesota.

  eVent Resources Overseas I, LLC, a Delaware company organized on May 29, 2001, was formed to hold an investment in a Scottish-based manufacturer of certain power plant equipment.

  Foote Creek IV, LLC, a Delaware LLC which was acquired by Cinergy in 2001 (organized on October 25, 1999), is a wind farm located near Laramie, Wyoming.

  Cinergy Global Peetz Table I, Inc., a Delaware company organized on January 9, 2001, was formed to hold Cinergy's 100% interest in Ridge Crest Wind Partners, LLC.

  Cinergy Global Power 2 Limited, an English company which was acquired by Cinergy in 2001 (organized on October 5, 2000), was formed to develop foreign utility companies (FUCO) projects.

  Cinergy Renovables Ibericas, S.A. is owned 98.59% by Hydro B.V. and 1.40% by Cinergy Renovables Ibericas, S.A. with each owning 287,411 and 4,088 common shares, respectively.

  Valoritzacions Agroramaderes les Garrigues, S.L., a Spanish company which was acquired by Cinergy in 2001 (organized on March 14, 2000), was formed to build and operate a pig slurry plant in Spain. Valoritzacions Agroramaderes les Garrigues, S.L. is owned 19.93% by Age Inversiones en Medio Ambiente, S.L. and 17.58% by Cinergy Renovables Ibericas, S.A. with each owning 20,947 and 38,603 common shares, respectively.

  Cinergy Renovables Aragon, S.L., a Spanish company organized on November 6, 2001, was formed to develop, directly or indirectly, energy production projects and was formed to be a holding company for renewable projects in the Aragon area of Spain.

  San Juan de Bargas Eolica, S.L., a Spanish company organized on July 10, 2001, was formed to develop, directly or indirectly, energy production projects and develop a wind farm which belongs to General Eolica Aragonesa.

  Tratamiento y Generacion de Energia S.L., a Spanish company organized on July 30, 2001, was formed to build and operate a pig slurry plant in Spain.

  Generacion y Abastecimiento de Energia, S.L., a Spanish company organized on July 30, 2001, was formed to build and operate a pig slurry plant in Spain.

  Intercambio de Derivados Porcinos, S.L., a Spanish company which was acquired by Cinergy in 2001 (organized on May 22, 2000), was formed to build and operate a pig slurry plant in Spain.

  Aplicaciones Industriales de energies limpias, S.L., a Spanish company organized on July 30, 2001, was formed to build and operate a pig slurry plant in Spain.

  Cinergy Services Iberia, S.L., a Spanish company organized on October 9, 2001, was formed to provide services in the area of development and management to the subsidiaries of Cinergy Renovables Ibericas, S.A. and other third parties.

  During the second quarter of 2001, Desarrollos Eolico El Aguila, S.A. became a direct subsidiary of Cinergy Renovables Ibericas, S.A. Previously, it was reflected as a subsidiary of Cinergy 2 B.V.

  Elecdey Carcelen, S.A., a Spanish company which was acquired by Cinergy in 2001 (organized on December 14, 2000), is a wind farm under development in Spain.

  Enrega, S.L., a Spanish company organized on November 5, 2001, was formed to develop energy production projects.

  During the third quarter of 2001, Corporacion Eolica, S.L. became a direct subsidiary of EoloCrisa, S.L. Previously, it was reflected as a subsidiary of Cinergy Renovables Ibericas, S.A.

  During the second quarter of 2001, Northeolic Pico Gallo, S.L. became a direct subsidiary of Cinergy Renovables Ibericas, S.A. Previously, it was reflected as a subsidiary of Cinergy 2 B.V.

  Procrisa Servicios, S.L., a Spanish company organized on December 21, 2001, was formed to operate the Northeolic Pico Gallo, S.L. wind farm in Spain.

  Promociones y Servicios Hidraulicos, S.A., a Spanish company which was acquired by Cinergy in 2001 (organized on February 23, 1990), was formed to build and operate a minihydro.

  Tractments de Juneda, SA is owned 15% by Cinergy Renovables Ibericas, S.A. and 8.14% by Age Inversiones with each owning 91,500 and 49,654 common shares, respectively.

  Baghabari Power Company Limited is owned 50% by Baghabari I B.V. and 50% by Baghabari II B.V. with both owning two common shares each.

  Powermid No. 1 is owned 50% by Global Power and 50% by Cinergy Zambia B.V. with both owning one common share each.

  eVent (Triple Point) LLC, a Delaware LLC was acquired by Cinergy in 2001 (organized on December 13, 2000), is an Exempt Telecommunication Company.

  emPowerNET, LLC, a Delaware LLC organized on March 13, 2001, was formed to develop certain new hosted technology services and products that enable operational efficiency and enhance competitive position for customers in the gas and electricity distribution industry.

  Pentech Solutions, Inc., a Delaware company which was acquired in 2001 (organized on November 19, 1990), was formed to develop hardware and software to remotely monitor and manage HVAC and distributed generation equipment.

  Kreiss Johnson Technologies, Inc., a California company which was acquired in 2001 (organized on July 28, 1993), was formed to develop scalable power systems analysis software and integration systems for various uses.

  Catalytic Solutions, Inc., a California company which was acquired in 2001 (organized on January 31, 1996), was formed to develop alternative emissions control technology.

  Izoic, Inc., a Delaware company which was acquired on 2001 (organized on December 22, 1999), was formed to develop software for managing and protecting infrastructure assets owned by various companies.

  Cinergy Origination & Trade, LLC, a Delaware LLC organized on October 19, 2001, was formed to trade and market electric power, natural gas, environmental emissions allowances, coal, other energy and energy-related products and services.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

For the year ended December 31, 2001, there were no acquisitions or sales by any system company of utility assets (in service or under construction) involving a consideration of more than one million dollars.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                                                    Principal Amount
                                             Name of                or Stated Value
                                          Company Issuing,          ----------------
               Name of Issuer            Selling, Pledging,              Pledged,                              Commission
                     and                  Guaranteeing, or     Issued   Guaranteed,  Date of                  Authorization
               Title of Issue            Assuming Securities  and Sold  or Assumed Transaction Proceeds       or Exemption
               --------------            -------------------  --------  ---------- ----------- --------       ------------
                                                                 (in thousands)              (in thousands)
PSI

First Mortgage Bond Series EEE,                    PSI          $325,000     -       6/22/01   $322,471   Rule 52 (See certificate
  6.65% with a due date of June 15, 2006                                                                  of notification on form
                                                                                                          U-6B-2 filed on
                                                                                                          July 6, 2001.)

CG&E

Series A, 2001 Ohio Air Quality Development       CG&E          $ 12,100     -       8/1/01    $ 12,086   Rule 52 (See certificate
  Authority Air Quality Development                                                                       of notification on form
  Revenue Bonds, due August 1, 2033                                                                       U-6B-2 filed on
                                                                                                          September 6, 2001.)

Global Resources

Fixed interest rates ranging between        Global Resources    $ 14,120     -       10/5/00   $ 14,120   Rule 52
  9.423% and 9.911% maturing September
  2010 to September 2019

Fixed interest rate of 11.5%, maturing      Global Resources    $ 17,850     -       11/15/01  $ 17,850   Rule 52
   December 2023 to March 2025                                                       12/21/01

Variable interest rate of the Euro
   Inter-Bank Offered Rate plus 1.2%,       Global Resources    $ 52,274     -       11/20/01  $ 52,274   Rule 52
   maturing November 2016

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                              Name of Company
                                                 Acquiring,     Number of  Principal             Extinguished (E) or   Commission
                                               Redeeming, or     Shares     Amount               Held for Further     Authorization
   Name of Issuer and Title of Issue        Retiring Securities Redeemed   Retired  Consideration Disposition (D)      or Exemption
   ---------------------------------        ------------------- ---------  -------- ------------- ---------------      ------------
                                                                           (in thousands)

PSI

Secured Medium-term Notes
     8.22 % to 8.47 % MTN Series A due
       November 1, November 8, and
       November 15, 2001                             PSI             -      $18,500       -             E                Rule 42

Other Long-term Debt
     6.00% Debentures due December 14, 2016          PSI             -       50,000       -             E                Rule 42

     6.00% Rural Utilities Service Obligation        PSI             -          923       -             E                Rule 42

     Series 1994 A Promissory Note                   PSI             -       19,825       -             E                Rule 42
       Non-Interest due January 3, 2001

Lawrenceburg

Other Long-term Debt
     93/4% Debentures due October 1, 2001       Lawrenceburg         -        1,200       -             E                Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1.  Securities of investments operating in the retail service area:

                    Aggregate Amount of
             Investments in Persons (entities)  Number of
  Name of           Operating in Retail          Persons
  Company          Service Area of Owner       (Entities)                          Description of Persons (Entities)
  -------          ---------------------       ----------                          ---------------------------------
                     (in thousands)
                       $                                   Limited partnerships which own, rehabilitate, and maintain apartment
 CG&E                      60                       3      buildings for low income housing.

                                                           Limited partnerships which invest in small and minority-or female-owned
 CG&E                     103                       2      businessess.

 CG&E                      15                       2      Community improvement fund.

 ULH&P                      2                       2      Economic development.

                                                           Limited partnerships which make long-term investments in Indiana and
 PSI                    2,109                       3      other Midwestern businesses.

 PSI                      525                       1      Limited partnership which invests in start-up companies.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2.  Securities not included in Item 5, No. 1:

 Name of                 Name of              Description      Number of       % of           Nature of                  Owner's
 Company                  Issuer              of Security        Shares    Voting Power       Business                  Book Value
 -------                  ------              -----------        ------    ------------       --------                  ----------
                                                                                                                      (in thousands)

CG&E           Ohio Valley Electric
               Corporation                    Common Stock         9,000        9%          Public Utility Company        $   900

                                              Limited                                       Shopping Mall in
PSI            Circle Center Mall             Partnership            N/A        N/A         Indianapolis, IN                2,167

                                                                                            Invests in
PSI            Lynx Capital Corp.             Stock                   25        4.90%       minority-owned businesses         127

                                                                                            Invests in
                                                                                            energy-related
Ventures       Nth Power Technology Fund I    Limited partner        N/A        N/A         technology companies           10,969

                                                                                            Invests in
Ventures       Nth Power Technology                                                         energy-related
               Fund II, L.P.                  Limited partner        N/A        N/A         technology companies            5,000

                                              Convertible                                   Zinc-air fuel cell
Ventures       Metallic Power, Inc.           Preferred Stock    909,091        4.91%       manufacturer                    2,500

                                              Convertible                                   Internet based energy
Ventures       Enermetrix                     Preferred Stock  1,500,000        4.30%       exchange software              15,000

                                              Convertible                                   Distribution network
Ventures       Configured Energy Systems      Preferred Stock  1,181,697        8.30%       management software            11,501

                                                                                            General Venture Capital
Ventures       Blue Chip Capital Fund III     Limited Partner        N/A        N/A         Fund                           11,295

                                              Convertible
Ventures       SmartSynch                     Preferred Stock  3,846,346        7.40%       Real-time smart-metering        3,500

Cinergy                                                                                     Internet based
e-Supply       E-Consortium                   Preferred Stock    443,921        4.58%       technology company              5,838

                                                                                            Invests in significant
                                                                                            local development
Ventures       Cincinnati Equity Fund         Limited Partner        N/A        N/A         projects                        6,176

                                                                                            Spanish holding company
Age                                                                                         for Rubi Tractament
Inversiones    Agrupacion Rubi, SA            Common Stock         1,944        7.2%        Termic Eficient, SA               193

                                                                                            Sludge conversion
                                                                                            facility which treats
                                                                                            the waste from water
                                                                                            purification and
Age            Rubi Tractament                                                              generates 7 MW of
Inversiones    Termic Eficient,SA             Common Stock         1,944        5.76%       electricity in Spain               74

Age                                                                                         Formed for project
Inversiones    Energetica Mataro, SA          Common Stock            72        7.2%        development in Spain              199

Age            Societat Anomima de                                                          Pig slurry plant under
Inversiones    Valoritzacions Agroramaderes   Common Stock        49,764        8.28%       development in Spain              234

                                                                                            Energy development
                                                                                            company in Spain which
Cinergy                                                                                     was acquired to obtain
Renovables                                                                                  its preferential rights
Aragon, S.L.   General Eolica Aragonesa, SA   Common Stock           140        5%          to develop wind farms              23

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2001

PART I

                                                                 POSTION HELD AT
NAME (ADDRESS)                                                 DECEMBER 31, 2001

Cinergy

Jackson H. Randolph (a)                                           D
James E. Rogers (a)                                               D, CB, P, CEO
James K. Baker (c)                                                D
Michael G. Browning (d)                                           D
Phillip R. Cox (e)                                                D
John A. Hillenbrand II (g)                                        D
George C. Juilfs (h)                                              D
Thomas E. Petry (j)                                               D
Mary L. Schapiro (u)                                              D
John J. Schiff, Jr. (k)                                           D
Philip R. Sharp (l)                                               D
Dudley S. Taft (n)                                                D
Michael J. Cyrus (a)                                              D
R. Foster Duncan (a)                                              EVP, CFO
William J. Grealis (a)                                            EVP
Larry E. Thomas (d)                                               EVP
James L. Turner (a)                                               EVP
John Bryant (x)                                                   VP
J. Joseph Hale, Jr. (a)                                           VP
M. Stephen Harkness (a)                                           VP
Donald B. Ingle, Jr. (a)                                          VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, AS
Timothy J. Verhagen (a)                                           VP
Charles J. Winger (a)                                             VP
Julia S. Janson (a)                                               S
Wendy L. Aumiller (a)                                             ACT

CC Funding Trust I

CC Funding Trust I is a business trust formed under the Delaware  Business Trust
Act effective November 27, 2001, which has no officers or directors.

Services

James E. Rogers (a)                                               D, CB, P, CEO
Michael J. Cyrus (a)                                              D, EVP
R. Foster Duncan (a)                                              D, EVP, CFO
William J. Grealis (a)                                            D, EVP
Larry E. Thomas (d)                                               D, EVP
Todd W. Arnold (a)                                                VP
Russell K. Campbell (a)                                           VP
Douglas F. Esamann (d)                                            VP
Gregory C. Ficke (a)                                              VP
Caryn J. Griffith (a)                                             VP
J. Joseph Hale, Jr. (a)                                           VP
M. Stephen Harkness (a)                                           VP
Donald B. Ingle, Jr. (a)                                          VP
Ronald R. Jackups (a)                                             VP
Paul E. King (f)                                                  VP
J. Thomas Mason (f)                                               VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Ronald R. Monson (a)                                              VP
Leigh J. Pefley (a)                                               VP
John C. Procario (a)                                              VP
Barry E. Pulskamp (f)                                             VP
Leonard C. Randolph (a)                                           VP
Bernard F. Roberts (a)                                            VP, C
John J. Roebel (a)                                                VP
Sherrie N. Rutherford (a)                                         VP
Jim L. Stanley (a)                                                VP
John P. Steffen (a)                                               VP
Joseph W. Toussaint (f)                                           VP
James L. Turner (a)                                               VP
William F. Tyndall (a)                                            VP
Jerome A. Vennemann (a)                                           VP, GC, S
Timothy J. Verhagen (a)                                           VP
Arturo Vivar (v)                                                  VP
Patricia K. Walker (a)                                            VP
P. Craig Weida (a)                                                VP
James H. Willis (a)                                               VP
Charles J. Winger (a)                                             VP
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Ronald J. Brothers (b)                                            AS
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CG&E

James E. Rogers (a)                                               D, CB, CEO
R. Foster Duncan (a)                                              D, EVP, CFO
James L. Turner (a)                                               D, VP
Larry E. Thomas (d)                                               EVP
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
Michael J. Cyrus (a)                                              EVP
William J. Grealis (a)                                            EVP
J. Joseph Hale, Jr. (a)                                           VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Julia S. Janson (a)                                               AS, SC

Cinergy Power Investments, Inc.

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, P
R. Foster Duncan (a)                                              D, EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (a)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bernard F. Roberts (a)                                            VP, C
Joseph W. Toussaint (f)                                           VP
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CPI Allowance Management, LLC

James E. Rogers (a)                                               BM
Michael J. Cyrus (a)                                              BM, P
R. Foster Duncan (a)                                              BM, EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
Robert C. McCarthy (a)                                            VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CPI Investments, LLC

James E. Rogers (a)                                               BM
R. Foster Duncan (a)                                              BM
Andrew Panaccione (aaaa)                                          BM
Michael G. Morgan (aaaa)                                          P
Jerome A. Vennemann (a)                                           S

ULH&P

James E. Rogers (a)                                               D, CB, CEO
R. Foster Duncan (a)                                              D, EVP, CFO
James L. Turner (a)                                               D, VP
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
Michael J. Cyrus (a)                                              EVP
William J. Grealis (a)                                            EVP
J. Joseph Hale, Jr. (a)                                           Vp
Bernard F. Roberts (a)                                            vp, C
Jerome A. Vennemann (a)                                           vp, GC, S
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Tri-State Improvement Company

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
James L. Turner (a)                                               D
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Kimberly S. Carlson (a)                                           AC

Lawrenceburg Gas Company

James E. Rogers (a)                                               D, CB, CEO
Vincent E. Andres (a)                                             D
Bernard L. Huff (a)                                               D
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
J. Joseph Hale, Jr. (a)                                           VP
Michael J. Cyrus (a)                                              EVP
R. Foster Duncan (a)                                              EVP, CFO
William J. Grealis (a)                                            EVP
Bernard F. Roberts (a)                                            VP, C
James L. Turner (a)                                               VP
Jerome A. Vennemann (a)                                           VP, GC, S
Ronald J. Brothers (b)                                            AS
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Miami Power Corporation

James E. Rogers (a)                                               D, CB, CEO
Vincent E. Andres (a)                                             D
Bernard L. Huff (a)                                               D
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
Michael J. Cyrus (a)                                              EVP
R. Foster Duncan (a)                                              EVP, CFO
William J. Grealis (a)                                            EVP
J. Joseph Hale, Jr. (a)                                           VP
Bernard F. Roberts (a)                                            VP, C
James L. Turner (a)                                               VP
Jerome A. Vennemann (a)                                           VP, GC, S
Ronald J. Brothers (b)                                            AS
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

KO Transmission

James E. Rogers (a)                                               D, CB, CEO
R. Foster Duncan (a)                                              D, EVP, CFO
James L. Turner (a)                                               D, VP
Gregory C. Ficke (a)                                              P
Wendy L. Aumiller (a)                                             ACT
Michael J. Cyrus (a)                                              EVP
William J. Grealis (a)                                            EVP
J. Joseph Hale, Jr. (a)                                           VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

PSI

James E. Rogers (a)                                               D, CB, CEO,
James K. Baker (c)                                                D
Michael G. Browning (d)                                           D
John A. Hillenbrand II (g)                                        D
Larry E. Thomas (d)                                               D, VCB
Michael J. Cyrus (a)                                              EVP
Douglas F. Esamann (d)                                            P
R. Foster Duncan (a)                                              EVP, CFO
William J. Grealis (a)                                            EVP
J. Joseph Hale, Jr. (a)                                           VP
Bernard F. Roberts (a)                                            VP, C
James L. Turner (a)                                               VP
Jerome A. Vennemann (a)                                           VP, GC, AS
Julia S. Janson (a)                                               S
Wendy L. Aumiller (a)                                             ACT

South Construction Company, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Larry E. Thomas (d)                                               D
Douglas F. Esamann (d)                                            P
Wendy L. Aumiller (a)                                             ACT
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS
John B. Scheidler (b)                                             AS

Investments

James E. Rogers (a)                                               D, CB, P, CEO
Michael J. Cyrus (a)                                              D, EVP
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy-Cadence, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, P
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cadence Network

Donald B. Ingle, Jr. (a)                                          BM
William Doyle (rrr)                                               BM
Janice Case (sss)                                                 BM
Jeff Lieberman (rrr)                                              BM
Glenn Osmond (ttt)                                                BM
Doug Jaeger (uuu)                                                 BM
Madeleine Ludlow (e)                                              BM, P, CEO
Jeffrey Hart (e)                                                  VP
Peter McKnight (e)                                                VP
Tony Collins (e)                                                  VP
Susan Auel (e)                                                    VP

Capital & Trading

James E. Rogers (a)                                               D, CB, CEO
Michael J. Cyrus (a)                                              D, P
R. Foster Duncan (a)                                              D, EVP
Lance A. Bakrow (m)                                               VP
M. Stephen Harkness (a)                                           VP, COO, CFO
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (a)                                            VP
Barry E. Pulskamp (f)                                             VP
Bernard F. Roberts (a)                                            VP, C
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Douglas C. Taylor (f)                                             VP
Joseph W. Toussaint (f)                                           VP
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Brownsville Power I, LLC

Michael J. Cyrus (a)                                              P, MM
Douglas F. Esamann (a)                                            VP
Arturo Vivar (v)                                                  VP
R. Foster Duncan (a)                                              VP
Paul E. King (f)                                                  VP
Robert C. McCarthy (f)                                            VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS
Wendy L. Aumiller (a)                                             AT

Caledonia Power I, LLC

Michael J. Cyrus (a)                                              P, MM
Douglas F. Esamann (a)                                            VP
Arturo Vivar (v)                                                  VP
R. Foster Duncan (a)                                              VP
Paul E. King (f)                                                  VP
Robert C. McCarthy (f)                                            VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS
Wendy L. Aumiller (a)                                             AT

CinCap-Chippewa, LLC

Michael J. Cyrus (a)                                              P, MM
M. Stephen Harkness (a)                                           VP
Douglas F. Esamann (d)                                            VP
R. Foster Duncan (a)                                              VP
Arturo Vivar (v)                                                  VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS

CinCap–Martinsville, LLC

Michael J. Cyrus (a)                                              P, MM
Lance A. Bakrow (m)                                               VP
Douglas F. Esamann (d)                                            VP
Arturo Vivar (v)                                                  Vp
Charles J. Winger (a)                                             vp
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS

CinCap-Oraville, LLC

Michael J. Cyrus (a)                                              P, MM
Douglas F. Esamann (d)                                            VP
R. Foster Duncan (a)                                              VP
Arturo Vivar (v)                                                  VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             AT
Julia S. Janson (a)                                               AS

CinCap PIC, LLC

Michael J. Cyrus (a)                                              P, MM
Robert C. McCarthy (f)                                            VP CRO
R. Foster Duncan (a)                                              EVP, CFO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Paul E. King (f)                                                  VP
Douglas C. Taylor (f)                                             VP
Joseph W. Toussaint (f)                                           VP
Timothy J. McCabe (f)                                             VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinPeak Resources, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP, CFO
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinCap IV, LLC

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           ac
Julia S. Janson (a)                                               AS

CinCap V, LLC

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinCap VIII

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinCap VII, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
Jerome A. Vennemann (a)                                           VP, S
Bernard F. Roberts (a)                                            VP, C
M. Stephen Harkness (a)                                           VP, COO, CFO
Lance A. Bakrow (m)                                               VP
Paul E. King (f)                                                  VP
J. Thomas Mason (f)                                               VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce A. Sukaly (v)                                               VP
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

CinCap Madison, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
Lance A. Bakrow (m)                                               VP
M. Stephen Harkness (a)                                           VP, COO, CFO
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinCap IX, LLC

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinCap X, LLC

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CinPower I, LLC

Michael J. Cyrus (a)                                              P, MM
Lance Bakrow (m)                                                  VP
M. Stephen Harkness (a)                                           VP, COO, CFO
R. Foster Duncan (a)                                              EVP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Joseph W. Toussaint (f)                                           VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Canada, Inc.

Michael J. Cyrus (a)                                              D, P
Clifford D. Johnson (iii)                                         D
Randall F. Bevis (v)                                              VP, gc, as
John S. Daly (v)                                                  VP
R. Foster Duncan (a)                                              VP
Douglas F. Esamann (d)                                            VP, CFO
L.D. Hollingsworth (v)                                            VP
Timothy J. McCabe (f)                                             EVP
Robert C. McCarthy (f)                                            VP, CRO
Douglas N. Schantz (v)                                            VP
Bruce A. Sukaly (v)                                               VP
Joseph W. Toussaint (f)                                           EVP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             AT

Cinergy Limited Holdings, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
Joseph W. Toussaint (f)                                           EVP
Bruce A. Sukaly (v)                                               SVP
John S. Daly (v)                                                  VP
Douglas N. Schantz (v)                                            VP
M. Stephen Harkness (a)                                           VP, CFO
Randall F. Bevis (v)                                              VP, GC, AS
L. D. Hollingsworth (v)                                           VP
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Douglas C. Taylor (f)                                             VP
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

Cinergy General Holdings, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
Joseph W. Toussaint (f)                                           EVP
Bruce A. Sukaly (v)                                               SVP
John S. Daly (v)                                                  VP
Douglas N. Schantz (v)                                            VP
M. Stephen Harkness (a)                                           VP, CFO
Randall F. Bevis (v)                                              VP, GC, AS
L. D. Hollingsworth (v)                                           VP
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Douglas C. Taylor (f)                                             VP
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

Marketing & Trading

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
Joseph W. Toussaint (f)                                           EVP
Bruce A. Sukaly (v)                                               SVP
John S. Daly (v)                                                  VP
Douglas N. Schantz (v)                                            VP
M. Stephen Harkness (a)                                           VP, CFO
Randall F. Bevis (v)                                              VP, GC, AS
L. D. Hollingsworth (v)                                           VP
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Douglas C. Taylor (f)                                             VP
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

Cinergy Propane, LLC

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP, CFO
Timothy J. McCabe (f)                                             EVP
Joseph W. Toussaint (f)                                           EVP
Randall F. Bevis (v)                                              VP, GC, AS
John S. Daly (v)                                                  VP
L. D. Hollingsworth (v)                                           VP
Robert C. McCarthy (f)                                            VP, CRO
Bernard F. Roberts (a)                                            VP, C
Douglas N. Schantz (v)                                            VP
Bruce A. Sukaly (v)                                               VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Retail Power Limited, Inc.

Michael J. Cyrus (a)                                              P
R. Foster Duncan (a)                                              EVP
Joseph W. Toussaint (f)                                           VP
Douglas N. Schantz (v)                                            VP
Bruce A. Sukaly (v)                                               VP
M. Stephen Harkness (a)                                           VP, COO, CFO
Robert C. McCarthy (f)                                            VP, CRO
Douglas C. Taylor (f)                                             VP
Jerome A. Vennemann (a)                                           VP, S
Bernard F. Roberts (a)                                            VP, C
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS
Wendy L. Aumiller (a)                                             ACT

Cinergy Retail Power General, Inc.

Michael J. Cyrus (a)                                              P
R. Foster Duncan (a)                                              EVP
Joseph W. Toussaint (f)                                           VP
Douglas N. Schantz (v)                                            VP
Bruce A. Sukaly (v)                                               VP
M. Stephen Harkness (a)                                           VP, COO, CFO
Robert C. McCarthy (f)                                            VP, CRO
Douglas C. Taylor (f)                                             VP
Jerome A. Vennemann (a)                                           VP, S
Bernard F. Roberts (a)                                            VP, C
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS
Wendy L. Aumiller (a)                                             ACT

Cinergy Retail Power, L.P.

Cinergy  Retail Power,  L.P.  management  is controlled by Cinergy  Retail Power
General, Inc. Refer to Cinergy Retail Power General, Inc. for a list of officers and directors.

ENCOAL OPCO, LLC

Michael J. Cyrus (a)                                              P, SM
Barry E. Pulskamp (f)                                             VP
R. Foster Duncan (a)                                              VP
Douglas F. Esamann (d)                                            VP
Paul E. King (f)                                                  VP
Arturo Vivar (v)                                                  VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             AT
Julia S. Janson (a)                                               AS

Cinergy Transportation, LLC

Michael J. Cyrus (a)                                              P, MM
Randal F. Bevis (v)                                               VP
M. Stephen Harkness (a)                                           VP, COO, CFO
Timothy J. McCabe (f)                                             VP
R. Foster Duncan (a)                                              EVP
Robert C. McCarthy (f)                                            VP
Joseph W. Toussaint (f)                                           VP
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Barry E. Pulskamp (f)                                             VP
John J. Roebel (a)                                                VP
Bruce Sukaly (v)                                                  VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

SYNCAP II, LLC

Michael J. Cyrus (a)                                              P, MM
Douglas F. Esamann (d)                                            VP
Paul E. King (f)                                                  VP
J. Thomas Mason (f)                                               VP
Daniel L. Rimstidt (f)                                            VP
Arturo Vivar (v)                                                  VP
Charles J. Winger (a)                                             VP
Bernard F. Roberts (a)                                            C
Wendy L. Aumiller (a)                                             AT
Jerome A. Vennemann (a)                                           S
Douglas C. Taylor (f)                                             AS

Cinergy Telecommunications Holding Company, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, P
Stephen P. Biggerstaff (b)                                        VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Q-Comm Corporation

Albert E. Cinelli (ppp)                                           D, CB
John P. Cinelli (qqq)                                             D, P
John C. Greenbank (qqq)                                           D, EVP
Cole Hawks (ppp)                                                  S
Donald B. Ingle, Jr. (a)                                          D
Rob Lutz (a)                                                      D
Lohn Weber (ppp)                                                  VP, CFO, T
Allen Walbert III (ppp)                                           VP

Lattice Communications, LLC

R. Dean Meiszer (vvv)                                             D, CEO
Stephen E. Kaufmann (vvv)                                         CFO, AS
Mark C. Bissinger (www)                                           S
Benjamin Diebach (vvv)                                            D
Felicia A. Ferguson (a)                                           D
Donald B. Ingle, Jr. (a)                                          D
David Brown (vvv)                                                 D

Cinergy Engineering, Inc.

Jackson H. Randolph (a)                                           D
James E. Rogers (a)                                               D
Scott A. Haag (f)                                                 D
Barry E. Pulskamp (f)                                             D
John J. Roebel (a)                                                D
Donald B. Ingle, Jr. (a)                                          P
Charles J. Winger (a)                                             VP
Felicia A. Ferguson (a)                                           VP
Bernard F. Roberts (a)                                            C
Wendy L. Aumiller (a)                                             AT
Douglas C. Taylor (f)                                             AS
Jerome A. Vennemann (a)                                           S

Cinergy-Centrus, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, P
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy-Centrus Communications, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, P
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Solutions Holding

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, P
R. Foster Duncan (a)                                              D, EVP
M. Stephen Harkness (a)                                           vp, COO, CFO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, C
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

1388368 Ontario Inc.

David M. Armstrong                                                D
Donald B. Ingle, Jr.                                              D
Leland D. Smith III (a)                                           P, CEO
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             ACT

3036243 Nova Scotia Company

Donald B. Ingle, Jr. (a)                                          D, P
Jerome A. Vennemann (a)                                           D, S
Wendy L. Aumiller (a)                                             ACT
Leland D. Smith III (a)                                           D

Cinergy Solutions Limited Partnership

Cinergy  Solutions  Limited  Partnership  management  is  controlled  by 1388368
Ontario Inc. Refer to 1388368 Ontario Inc. for a list of officers and directors.

Vestar, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, VP
Donald B. Ingle, Jr. (a)                                          D, CEO
Leland D. Smith (a)                                               P
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Anna M. Allen (a)                                                 CFO
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

Vestar Limited

David M. Armstrong (a)                                            D
Donald B. Ingle, Jr. (a)                                          D
Leland D. Smith (a)                                               P, CEO
R. Foster Duncan (a)                                              VP
Jerome A. Vennemann (a)                                           S
Anna M. Allen (a)                                                 CFO
Wendy L. Aumiller (a)                                             ACT

Keen Rose Technology Group Limited

David M. Armstrong (a)                                            D
Donald B. Ingle, Jr. (a)                                          D
Leland D. Smith (a)                                               P, CEO
R. Foster Duncan (a)                                              VP
Jerome A. Vennemann (a)                                           S
Anna M. Allen (a)                                                 CFO
Wendy L. Aumiller (a)                                             ACT

Optimira Controls, Inc.

Jeffrey Volkers (a)                                               D, P
David M. Armstrong (a)                                            D
Donald B. Ingle, Jr. (a)                                          D
Leland D. Smith (a)                                               CEO
R. Foster Duncan (a)                                              VP
Jerome A. Vennemann (a)                                           S
Anna M. Allen (a)                                                 CFO
Wendy L. Aumiller (a)                                             ACT

Cinergy EPCOM

Michael J. Cyrus (a)                                              P, SM
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Ronald J. Brothers (b)                                            AS
Julia S. Janson (a)                                               AS

Cinergy EPCOM College Park, LLC

Michael J. Cyrus (a)                                              P, SM
R. Foster Duncan (a)                                              EVP
Douglas F. Esamann (a)                                            VP
M. Stephen Harkness (a)                                           VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             AT
Ronald J. Brothers (b)                                            AS
Julia S. Janson (a)                                               AS

Solutions

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, CEO
R. Foster Duncan (a)                                              D, EVP
M. Stephen Harkness (a)                                           P, COO
J. Daniel Mahan (b)                                               VP
Charles M. O'Donnell (a)                                          VP
Donna L. Robichaud (a)                                            VP
Allan S. Sears (a)                                                VP
Jeremiah J. Sullivan (b)                                          VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS
Ronald J. Brothers (b)                                            AS

BSPE Holdings, LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (jjjj)                                            AR
Kevin Casey (s)                                                   AR

BSPE Limited, LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (jjjj)                                            AR
Kevin Casey (s)                                                   AR

BSPE General, LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (jjjj)                                            AR
Kevin Casey (s)                                                   AR

BSPE, L.P.

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (jjjj)                                            AR
Kevin Casey (s)                                                   AR

Cinergy Energy Solutions, Inc.

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, CEO
R. Foster Duncan (a)                                              D, EVP
M. Stephen Harkness (a)                                           P, COO
J. Daniel Mahan (b)                                               VP
Charles M. O'Donnell (a)                                          VP
Donna L. Robichaud (a)                                            VP
Allan S. Sears (a)                                                VP
Jeremiah J. Sullivan (b)                                          VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Ronald J. Brothers (b)                                            AS
Julia J. Janson (a)                                               AS

U.S. Energy Biogas Corporation

Goran Mornhed (hhhh)                                              D, CEO
M. Stephen Harkness (a)                                           D
Robert Benson (hhhh)                                              D, T
Henry Schneider (hhhh)                                            D
Barbara Farr (hhhh)                                               D, S
Michael J. Carolan (hhhh)                                         P
Richard J. Augustine (hhhh)                                       VP
Kimberly Stomper (hhhh)                                           CFO
Donna M. Ryder (hhhh)                                             AT
Mary Lou Kachnowski (hhhh)                                        AS

Cinergy GASCO Solutions, LLC

Michael J. Cyrus (a)                                              CEO, SM
M. Stephen Harkness (a)                                           P, COO
R. Foster Duncan (a)                                              EVP, CFO
J. Daniel Mahan (b)                                               VP
Charles M. O'Donnell (a)                                          VP
Donna L. Robichaud (a)                                            VP
Allan S. Sears (a)                                                VP
Jeremiah J. Sullivan (b)                                          VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Ronald J. Brothers (b)                                            AS
Julia S. Janson (a)                                               AS

Countryside Landfill Gasco., L.L.C.

Countryside  Landfill Gasco.,  L.L.C. is manager-managed and has no officers and directors.

Morris Gasco, L.L.C.

Morris Gasco, L.L.C. is manager-managed and has no officers and directors.

Brown County Landfill Gas Associates, L.P.

Brown  County  Landfill  Gas  Associates,  L.P.  is  manager-managed  and has no officers and directors.

Cinergy Solutions of Boca Raton, LLC

Michael J. Cyrus (a)                                              CEO, SM
M. Stephen Harkness (a)                                           P, COO
R. Foster Duncan (a)                                              EVP, CFO
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Solutions of Philadelphia, LLC

Michael J. Cyrus (a)                                              CEO, SM
M. Stephen Harkness (a)                                           P, COO
R. Foster Duncan (a)                                              EVP, CFO
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Raymond J. McCaffrey (o)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Solutions Partners, LLC

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, CEO
R. Foster Duncan (a)                                              D, EVP
M. Stephen Harkness (a)                                           P, COO
J. Daniel Mahan (b)                                               VP
Charles M. O'Donnell (a)                                          VP
Donna L. Robichaud (a)                                            VP
Allan S. Sears (a)                                                VP
Jeremiah J. Sullivan (b)                                          VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS
Ronald J. Brothers (b)                                            AS

CST Limited, LLC

Michael J. Cyrus (a)                                              CEO, SM
M. Stephen Harkness (a)                                           P, COO
R. Foster Duncan (a)                                              EVP, CFO
G. Roger Daniel (a)                                               VP
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CST General, LLC

Michael J. Cyrus (a)                                              CEO, SM
M. Stephen Harkness (a)                                           P, COO
R. Foster Duncan (a)                                              EVP, CFO
G. Roger Daniel (a)                                               VP
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CST Green Power, L.P.

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (v)                                               AR
Kevin Casey (v)                                                   AR

Green Power Holdings, LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (v)                                               AR
Kevin Casey (v)                                                   AR

Green Power G.P., LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (v)                                               AR
Kevin Casey (v)                                                   AR

Green Power Limited, LLC

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (v)                                               AR
Kevin Casey (v)                                                   AR

South Houston Green Power, L.P.

M. Stephen Harkness (a)                                           AR
G. Roger Daniel (a)                                               AR
David A. Powell (v)                                               AR
Kevin Casey (v)                                                   AR

CSGP of Southeast Texas, LLC

Michael J. Cyrus (a)                                              CEO, SM
Barry E. Pulskamp (f)                                             P
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
David A. LeDonne (s)                                              VP
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CSGP Limited, LLC

M. Stephen Harkness (a)                                           VP, MM
Barry E. Pulskamp (f)                                             P
David A. LeDonne (s)                                              VP
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS

CSGP General, LLC

Michael J. Cyrus (a)                                              CEO, SM
Barry E. Pulskamp (f)                                             P
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
David A. LeDonne (s)                                              VP
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

CSGP Services, L.P.

Michael J. Cyrus (a)                                              CEO, SM
Barry E. Pulskamp (f)                                             P
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
David A. LeDonne (s)                                              VP
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Lansing Grand River Utilities, LLC

M. Stephen Harkness (a)                                           P, COO, SM
Michael J. Cyrus (a)                                              CEO
R. Foster Duncan (a)                                              EVP, CFOo
Bernard F. Roberts (a)                                            VP, C
Jeremiah J. Sullivan (b)                                          VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Oklahoma Arcadian Utilities, LLC

M. Stephen Harkness (a)                                           CM, P
John T. Lucey, Jr. (aaa)                                          VCM, VP
Charles M. O'Donnell (a)                                          BM, VP
Dennis A. Faust (aaa)                                             BM
Chibby Alloway (aaa)                                              BM
Wilfrid Petrie (ccc)                                              BM
Jerome A. Vennemann (a)                                           S
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Wendy L. Aumiller (a)                                             ACT

Shreveport Red River Utilities, LLC

M. Stephen Harkness (a)                                           BM, P
John T. Lucey, Jr. (aaa)                                          BM, VP
Charles M. O'Donnell (a)                                          BM, VP
Dennis A. Faust (aaa)                                             BM
Robert W. Dohoney (aaa)                                           BM
Wilfrid Petrie (ccc)                                              BM
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS
Vincent J. Farago (ccc)                                           AS
Wendy L. Aumiller (a)                                             ACT

Cinergy Solutions of Tuscola, Inc.

James E. Rogers (a)                                               D
Donald B. Ingle, Jr. (a)                                          D
Charles J. Winger (a)                                             D
Michael J. Cyrus (a)                                              P
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
Paul E. King (f)                                                  VP
Bernard F. Roberts (a)                                            VP, C
Wendy L. Aumiller (a)                                             ACT
Jerome A. Vennemann (a)                                           VP, S
Julia S. Janson (a)                                               AS
Kimberly S. Carlson (a)                                           AC

Delta Township Utilities, LLC

Steven G. Smith (ccc)                                             CM, EVP, COO
M. Stephen Harkness (a)                                           VCM, P, CEO
James E. Rogers (a)                                               BM
Michael J. Cyrus (a)                                              BM
Richard E. Kessel (ccc)                                           BM
Wilfrid Petrie (ccc)                                              BM
Charles M. O'Donnell (a)                                          VP
Wendy L. Aumiller (a)                                             AT
Stephen T. Ward (ccc)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S

Energy Equipment Leasing LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Vincent J. Farago (ccc)                                           AS
Wendy L. Aumiller (a)                                             AT
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Ashtabula LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Kevin L. Hooker (a)                                               VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Baltimore LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Charles L. Abbott (bbb)                                           VP
Donald R. Snider (f)                                              VP
Thomas Buchanan (bbb)                                             VP
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T
Michelle Adams (bbb)                                              AT
Bruce McCormick (bbb)                                             AT

Trigen-Cinergy Solutions of Boca Raton, LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Kurt Vatsvog (a)                                                  VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Cincinnati LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Kevin A. Bright (a)                                               VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of College Park, LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Charles L. Abbott (bbb)                                           VP
Thomas Buchanan (bbb)                                             VP
Donald R. Snider (f)                                              VP
Bruce McCormick (bbb)                                             AT
Michelle Adams (bbb)                                              AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Lansing LLC

Wilfrid Petrie (ccc)                                              BM, EVP, COO
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Richard E. Kessel (ccc)                                           CM
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Donald K. Morgan (r)                                              VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen/Cinergy – USFOS of Lansing LLC

M. Stephen Harkness (a)                                           CM, CEO
John T. Lucey, Jr. (aaa)                                          VCM, COO
Charles M. O'Donnell (a)                                          BM, S
Dennis Faust (aaa)                                                BM
John Wood (aaa)                                                   BM

Trigen-Cinergy Solutions of Orlando LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, ceo
Craig M. Conner (a)                                               VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Owings Mills LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Charles Abbott (bbb)                                              VP
Thomas Buchanan (bbb)                                             VP
Donald R. Snider (f)                                              VP
Bruce McCormick (bbb)                                             AT
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Charles Abbott (bbb)                                              VP
Thomas Buchanan (bbb)                                             VP
Donald R. Snider (f)                                              VP
Bruce McCormick (bbb)                                             AT
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Rochester LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of Silver Grove LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Kevin A. Bright (a)                                               VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of San Diego LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of the Southeast LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Trigen-Cinergy Solutions of St. Paul LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Donald K. Morgan (r)                                              VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Environmental Wood Supply, LLC

John D. Taylor (iiii)                                             BG
M. Stephen Harkness (a)                                           BG
Market Street Energy Company, LLC (iiii)                          ME
Trigen-Cinergy Solutions of St. Paul LLC (a)                      ME

St. Paul Cogeneration LLC

John D. Taylor (iiii)                                             BG
M. Stephen Harkness (a)                                           BG
Market Street Energy Company, LLC (iiii)                          ME
Trigen-Cinergy Solutions of St. Paul LLC (a)                      ME

Trigen-Cinergy Solutions of Tuscola, LLC

Richard E. Kessel (ccc)                                           CM
James E. Rogers (a)                                               VCM
Michael J. Cyrus (a)                                              BM
R. Foster Duncan (a)                                              BM
Wilfrid Petrie (ccc)                                              BM, EVP, COO
Steven G. Smith (ccc)                                             BM
M. Stephen Harkness (a)                                           P, CEO
Scott A. Abramson (t)                                             VP
Wendy L. Aumiller (a)                                             AT
Vincent J. Farago (ccc)                                           AS
Julia S. Janson (a)                                               AS
Jerome A. Vennemann (a)                                           S
Stephen T. Ward (ccc)                                             T

Cinergy Supply Network, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, p
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Reliant

Carl Chapman (xxx)                                                VCM
Felicia A. Ferguson (a)                                           CM
Stephen P. Biggerstaff (b)                                        BM
Jim L. Stanley (a)                                                BM
Timothy Hewitt (yyy)                                              BM
Jerome A. Benkert (xxx)                                           BM
Dale Miller (zzz)                                                 P
Douglas S. Banning, Jr. (zzz)                                     VP, CFO
Jerome A. Vennemann (a)                                           S
Julia S. Janson (a)                                               AS
James Finan (yyy)                                                 VP

MP Acquisitions Corp., Inc.

Dale Miller (zzz)                                                 D, P
Douglas S. Banning, Jr. (zzz)                                     D, VP, T, S

Miller Pipeline

Dale Miller (zzz)                                                 D, CEO
Douglas S. Banning, Jr. (zzz)                                     D, EVP, CFO, S
David D. Watters (zzz)                                            P, COO
Kevin G. Miller (zzz)                                             SVP
Mark R. Wallborn (zzz)                                            SVP

Technology

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
Donald B. Ingle, Jr. (a)                                          D, P
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Global Resources

James E. Rogers (a)                                               D, CEO
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
David L. Wozny (a)                                                D, VP
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Hugh C. Hamilton (x)                                              AS
Vladimir Prerad (a)                                               VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S

Cinergy UK, Inc.

James E. Rogers (a)                                               D, CEO
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
David L. Wozny (a)                                                VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Global Power

James E. Rogers (a)                                               D, CEO
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
David L. Wozny (a)                                                D, VP
W. A. John Poulton (hh)                                           VP
Vladimir Prerad (a)                                               VP
Bernard F. Roberts (a)                                            VP, C
Edward M. Timmins (x)                                             VP
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

CGP Global Greece Holdings, SA

Gerassimos Petros Antonios Michael Contomichalos (x)              D
Derek J. Spencer (oo)                                             D
David L. Wozny (a)                                                D

Attiki Denmark ApS

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Charles J. Winger (a)                                             D
Poul Lund Christensen (hh)                                        D
Lars Erik Clausen (hh)                                            D
Michael Jorgensen (hh)                                            D
Erik Klingert (hh)                                                D

Attiki Gas Supply Company SA

Christos Fyrogenis (eee)                                          CB
John Bryant (x)                                                   D
Gerassimos Petros Antonios Michael Contomichalos (x)              D
Eleni Vassiliadou (lll)                                           D
Aristidis Vakirlis (eee)                                          D
Theodoros Terzopoulos (eee)                                       D
Georgios Mastorakos (eee)                                         D

Cinergy Global Chandler Holding, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
John Bryant (x)                                                   D, P
Gillian Howard (x)                                                VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Cinergy Global Chandler I, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
John Bryant (x)                                                   D, P
Gillian Howard (x)                                                VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Chandler Wind Partners, LLC

Cinergy Global Chandler I, Inc. (a)                               MM
David L. Wozny (a)                                                M
Gillian Howard (x)                                                M
Bradley C. Arnett (a)                                             M

Cinergy Global Ely, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
John Bryant (x)                                                   D, P
David L. Wozny (a)                                                D, VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

EPR Ely Power Limited

Philip J. Taylor (x)                                              D
Albert M. Harrison (x)                                            D
Malcolm D. Chilton (tt)                                           D
David J. Williams (tt)                                            D, S
David A. McDonald (tt)                                            D
Philippa H. Broughton (x)                                         AD
David A. Mason (x)                                                AD

EPR Ely Limited

Malcolm D. Chilton (tt)                                           D
Philip J. Taylor (x)                                              D
Albert M. Harrison (x)                                            D
David J. Williams (tt)                                            D, S
David A. McDonald (tt)                                            D
Philippa H. Broughton (x)                                         AD
David A. Mason (x)                                                AD

Ely Power Limited

Philip J. Taylor (x)                                              D
Albert M. Harrison (x)                                            D
David J. Williams (tt)                                            D, S
Malcolm D. Chilton (tt)                                           D
David A. McDonald (tt)                                            D
Philippa H. Broughton (x)                                         AD
David A. Mason (x)                                                AD

Anglian Straw Limited

Philip J. Taylor (x)                                              D
Albert M. Harrison (x)                                            D
David J. Williams (tt)                                            D, S
Malcolm D. Chilton (tt)                                           D
David A. McDonald (tt)                                            D
Philippa H. Broughton (x)                                         AD
David A. Mason (x)                                                AD

Anglian Ash Limited

Philip J. Taylor (x)                                              D
Albert M. Harrison (x)                                            D
David J. Williams (tt)                                            D
Malcolm D. Chilton (tt)                                           D
David A. McDonald (x)                                             D
John Hewson (tt)                                                  D
David A. Mason (x)                                                AD
Philippa H. Broughton (x)                                         AD
Charles McInnes (tt)                                              S

eVent Resources Overseas I, LLC

James E. Rogers (a)                                               P, CEO, MM
R. Foster Duncan (a)                                              VP, CFO
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S

Cinergy Global Foote Creek, Inc.

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
Bernard F. Roberts (a)                                            VP, c
David L. Wozny (a)                                                VP
Jerome A. Vennemann (a)                                           VP, S
Hugh C. Hamilton (x)                                              AS
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC

Foote Creek III, LLC

Cinergy Global Foote Creek, Inc. (a)                              MM
Joanne L. Siddell (yyy)                                           M
Jeffrey D. Finan (yyy)                                            M

Cinergy Global Foote Creek II, Inc.

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
David L. Wozny (a)                                                VP
Kimberly S. Carlson (a)                                           AC

Foote Creek II, LLC

Cinergy Global Foote Creek II, Inc. (a)                           MM
Joanne L. Siddell (yyy)                                           M
Jeffrey D. Finan (yyy)                                            M

Cinergy Global Foote Creek IV, Inc.

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
Bernard F. Roberts (a)                                            VP, C
Jerome A.Vennemann (a)                                            VP, S
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Foote Creek IV, LLC

Cinergy Global Foote Creek IV, Inc. (a)                           MM
Joanne L. Siddell (yyy)                                           M
Jeffrey D. Finan (yyy)                                            M
David L. Wozny (a)                                                M
Bradley C. Arnett (a)                                             M

Cinergy Global Peetz Table I, Inc.

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
John Bryant (x)                                                   D, P
Gillian Howard (x)                                                VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Ridge Crest Wind Partners, LLC

Cinergy Global Peetz Table I, Inc. (a)                            MM
Bradley C. Arnett (a)                                             M
Gillian Howard (x)                                                M
David L. Wozny (a)                                                M

Cinergy Global Power Services Limited

John Bryant (x)                                                   D
Hugh C. Hamilton (x)                                              D, S
Philip J. Taylor (x)                                              D

Cinergy Global Power Limited

Hugh C. Hamilton (x)                                              D, S
Christopher P. Vanezis (x)                                        D

MPI International Limited

Hugh C. Hamilton (x)                                              D, S
Christopher P. Vanezis (x)                                        D

Cinergy Global Power (UK) Limited

Hugh C. Hamilton (x)                                              D, S
John Bryant (x)                                                   D
James E. Rogers (a)                                               D
David L. Wozny (a)                                                D
Philip J. Taylor (x)                                              D

Cinergy Global Trading Limited

John Bryant (x)                                                   D
Peter F. Webster (x)                                              D
Gerassimos Petros Antonios Michael Contomichalos (x)              D
Hugh C. Hamilton (x)                                              D, S

Commercial Electricity Supplies Limited

Edwyn C. Cumberland (x)                                           D
John Bryant (x)                                                   D
Peter F. Webster (x)                                              D
Julia Lees (x)                                                    D
Hugh C. Hamilton (x)                                              S

Cinergy Renewable Trading Limited

John Bryant (x)                                                   D
Christopher P. Vanezis (x)                                        D
Hugh C. Hamilton (x)                                              D, S
Martin Alder (x)                                                  D
Peter F. Webster (x)                                              D

UK Electric Power Limited

John Bryant (x)                                                   D
Peter F. Webster (x)                                              D
Julia Lees (x)                                                    D
Edwyn C. Cumberland (x)                                           D
Hugh C. Hamilton (x)                                              S

Cinergy Global Power 2 Limited

Christopher P. Vanezis (x)                                        D
Hugh C. Hamilton (x)                                              D, S

Cinergy Global San Gorgonio, Inc.

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
David L. Wozny (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

San Gorgonio Westwinds II, LLC

Gillian Howard (x)                                                M
Larry Carpenter (x)                                               M
Philip J. Taylor (x)                                              AM

Global Holdings

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
David L. Wozny (a)                                                D, Vp
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Hugh C. Hamilton (x)                                              AS
Kimberly S. Carlson (a)                                           AC

Holdings B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Cinergy Zambia B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Copperbelt

Christopher Balm (dd)                                             D
Robert W. Cooke (x)                                               D
David Langworth (dd)                                              D
Gary G. Loop (jjj)                                                D
John Lowen (dd)                                                   D
Josephine Mapoma (dd)                                             D
Charles Milupi (dd)                                               D
John Patterson (dd)                                               D
Douglas J. Schulte (a)                                            D
Zik Zekko (dd)                                                    D
Philippa H. Broughton (x)                                         AD
Kevin J. Chapman (ff)                                             AD
Robert Hull (dd)                                                  AD
John K. Kaite (dd)                                                AD
William S. Musama (dd)                                            AD
Wilfrid Serenje (dd)                                              AD
Hanson Sindowe (dd)                                               AD
Philip J. Taylor (x)                                              AD
Julia Christine Zula Chaila (dd)                                  S

Cinergy Turbines B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

EOS I

Francisco Rausell Solari (oo)                                     D
Derek J. Spencer (oo)                                             D
Akira Amano (nn)                                                  D
Shigehito Nakamura (nn)                                           D
Albert M. Harrison (x)                                            D
Yoshimichi Matsuura (nn)                                          S

EOS II

Francisco Rausell Solari (nn)                                     D
Derek J. Spencer (x)                                              D
Albert M. Harrison (x)                                            D
Akira Amano (nn)                                                  D
Shigehito Nakamura (nn)                                           D
Yoshimichi Matsuura (nn)                                          S

Hydro B.V

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Cinergy Renovables Ibericas, S.A.

John Bryant (x)                                                   D
Derek J. Spencer (oo)                                             D
David L. Wozny (a)                                                D
Francisco Rausell Solari (nn)                                     D
Philip J. Taylor (x)                                              D
Maria del Carmen Garcia Arguelles (oo)                            D
Cesar Rodriguez Gonzalez (oo)                                     S

Age Inversiones

Juan Gumma Maragall (pp)                                          D
Derek J. Spencer (oo)                                             D
Francisco Rausell Solari (oo)                                     D
Corporacio Age, S.L. (pp)                                         D
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Boada Palleres (pp)                                     P
Ricardo Puis Balleste (pp)                                        S

Valoritzacions Agroramaderes les Garrigues, S.L.

Eduard Cau Barrufet (pp)                                          D, P
Maria del Carmen Garcia Arguelles (oo)                            D
Ignacio Mataix Entero (pp)                                        D
Juan Gumma Maragall (pp)                                          D
Santiago Ugaldea Jauregui (pp)                                    D
Jeronimo Angulo Aramburu (qq)                                     D
Jaime Beleta Supervia (qq)                                        D
Sergi Sugranyes Palet (pp)                                        S

Cinergy Global Power Iberia, S.A.

John Bryant (x)                                                   D
Derek J. Spencer (oo)                                             D
Francisco Rausell Solari (oo)                                     D, S

Escambeo, S.L.

Fernando Molina Martinez (mmm)                                    D, P
Fernando Molina Rodriguez (mmm)                                   D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D, S

Cinergy Renovables Aragon, S.L.

Derek J. Spencer (oo)                                             D, P
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

San Juan de Bargas Eolica, S.L.

Augusto Fernandez Guaza (hhh)                                     D, P
Jose Luis Garcia Arias  (hhh)                                     D
Isabel Munagorri Arregi (hhh)                                     D
Daniel Fernandez Cabanuz (hhh)                                    D
Francisco Berne Floria (hhh)                                      D
Antonio Zaforteza Rodes (hhh)                                     D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D
Rafael Alcazar Crevillen (hhh)                                    S

Tratamiento y Generacion de Energia S.L.

Sergio Samper Rivas (ww)                                          D, P
Fernando Samper Rivas (ww)                                        D
Maria Reyes Vidal Vicente (ww)                                    D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Generacion y Abastecimiento de Energia, S.L.

Sergio Samper Rivas (ww)                                          D, P
Fernando Samper Rivas (ww)                                        D
Maria Reyes Vidal Vicente (ww)                                    D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Intercambio de Derivados Porcinos, S.L.

Sergio Samper Rivas (ww)                                          D, P
Fernando Samper Rivas (ww)                                        D
Maria Reyes Vidal Vicente (ww)                                    D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Aplicaciones Industriales de energias limpias, S.L.

Sergio Samper Rivas (ww)                                          D, P
Fernando Samper Rivas (ww)                                        D
Maria Reyes Vidal Vicente (ww)                                    D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Cinergy Services Iberia, S.L.

Derek J. Spencer (oo)                                             D, P
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Compania Productora De Energia para Consumo Interno, S.L.

Sergio Samper Rivas (ww)                                          D, P
Manuel Vidal Lizano (ww)                                          D
Fernando Samper Rivas (ww)                                        D
Francisco Rausell Solari (oo)                                     D
Maria del Carmen Garcia Arguelles  (oo)                           D
Derek J. Spencer (oo)                                             D
Cesar Rodriguez Gonzalez (oo)                                     S

Desarrollos Eolicos El Aguila, S.A

Sergio Samper Rivas (ww)                                          D, P
Manuel Vidal Lizano (ww)                                          D
Francisco Rausell Solari  (oo)                                    D, S
Maria del Carmen Garcia Arguelles (oo)                            D

Ascoy

Maria del Carmen Garcia Arguelles (oo)                            D, S
Jose Sepulcre Coves (yy)                                          D
Ignacio Lapuente Bujia (yy)                                       D
Cristobal Gonzalez de Aguilar y Alonso Urquijo (yy)               D
Concepcion Canovas (yy)                                           D
Josep Fabregat Clotet (yy)                                        D

Elecdey Carcelen, S.A.

Elecdey, SL (oo)                                                  P
Derek J. Spencer (oo)                                             D
Invercarteral (Caixa Catalunya) (oo)                              D
Caixa Catalunya (oo)                                              D
Elecdey 2 (oo)                                                    D
Elecdey 3 (oo)                                                    D
Elecdey 4 (oo)                                                    D
Elecdey 5 (oo)                                                    D
Maria del Carmen Garcia Arguelles (oo)                            S

Enrega, S.L.

Fernando Molina Martinez (nnn)                                    D, P
Braulio Molina Martinez (nnn)                                     D
Francisco Javier Lajusticia Villabona (nnn)                       D
Maria del Carmen Garcia Arguelles (oo)                            D
Derek J. Spencer (oo)                                             D
Cesar Rodriguez Gonzalez (oo)                                     D

EoloCrisa, S.L.

Derek J. Spencer (oo)                                             D, P
Enrique Albiol Pau (xx)                                           D
Jose Manuel Antonio Menendez Mendez (xx)                          D
Maria del Carmen Garcia Arguelles (oo)                            D
Cesar Rodriguez Gonzalez (oo)                                     S

Corporacion Eolica, S.L.

Enrique Albiol Pau (xx)                                           D, P
Felix Lopez Anton (xx)                                            D
Jaime Burguera Eleta (xx)                                         D
Jose Manuel Antonio Menendez Mendez (xx)                          D
Maria del Camino Montero Saint (xx)                               VS

Compania Eolica Aragonesa, S.A.

Enrique Albiol Pau (xx)                                           D
Felix Lopez Anton (xx)                                            D, S
Jose Manuel Antonio Menendez Mendez (xx)                          D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D

Northeolic Pico Gallo, S.L.

Eduardo Gomez-Acebo Gullon (zz)                                   D
Adrian Piera Jimenez (zz)                                         D, P
Maria del Carmen Garcia Arguelles (oo)                            D
Derek J. Spencer (oo)                                             D
Eduardo Camino Arias (zz)                                         D
Ignacio Pena Gil (zz)                                             D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     D, S

Procrisa Servicios, S.L.

Maria del Carmen Garcia Arguelles (oo)                            D
Sergio Robles Fernandez (ddd)                                     D

Promociones y Servicios Hidraulicos, S.A.

Derek J. Spencer (oo)                                             D, P
Maria del Carmen Garcia Arguelles (oo)                            D
Francisco Rausell Solari (oo)                                     D
Cesar Rodriguez Gonzalez (oo)                                     S

Sinergia Andaluza, S.L.

Rafael Perez-Pire Garcia (vv)                                     D, P
Derek J. Spencer (oo)                                             D, VP
Rafael Perez-Pire Angulo (vv)                                     D
Maria del Carmen Garcia Arguelles (oo)                            D
Isidro Losada Reinoso (vv)                                        D
Cesar Rodriguez Gonzalez (oo)                                     S
Paloma-Jacoba Perez (vv)                                          VS

Tractaments de Juneda, SA

A. Ramaders de les Garriques 1998, S.L. (uu)                      D, P
Corporacio Age, S.L. (uu)                                         D, S
SENER, Grupo de Ingenieria, S.A. (uu)                             D
Maquinaria, Depuracion y Servicios, S.A. (uu)                     D
La Energia, S.A. (uu)                                             D
Cinergy Renovables Ibericas, SA (oo)                              D

Ventoabrego, S.L.

Fernando Molina Martinez (ooo)                                    D, P
Fernando Molina Rodriguez (ooo)                                   D
Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D, S

Cinergy 1 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Cinergy Eesti OU

Philippa H. Broughton (x)                                         MB
Martin Simovart (jj)                                              MB
Peter Lepik (jj)                                                  MB

Startekor

Rein Koov (kk)                                                    D
Philippa H. Broughton (x)                                         D
Martin Simovart (jj)                                              D

Narva

Philippa H. Broughton (x)                                         MS
Philip J. Taylor (x)                                              MS
Rein Koov (kk)                                                    MS
Douglas J. Schulte (a)                                            MS
Vladimir Nazarenko (ll)                                           MS
Ahti Puur (ll)                                                    D, BM
George Gering (ll)                                                D, BM
Mart Viilebert (ll)                                               D, BM
Karin Soorm (ll)                                                  BM

Cinergy Global Resources 1 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Vladimir Prerad (a)                                               D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Teplarny

Ladislav Tetal (y)                                                CB
Josef Gaba (y)                                                    VCB
Jan Vanecek (y)                                                   MB

Energetika

Ladislav Tetal (y)                                                CB
Vaclav Pasek (z)                                                  VCB
Jan Vanecek (y)                                                   MB

Cinergy Global Polska Sp. Z o.o.

Petr Moravec (ee)                                                 MB
Jiri Radoch (mm)                                                  MB

Cinergy Global Resources 1 Sp. Z o.o.

Petr Moravec (ee)                                                 MB

Cinergy Global Resources a.s.

Ladislav Tetal (y)                                                CB
Jan Vanecek (y)                                                   VCB
Josef Gaba (y)                                                    MB

Cinergetika

Ladislav Tetal (y)                                                CB
Petr Sulc (aa)                                                    VCB
Jan Vanecek (y)                                                   MB

Chropyne

Ladislav Tetal (y)                                                CB
Josef Gaba (y)                                                    VCB
Jan Vanecek (y)                                                   MB

Otrokovice

Miroslav Focht (cc)                                               CB
Frantisek Foltyn (cc)                                             VCB
Lubomir Galatik (cc)                                              MB
Radoslava Matuszkova (cc)                                         MB
Libor Laichman (cc)                                               MB
Lenka Frohlichova (cc)                                            MS
Vladimir Sistek (cc)                                              CSB
Miroslav Rezac (cc)                                               MS

Energy Customer Services, s.r.o.

Ladislav Tetal (y)                                                E

Cinergy 2 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Desebro

Francisco Rausell Solari (oo)                                     D
Maria del Carmen Garcia Arguelles (oo)                            D
Fernando Samper Pinilla (ww)                                      D
Manuel Vidal Lizano (ww)                                          D

Sinergia Aragonesa, S.L.

Derek J. Spencer (oo)                                             D
Maria del Carmen Garcia Arguelles (oo)                            D, S
Francisco Rausell Solari   (oo)                                   D
Sergio Samper Rivas (w)                                           D, P
Jorge Samper Rivas (w)                                            D
Maria Reyes Vidal Vicente (ww)                                    D

Baghabari I B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
ABN Amro Trust Company (Nederland) BV (ii)                        D

Baghabari Power Company Limited

John G. Hides (rr)                                                D, S
Peter L. Tipper (x)                                               D

Baghabari II B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
ABN Amro Trust Company (Nederland) BV (ii)                        D

Cinergy South Africa Investments 1 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
Paul van Baarle (ii)                                              D
Robertus Hendrikus Lukas de Groot (ii)                            D
Natasa Buzalko (ii)                                               D

Egoli Gas (Proprietary) Limited

Kevin J. Chapman (ff)                                             D, AD
Maurice Radebe (ff)                                               D
Robert W. Cooke (x)                                               D, AD
Douglas J. Schulte (a)                                            D, AD
Quintus Jacobus Joubert (ff)                                      D
Shocket Ally Khan (ff)                                            AD
Sunil Debba (ff)                                                  AD
Ian Wallace Wilson (ff)                                           S, PO

Cinergy Global 4 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
ABN Amro Trust Company (Nederland) BV (ii)                        D

Cinergy Global 5 B.V.

John Bryant (x)                                                   D
David L. Wozny (a)                                                D
ABN Amro Trust Company (Nederland) BV (ii)                        D

Cinergy Global (Cayman) Holdings, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Philip J. Taylor (x)                                              D
Charles J. Winger (a)                                             D
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
David L. Wozny (a)                                                D, AC
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy Global Hydrocarbons Pakistan

James E. Rogers (a)                                               CB
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
David L. Wozny (a)                                                D, AC
John Bryant (x)                                                   D, MD
Cheryl M. Foley (kkk)                                             D
Philip J. Taylor (x)                                              D
Wendy L. Aumiller (a)                                             AT
Hugh C. Hamilton (x)                                              S

Cinergy Global Tsavo Power

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Charles J. Winger (a)                                             D
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S

IPS-Cinergy Power Limited

Stephen Staley (x)                                                CB
Robert W. Cooke (x)                                               D
Lutaf Kassam (gg)                                                 D
Nizar Juma (gg)                                                   D
Francis Okomo Okello (gg)                                         S

Tsavo Power Company Limited

Nizar Juma (gg)                                                   CB
Paul Kunert (gg)                                                  D
Peter Terry (gg)                                                  D
Stephen Staley (x)                                                D
Robert W. Cooke (x)                                               D
Lutaf Kassam (gg)                                                 D
Peter McEwan (gg)                                                 D
Elaine Hackett (x)                                                AD
Francis O. Okello (gg)                                            S

Cinergy Global Maranhao

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI V, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI VI, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI VII, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI VIII, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI IX, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy MPI X, Inc.

James E. Rogers (a)                                               CB
John Bryant (x)                                                   D, MD
Vladimir Prerad (ii)                                              D
Jerome A. Vennemann (a)                                           D, AS
Cheryl M. Foley (kkk)                                             D
David L. Wozny (a)                                                D, AC
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S
Wendy L. Aumiller (a)                                             AT

Cinergy Global One, Inc.

James E. Rogers (a)                                               D
John Bryant (x)                                                   D, P
R. Foster Duncan (a)                                              D, EVP, CFO
David L. Wozny (a)                                                D, VP
Vladimir Prerad (ii)                                              VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS
Kimberly S. Carlson (a)                                           AC

CZECHPOL ENERGY spol, s.r.o.

Petr Neoral (ss)                                                  MB
Petr Moravec (ee)                                                 E
Ladislav Tetal (y)                                                E

ZAT Dneproline

Cenek Milota (bbbb)                                               MD, CB
Anzela Viktor Sipilova (bbbb)                                     MB
Rudolf Kvetan (bbbb)                                              CSB
Genedii Konstantinovic Bockarev (bbbb)                            MS
Izmagilova Tatiana Grigorieva (bbbb)                              MS

E-line Czech, s.r.o.

Petr Moravec (ee)                                                 E

E-line AG

David Wozny (a)                                                   CB
Petr Moravec (ee)                                                 VCB
Markus Hitz (cccc)                                                MB
Jesef Kneubuhler (cccc)                                           MB
Bruno Meyer (cccc)                                                MB

S-line s.r.o.

Rudolf Kvetan (bbbb)                                              E, MD

DP Czechpol Energy Invest

Igor Vovk (dddd)                                                  E, MD

MEAS Brno, a.s

Michal Wolf (eeee)                                                CB
Richard Kucik (eeee)                                              VCB
Jiri Ruzicka (eeee)                                               VCB
Radim Fiala (eeee)                                                MB
Antonin Sebesta (eeee)                                            MB, MD
Frantisek Korinek (eeee)                                          MB
Petr Neoral (ss)                                                  CSB
Vera Kucerova (eeee)                                              MS
Zdenek Bauer (eeee)                                               MS

PEAS Praha, a.s

Miloslav Varady (ffff)                                            CB
Bohumil Kohoutek (ffff)                                           VCB, MD
Oldrich Masny (ffff)                                              MB
Frantisek Krakora (ffff)                                          MB
Josef Jehlicka (ffff)                                             MB
Vladislav Krajic (ffff)                                           CSB
Otto Karl (ffff)                                                  MS
Jan Kanta (ffff)                                                  MS

Moravia Energo

Bohuslav Bernatek (gggg)                                          CB
Oldrich Masny (ffff)                                              VCB
Pavel Miklas (gggg)                                               MB
Miloslav Kuzela (gggg)                                            MB, MD
Edvard Molin (gggg)                                               MB
Richard Kucik (eeee)                                              CSB
Tomas Chrenek (gggg)                                              MS
Jiri Cienciala (gggg)                                             MS

Midlands Hydrocarbons (Bangladesh) Limited

John Bryant (x)                                                   D
Philip J. Taylor (x)                                              D
Hugh C. Hamilton (x)                                              S

Powermid No. 1

Hugh C. Hamilton (x)                                              D, S
Christopher P. Vanezis (x)                                        D

Cinergy Global Power Africa (Proprietary) Limited

David L. Wozny (a)                                                D
Kevin J. Chapman (ff)                                             D
Ian W. Wilson (ff)                                                S, PO

CinTec

James E. Rogers (a)                                               P, CEO, MM
R. Foster Duncan (a)                                              EVP, CFO
Wendy L. Aumiller (a)                                             ACT
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S

CinTec I LLC

James E. Rogers (a)                                               P, CEO, MM
R. Foster Duncan (a)                                              EVP, CFO
Wendy L. Aumiller (a)                                             ACT
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S

eVent Resources I LLC

James E. Rogers (a)                                               D, P, CEO
Lance A. Bakrow (m)                                               D, VP
Michael J. Cyrus (a)                                              D
Robert Davies (m)                                                 D, VP
Cheryl M. Foley (kkk)                                             D
Larry E. Thomas (d)                                               D
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S

eVent (Triple Point) LLC

James E. Rogers (a)                                               P, CEO, MM
Robert Davies (m)                                                 VP
Lance A. Bakrow (m)                                               VP
R. Foster Duncan (a)                                              EVP, CFO
Wendy L. Aumiller (a)                                             ACT
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S

Cinergy Technologies

James E. Rogers (a)                                               DM
William J. Grealis (a)                                            DM
R. Foster Duncan (a)                                              D, PM
Bernard F. Roberts (a)                                            VP, CM
Jerome A. Vennemann (a)                                           VP, GC, S
P. Craig Weida (a)                                                VP
Wendy L. Aumiller (a)                                             AT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Ventures

R. Foster Duncan (a)                                              P, MM
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

emPowerNET, LLC

Douglas C. Taylor (a)                                             P, CEO, S
Steven Y. Duncan (a)                                              VP
Christopher Crosby (e)                                            VP
Jason Ihaia (e)                                                   VP

Pentech Solutions, Inc.

Kevin J. Kushman                                                  D

Only Cinergy's  directors have been provided.  Upon request by the SEC,  Cinergy will use its best efforts to provide a listing of the other directors.

Kreiss Johnson Technologies, Inc.

Alexander W. Pardo                                                D
David A. Mulder                                                   D

Only Cinergy's  directors have been provided.  Upon request by the SEC,  Cinergy will use its best efforts to provide a listing of the other directors.

Catalytic Solutions, Inc.

Kevin J. Kushman                                                  D
Brian K. Stallman                                                 D

Only Cinergy's  directors have been provided.  Upon request by the SEC,  Cinergy will use its best efforts to provide a listing of the other directors.

Izoic, Inc.

Brian K. Stallman                                                 D

Only Cinergy's  directors have been provided.  Upon request by the SEC,  Cinergy will use its best efforts to provide a listing of the other directors.

Cinergy Ventures II, LLC

R. Foster Duncan (a)                                              P, MM
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy e-Supply

R. Foster Duncan (a)                                              P, MM
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
P. Craig Weida (a)                                                VP
Wendy L. Aumiller (a)                                             ACT
Julia S. Janson (a)                                               AS
Kimberly S. Carlson (a)                                           AC

Cinergy One

James E. Rogers (a)                                               D
R. Foster Duncan (a)                                              D, EVP, CFO
James L Turner (a)                                                D, P
Todd W. Arnold (a)                                                VP
Russell K. Campbell (a)                                           VP
John C. Procario (a)                                              VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Two, Inc.

James E. Rogers (a)                                               D
Larry E. Thomas (d)                                               D, P
Charles J. Winger (a)                                             D, VP
James L. Turner (a)                                               VP
Bernard F. Roberts (a)                                            C
Jerome A. Vennemann (a)                                           S
Wendy L. Aumiller (a)                                             AT
Douglas C. Taylor (a)                                             AS

Wholesale Energy

James E. Rogers (a)                                               D
Michael J. Cyrus (a)                                              D, P
R. Foster Duncan (a)                                              D, EVP, CFO
Wendy L. Aumiller (a)                                             ACT
M. Stephen Harkness (a)                                           VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Bernard F. Roberts (a)                                            VP, C
Joseph W. Toussaint (f)                                           VP
Jerome A. Vennemann (a)                                           VP, GC, S
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Generation Services

Michael J. Cyrus (a)                                              P, MM
R. Foster Duncan (a)                                              EVP
M. Stephen Harkness (a)                                           VP, COO, CFO
Rodney W. Husk (f)                                                VP
Paul E. King (f)                                                  VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP
Barry E. Pulskamp (f)                                             VP
Bernard F. Roberts (a)                                            VP, C
John J. Roebel (a)                                                VP
Joseph W. Toussaint (f)                                           VP
Jerome A. Vennemann (a)                                           VP, GC, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Cinergy Origination & Trade, LLC

Michael J. Cyrus (a)                                              P, MM
Douglas F. Esamann (d)                                            VP
Timothy J. McCabe (f)                                             VP
Robert C. McCarthy (f)                                            VP, CRO
Joseph W. Toussaint (f)                                           VP
Bernard F. Roberts (a)                                            VP, C
Jerome A. Vennemann (a)                                           VP, S
Wendy L. Aumiller (a)                                             ACT
Kimberly S. Carlson (a)                                           AC
Julia S. Janson (a)                                               AS

Address codes:

  (a)   139 East Fourth Street, Cincinnati, Ohio 45202
  (b)   1000 East Main Street, Plainfield, Indiana 46168
  (c)   12044 West State Road 46, Columbus, Indiana 47201
  (d)   251 North Illinois Street, Suite 1604, Indianapolis, Indiana 46204
  (e)   105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
  (f)   7200 Industrial Road, Florence, Kentucky 41042
  (g)   324 Mitchell Avenue, Batesville, Indiana 47006
  (h)   One Riverfront Place, Newport, Kentucky 41071
  (i)   8751 Jaffa Court, E. Drive, Apt. 16, Indianapolis, Indiana 46260
  (j)   250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
  (k)   P.O. Box 145496, Cincinnati, Ohio 45250-5496
  (l)   10 Magazine Street, Spt. 611, Cambridge, Massachusetts 02138
  (m)   140 Greenwich Avenue, Greenwich, Connecticut 06830
  (n)   312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
  (o)   2000 Constitution Avenue, Philadelphia, Pennsylvania 19112
  (p)   1669 Lake Avenue, Building 314, Rochester, New York 14652-3709
  (q)   2700 Middle Road, Ashtabula, Ohio 44004
  (r)   3105 South Martin Luther King Boulevard, Lansing, Michigan 48910
  (s)   2401 Fifth Avenue South Power 4, Texas City, Texas 77590
  (t)   625 East U.S. Highway 36, Tuscola, Illinois 61953
  (u)   1735 K Street, N.W., Washington, D.C. 20006-1500
  (v)   616 F.M. 1960 West, Suite 800, Houston, Texas 77090
  (w)   1455 Frazee Road, 9th Floor, San Diego, California 92108
  (x)   Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
  (y)   Karlova 48, 110 00 Praha 1, Czech Republic
  (z)   Tylova 57, 316 00 Plzen, Czech Republic
 (aa)   P.O. Box 14C, 400 03 Usti nad Labem, Czech Republic
 (bb)   Komenskeho 75, 768 11 Chropyne, Czech Republic
 (cc)   Objizdna 1, 765 39 Otrokovice, Czech Republic
 (dd)   23rd Avenue, P.O. 20819, Nkana East Kitwe, Zambia
 (ee)   U1 Melgiewska, 7-9, 20-952, Lublin, Poland
 (ff)   9th Floor Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa
 (gg)   9th Floor IPS Building, Kimathi Street, P.O. Box 30500, Nairobi, Kenya
 (hh)   Parken, Oster Alle 42, 6th Floor, DK-2100 Copenhagen O, Denmark
 (ii)   Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands
 (jj)   Dunkri 7, Tallinn 10123, Estonia
 (kk)   Parnu mnt. 16, Tallinn 10141, Republic of Estonia
 (ll)   Kerese 11, Narva, Republic of Estonia
 (mm)   15 Jana Pawla II Street, 00-828, Warsaw, Poland
 (nn)   Calle Galeras 17, 3rd Floor, Santiago de Compostela 1575, Spain
 (oo)   Paseo de la Castellana 23, Madrid 28046, Spain
 (pp)   C/Bonsoms, 15-17, Barcelona 08028, Spain
 (qq)   Av. Paral. lel 51, 1st Floor, 08004, Barcelona, Spain
 (rr)   Sanarc Complex, 76 Shaheed Tajuddinn Ahmed Sarani, Dhaka 1208, Bangladesh
 (ss)   Czechpol Energy Spol s.r.o., Sviadnov O. Kisove 208, Czech Republic
 (tt)   Renewables House, 330 Bristol Business Park, Coldharbour Lane, Bristol, BS16 1EJ
 (uu)   Calle Major 13, 25430, Lerida, Spain
 (vv)   Avenida Madrid 1, 1, Granada, Spain
 (ww)   Avenida Academia General Militar n 52, Zaragoza, Aragon, Spain
 (xx)   Plaza Manuel Gomez Moreno, Planta 9a, Edificio Bronce, Madrid, Spain
 (yy)   C/Maudes 51, 1(0), 28003 Madrid, Spain
 (zz)   La Plaza s/n, Caravia Baja, 33343 Asturias, Spain
 (aaa)  600 Clubhouse Drive, Pittsburgh, Pennsylvania 15108
 (bbb)  One North Charles Street, Baltimore, Maryland 21201
 (ccc)  3 Barker Street, White Plains, New York 10601
 (ddd)  Calle Santa Susana 3, Oviedo, Spain
 (eee)  2 Orfeos and Persefonis Street, 118 54 Athens, Greece
 (fff)  421 7th Avenue S.W., Suite 3300, Calgary, Alberta T2P4K9
 (ggg)  3 Barker Avenue, White Plains, New York 10601
 (hhh)  Villanueva de Gallego, Zaragoza, Aragon, Spain
 (iii)  421 7th Avenue S.W., Suite 3300, Calgary, Alberta T2P4K9
 (jjj)  3 Mimosa Lane, Nkana East, Kitwe, Zambia
 (kkk)  1440 New York Avenue, N.W., Washington, D.C. 20005
 (lll)  Shell Centre, London, SE1 7NA
 (mmm)  San Pedro, Parroquia As Neves, Ortigueira, Coruna, Galicia, Spain
 (nnn)  Mourentans, Viceso, Brion, Coruna, Galicia, Spain
 (ooo)  Carroceiros, Parrouquia As Neves, Ortigueira, Coruna, Galicia, Spain
 (ppp)  8829 Bond Street, Overland Park, Kansas 66214
 (qqq)  1419 West Lloyd Expressway, Suite 100, Evansville, Indiana 47710
 (rrr)  680 Fifth Avenue, 8th Floor, New York, New York 10022
 (sss)  205 Palm Island, N.W., Clearwater, Florida 33767
 (ttt)  410 South Wilmington Street, 18th Floor, Raleigh, North Carolina 27601
 (uuu)  414 Nicollet Mall RS4, Minneapolis, Minnesota 55401
 (vvv)  441 Vine Street, Suite 2900, Cincinnati, Ohio 45202
 (www)  1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202
 (xxx)  20 N.W. Fourth Street, Evansville, Indiana 47708
 (yyy)  1630 North Meridian Street, Indianapolis, Indiana 46202
 (zzz)  8850 Crawfordsville Road, Indianapolis, Indiana 46234
(aaaa)  103 Foulk Road, Suite 200, Wilmington, Delaware 19803
(bbbb)  69089 Zaporozi, ul. Zacinjaeva 156, Ukraine
(cccc)  Baarerstrasse 63, 6300 Zug, Switzerland
(dddd)  ul. Rustaveli 7, Lvov, Ukraine
(eeee)  Brno, Lipova 1, 602 00 Brno-mesto, Czech Republic
(ffff)  Praha 1, Opletalova 1525/39, Post Code 11323, Czech Republic
(gggg)  Trinec-stare mesto, Prumyslova 1018, post code 73965, Czech Republic
(hhhh)  40 Tower Lane, Avon, Connecticut 06001
(iiii)  444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
(jjjj)  501 Westlake Park Boulevard, Houston, Texas 77253

Positions are indicated by the following symbols:

AC         Assistant Comptroller
ACT        Acting Treasurer
AD         Alternate Director
AM         Alternate Manager
AR         Authorized Representative
AS         Assistant Secretary
AT         Assistant Treasurer
BG         Board of Governors
BM         Member of the Board of Managers
C          Comptroller
CEO        Chief Executive Officer
CFO        Chief Financial Officer
CB         Chairman of the Board of Directors
CM         Chairman of the Board of Managers
COO        Chief Operating Officer
CRO        Chief Risk Officer
CSB        Chairman of Supervisory Board
D          Director
E          Executive
EVP        Executive Vice President
GC         General Counsel
M          Manager
MB         Member of the Board of Directors
MD         Managing Director
ME         Member
MM         Member-Manager
MS         Member of the Supervisory Board/Council
P          President
PO         Public Officer
S          Secretary
SC         Senior Council
SM         Sole Member
SVP        Senior Vice President
T          Treasurer
VCB        Vice Chairman of the Board of Directors
VCM        Vice Chairman of the Board of Managers
VP         Vice President
VS         Vice Secretary

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2001

PART II

  Name of Officer or      Name and Location of      Position Held in        Applicable
       Director           Financial Institution   Financial Institution   Exemption Rule
       --------           ---------------------   ---------------------   --------------

Phillip R. Cox        The Federal Reserve Bank     Director                   70(h)
                      of Cleveland
                      Cleveland, Ohio

George C. Juilfs      Cincinnati Office of the     Chairman, Director         70(h)
                      Federal Reserve Bank
                      of Cleveland

Thomas E. Petry       U.S. Bancorp                 Director                   70(a)
                      Minneapolis, Minnesota
                      U.S. Bank National
                      Association
                      Minneapolis, Minnesota
                                                   Director                   70(a)

Jackson H. Randolph   PNC Financial                Director                   70(b),(d),
                      Services Group, Inc.                                      (e),(f)
                      Pittsburgh, Pennsylvania

James E. Rogers       Fifth Third Bancorp          Director                   70(a),(c)
                      Cincinnati, Ohio                                          (e),(f)
                      The Fifth Third Bank
                      Cincinnati, Ohio
                                                   Director                   70(a),(c)
                                                                                (e),(f)

John J. Schiff, Jr.   Fifth Third Bancorp          Director                   70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank
                      Cincinnati, Ohio
                                                   Director                   70(a)

Dudley S. Taft        Fifth Third Bancorp          Director                   70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank
                      Cincinnati, Ohio
                                                   Director                   70(a)

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2001

PART III

(a) and (e) Directors' and Executive Officers' Compensation and Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

     Cinergy Corp. 2002 Proxy Statement (Proxy Statement*) for Cinergy including Investments, Global Resources, CinTec, Cinergy       Technologies, Wholesale Energy, Services, CG&E, CC Funding Trust I and their subsidiaries.

     2002 PSI Information Statement (Information Statement*) for PSI and its subsidiary.

(b) Directors' and Executive Officers' Interests in Securities of System Companies

For information concerning interests in system companies, see the disclosures made in the:

     Proxy Statement for Cinergy, including Investments, Global Resources, CinTec, Cinergy Technologies, Wholesale Energy, Services, CC       Funding Trust I and their subsidiaries.

     Form 10-K, page 174 for CG&E and its subsidiaries.

     Information Statement for PSI and its subsidiary.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

      Proxy Statement for Cinergy, including Investments, Global Resources, CinTec, Cinergy Technologies, Wholesale Energy, Services,        CG&E, CC Funding Trust I and their subsidiaries.

     Information Statement for PSI and its subsidiary.

(d) Indebtedness of Directors or Executive Officers to System Companies

None

(f) Directors’ and Executive Officers’ Rights to Indemnity

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries are incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company’s articles of incorporation, charters, By-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

        * The Proxy Statement and Information Statement are hereby incorporated by reference (see File Nos. 1-11377 and 1-03543,            respectively).

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

1.  Payments to any political party, candidate for public office or holder of such office, or any committee or agent therefore:

  Name of
  Company              Name of Recipient or Beneficiary           Purpose        Amount
  -------              --------------------------------           -------        ------

Cinergy (1)   Democratic Governors Association                  Contribution   $  7,500
              Democratic Congressional Campaign Building Fund   Contribution     30,000
              Democratic Leadership Council                     Contribution     20,000
              Democratic Senatorial Campaign                    Contribution     25,000
              Republican Governors Association                  Contribution     10,000
              Republican Eagles                                 Contribution     20,000
              John Warner Fund                                  Contribution      1,000
              Ray Bliss Fund                                    Contribution      5,000
              Governor's Public Building Foundation             Contribution      1,000
              Indiana Republican Party                          Contribution      2,500
                                                                                  -----

              Total                                                            $122,000
                                                                               ========

(1)Cinergy and PSI have established separate segregated funds or political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act.

2.  Payments to any citizen's group, or public relations council, and the purpose of each payment.

  Name of
  Company              Name of Recipient or Beneficiary           Purpose        Amount
  -------              --------------------------------           -------        ------

                                                                Dues, fees,
    CG&E      Greater Cincinnati Organization                     support      $ 25,000
              Electric Power Research Institute                     Dues         15,651
                                                                Dues, fees,
              Greater Cincinnati Chamber of Commerce              support        22,676
                                                                Dues, fees,
              Less than $10,000 - 18 beneficiaries                support        37,393
                                                                                 ------
                  Subtotal                                                      100,720

                                                                Dues, fees,
   ULH&P      Less than 10,000 - 1 beneficiary                    support           250
                                                                                    ---
                  Subtotal                                                          250

                                                                Dues, fees,
    PSI       Indiana Electric Association                        support       161,067
              Electric Power Research Institute                     Dues         38,373
                                                                Dues, fees,
              Indiana Chamber of Commerce                         support        25,766
                                                                Dues, fees,
              Less than $10,000 - 26 beneficiaries                support        28,760
                                                                                 ------
                  Subtotal                                                      253,966

 Solutions    Less than 10,000 - 1 beneficiary                      Dues          2,375
                                                                                  -----
                  Subtotal                                                        2,375

  Ventures    Electric Power Research Institute                     Dues         15,000
                                                                                 ------
                  Subtotal                                                       15,000

                                                                Dues, fees,
  Cinergy     Citizens for a Strong Ohio                          support        50,000
                                                                Dues, fees,
              Environmental Law Institute                         support        10,000
                                                                Dues, fees,
              Indiana Environmental Institute                     support        12,000
                                                                Dues, fees,
              National Underground Railroad                       support       200,000
                                                                Dues, fees,
              Less that $10,000 - 28 beneficiaries                support        18,520
                                                                                 ------
                  Subtotal                                                      290,520

              Total                                                            $662,831
                                                                               ========

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I

                                                  Serving                  Receiving
               Transaction                        Company                   Company         Compensation
               -----------                        -------                   -------         ------------
                                                                                           (in thousands)

Construction, gas transmission and                                                            $
administrative and general services (1)     CG&E                 KO Transmission                  459

Construction, gas transmission and
administrative and general services (1)     ULH&P                KO Transmission                   22

Line locating, meter reading, and
underground construction services (2)       Reliant              CG&E                           2,491

Line locating, meter reading, and
underground construction services (2)       Reliant              PSI                            4,842

Line locating, meter reading, and
underground construction services (2)       Reliant              ULH&P                            169

Operation and maintenance services (2)      Generation Services  CG&E                          62,281

Operation and maintenance services (2)      Generation Services  PSI                           18,786

Maintenance services (2)                    Miller Pipeline      CG&E                           3,466

Maintenance services (2)                    Miller Pipeline      PSI                              377

Engineering and construction services (2)   CG&E                 Cinergy EPCOM                    704

Engineering and construction services (2)   PSI                  Cinergy EPCOM                    165

Engineering and construction services (2)   ULH&P                Cinergy EPCOM                    229

Maintenance services (2)                    CG&E                 Cinergy One                      992

Maintenance services (2)                    PSI                  Cinergy One                      105

Maintenance services (2)                    ULH&P                Cinergy One                        3

Operation and maintenance services (2)      CG&E                 CinCap MVC OpCo, LLC (3)         286

Operation and maintenance services (2)      PSI                  CinCap MVC OpCo, LLC (3)         617

                                                                 Cinergy Solutions of
Maintenance services (2)                    PSI                  Tuscola, Inc.                    694

Engineering and construction services (2)   CG&E                 Solutions                         97

Installation and maintenance services (2)   CG&E                 Technology                        64

Operation and maintenance services (2)      PSI                  Generation Services              147

Environmental consulting services (2)       CG&E                 Capital and Trading              125

Consulting Services (2)                     PSI                  Capital and Trading               13

Administrative and general and
engineering services (2)                    CG&E                 Solutions Holding                 73

Project development services (2)            PSI                  Solutions Holding                  2

Consulting services (2)                     PSI                  Marketing and Trading             11

(1)   Pursuant to Rel. No. 35-26146, dated October 21, 1994.
(2)   Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016,
      May 4, 1999, exhibits B-1, B-2, and B-3).
(3)   This company was dissolved in 2001.

Part II

None

Part III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

The following information shows the required information for Cinergy’s investment in exempt wholesale generators (EWG) and foreign utility companies (FUCO) as of December 31, 2001:

(a)         Company name, location, business address, description and interest held by each system company;
(b)         Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c)         Debt to equity ratio and earnings;
(d)         Contracts for service, sales or construction with affiliates.

(a)                                                                             EWG Subsidiaries
                                                                                ----------------

              Company             Location            Business Address        Company Description                    Interest Held
              -------             --------            ----------------        -------------------                    -------------
Brownsville Power I, LLC       Haywood County, TN  139 E. Fourth Street       Brownsville Power I, LLC is a   Capital & Trading owns 100% equity
                                                   Cincinnati, OH 45201       480 megawatts (MW) natural      investment in Brownsville Power I,
                                                                              gas-fired generation facility.  LLC.  Investments owns 100% equity investment in Capital & Trading.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Investments.

Caledonia Power I, LLC         Lowndes County, MS  139 E. Fourth Street       Caledonia Power I, LLC is a     Capital & Trading owns 100% equity
                                                   Cincinnati, OH 45201       550 MW natural gas-fired        investment in Caledonia Power I, LLC.
                                                                              generation facility.            Investments owns 100% equity
                                                                                                              investment in Capital & Trading.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Investments.

CinCap VII, LLC                Henry County, IN    139 E. Fourth Street       CinCap VII, LLC is a 129 MW     CinCap VIII owns 100% equity
                                                   Cincinnati, OH 45201       natural gas-fired generation    investment in CinCap VII, LLC.
                                                                              facility.                       Capital & Trading owns 100% equity
                                                                                                              investment in CinCap VIII.
                                                                                                              Investments owns 100% equity
                                                                                                              investment in Capital & Trading.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Investments.

CinCap Madison, LLC            Butler County, OH   139 E. Fourth Street       CinCap Madison, LLC is a 680    CinCap VIII owns 100% equity
                                                   Cincinnati, OH 45201       MW natural gas-fired            investment in CinCap Madison, LLC.
                                                                              generation facility.            Capital & Trading owns 100% equity
                                                                                                              investment in CinCap VIII.
                                                                                                              Investments owns 100% equity
                                                                                                              investment in Capital & Trading.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Investments.

Chandler Wind Partners, LLC    Chandler, MN        Corporation Trust Center   Chandler Wind Partners, LLC is  Cinergy Global Chandler I, Inc. owns
                                                   1209 Orange Street         a wind farm with an electric    100% equity investment in Chandler
                                                   Wilmington, Delaware 19801 generation capacity of 2 MW.    Wind Partners, LLC.  Cinergy Global
                                                                                                              Chandler Holding, Inc. owns 100%
                                                                                                              equity investment in Cinergy Global
                                                                                                              Chandler I, Inc.  Global Power owns
                                                                                                              100% equity investment in Cinergy
                                                                                                              Global Chandler Holding, Inc.  Global
                                                                                                              Resources owns 100% equity investment
                                                                                                              in Global Power.  Cinergy owns 100%
                                                                                                              equity investment in Global Resources.

Foote Creek III, LLC           Laramie, WY         Corporation Trust Center   Foote Creek III, LLC is a wind  Cinergy Global Foote Creek, Inc. owns
                                                   1209 Orange Street         farm with an electric           100% equity investment in Foote Creek
                                                   Wilmington, Delaware 19801 generation capacity of 25 MW.   III, LLC.  Global Power owns 100%
                                                                                                              equity investment in Cinergy Global
                                                                                                              Foote Creek, Inc.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Foote Creek II, LLC            Laramie, WY         Corporation Trust Center   Foote Creek II, LLC is a wind   Cinergy Global Foote Creek II, Inc.
                                                   1209 Orange Street         farm with an electric           owns 100% equity investment in Foote
                                                   Wilmington, Delaware 19801 generation capacity of 2 MW.    Creek II, LLC.  Global Power owns 100%
                                                                                                              equity investment in Cinergy Global
                                                                                                              Foote Creek II, Inc.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Foote Creek IV, LLC            Laramie, WY         Corporation Trust Center   Foote Creek IV, LLC is a wind   Cinergy Global Foote Creek IV, Inc.
                                                   1209 Orange Street         farm with an electric           owns 100% equity investment in Foote
                                                   Wilmington, Delaware 19801 generation capacity of 17 MW.   Creek IV, LLC.  Global Power owns 100%
                                                                                                              equity investment in Cinergy Global
                                                                                                              Foote Creek IV, Inc.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Ridge Crest Wind Partners, LLC Peetz, Colorado     Corporation Trust Center   Ridge Crest Wind Partners, LLC  Cinergy Global Peetz Table I, Inc.
                                                   1209 Orange Street         is a wind farm with an          owns 100% equity investment in Ridge
                                                   Wilmington, Delaware 19801 electric generation capacity    Crest Wind Partners, LLC.  Global
                                                                              of 30 MW.                       Power owns 100% equity investment in
                                                                                                              Cinergy Global Peetz Table I, Inc.
                                                                                                              Global Resources owns 100% equity
                                                                                                              investment in Global Power.  Cinergy
                                                                                                              owns 100% equity investment in Global
                                                                                                              Resources.

(a)                                                                  FUCO Subsidiaries
                                                                     -----------------

        Company                 Location            Business Address             Company Description                      Interest Held
        -------                 --------            ----------------             -------------------                      -------------
Attiki Gas Supply Company SA  Athens, Greece       2 Orfeos and                Attiki Gas Supply Company      Attiki Denmark ApS owns 49% equity
                                                   Persefonis Street           SA was formed to supply and    investment in Attiki Gas Supply Company
                                                   118 54 Athens               sell natural gas to            SA.  CGP Global Greece Holdings, SA owns
                                                   Greece                      consumers located within       a 51% and Global Power owns a 9% equity
                                                                               the geographical area of       investment in Attiki Denmark ApS.  Global
                                                                               Attiki, Athens.                Power owns 100% equity investment in CGP
                                                                                                              Global Greece Holdings, SA.  Global
                                                                                                              Resources owns 100% equity investment in
                                                                                                              Global Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Cinergy Global Ely, Inc.      Wilmington, DE       139 East Fourth Street      Cinergy Global Ely, Inc. is    Global Power owns 100% equity investment
                                                   25 AT II                    an EWG/FUCO project parent,    in Cinergy Global Ely, Inc.  Global
                                                   Cincinnati, OH  45202       which holds interest in one    Resources owns 100% equity investment in
                                                                               FUCO, EPR Ely Limited,         Global Power.  Cinergy owns 100% equity
                                                                               Company.                       investment in Global Resources.

EPR Ely Limited               Ely, United Kingdom  Renewables House            EPR Ely Limited is a 36 MW     EPR Ely Power Limited owns 100% equity
                                                   330 Bristol Business Park   straw-fired power plant        investment in EPR Ely Limited.  Cinergy
                                                   Coldharbour Lane            which generates electricity    Global Ely, Inc. owns 30% equity
                                                   Bristol                     to supply about 65,000         investment in EPR Ely Power Limited.
                                                   BS16 1EJ                    homes in the United            Global Power owns 100% equity investment
                                                                               Kingdom.                       in Cinergy Global Ely, Inc.  Global
                                                                                                              Resources owns 100% equity investment in
                                                                                                              Global Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Cinergy Global Power          England              Cinergy House               Cinergy Global Power           Global Power owns 100% equity investment
Services Limited                                   Ryon Hill Park              Services Limited pursues       in Cinergy Global Power Services
                                                   Warwick Road                generation, transmission       Limited.  Global Resources owns 100%
                                                   Stratford-upon-Avon         and distribution               equity investment in Global Power.
                                                   Warwickshire CV37 0UU       opportunities throughout       Cinergy owns 100% equity investment in
                                                                               the world.  This entity is     Global Resources.
                                                                               devoted to project
                                                                               development of EWG and FUCO
                                                                               projects, but it is not
                                                                               itself either a FUCO or an
                                                                               EWG.

Cinergy Global Power          Redditch,            Cinergy House               Cinergy Global Power (UK)      Global Power owns 100% equity investment
(UK)Limited                   Worcestershire,      Ryon Hill Park              Limited owns and operates a    in Cinergy Global Power (UK) Limited.
                              England              Warwick Road                29 MW gas turbine              Global Resources owns 100% equity
                                                   Stratford-upon-Avon         generator, which supplies      investment in Global Power.  Cinergy owns
                                                   Warwickshire CV37 0UU       wholesale electricity.         100% equity investment in Global
                                                                                                              Resources.

Copperbelt                    Republic of Zambia   Headquarters                Copperbelt owns and            Cinergy Zambia B.V. owns 38.5% equity
                                                   23rd Avenue                 operates certain electric      investment in Copperbelt.  Holdings B.V.
                                                   P O Box 20819               generation, transmission,      owns 100% equity investment in Cinergy
                                                   Nkana East                  and distribution assets        Zambia B.V.  Global Holdings owns 100%
                                                   Kitwe                       acquired under the             equity investment in Holdings B.V.
                                                   Zambia                      privatization of Zambia's      Global Power owns 100% equity investment
                                                                               mining industry.               in Global Holdings.  Global Resources
                                                                               Cooperbelt provides 4,500      owns 100% equity investment in Global
                                                                               gigawatt hour (GWh) per        Power.  Cinergy owns 100% equity
                                                                               annum located in and around    investment in Global Resources.
                                                                               the city of Kitwe in north
                                                                               central Zambia.

EOS I                         Galicia, Spain       Calle Galeras 17            EOS I owns and operates        Cinergy Turbines B.V. owns 48.5% equity
                                                   3rd Floor                   20.4 MW of electric wind       investment in EOS I.  Holdings B.V. owns
                                                   Santiago de Compostela 1575 generation assets.             100% equity investment in Cinergy
                                                   Spain                                                      Turbines B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

EOS II                        Galicia, Spain       Calle Galeras 17            EOS II owns and operates       Cinergy Turbines B.V. owns 48.5% equity
                                                   3rd Floor                   19.2 MW of electric wind       investment in EOS II.  Holdings B.V. owns
                                                   Santiago de Compostela 1575 generation assets.             100% equity investment in Cinergy
                                                   Spain                                                      Turbines B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Cinergy Renovables            Murcia, Spain        Paseo de la Castellana 23   Cinergy Renovables             Hydro B.V. owns 100% equity investment in
Ibericas, S.A.                                     Madrid                      Ibericas, S.A. owns five       Cinergy Renovables Ibericas, S.A.
                                                   Spain                       mini-hydro facilities with     Holdings B.V. owns 100% equity investment
                                                                               a total of 6 MW, which         in Hydro B.V.  Global Holdings owns 100%
                                                                               supplies electricity to        equity investment in Holdings B.V.
                                                                               Iberdrola, the regional        Global Power owns 100% equity investment
                                                                               electric company.              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Desarrollos Eolico            Plasencia de Jalon,  Avenida Academia            Desarrollos Eolico El          Cinergy Renovables Ibericas, S.A. owns
El Aguila, S.A.               Zaragoza, Spain      Militar 52                  Aguila, S.A. is a wind farm    50% equity investment in Desarrollos
                                                   Zaragoza                    with a generating capacity     Eolico El Aguila, S.A.  Hydro B.V. owns
                                                   Spain                       of 19 MW.                      100% equity investment in Cinergy
                                                                                                              Renovables Ibericas, S.A.  Holdings B.V.
                                                                                                              owns 100% equity investment in Hydro
                                                                                                              B.V.  Global Holdings owns 100% equity
                                                                                                              investment in Holdings B.V.  Global Power
                                                                                                              owns 100% equity investment in Global
                                                                                                              Holdings.  Global Resources owns 100%
                                                                                                              equity investment in Global Power.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Global Resources.

Ascoy                         Ascoy, Murcia,       Rector Losau 16, 6(Degree)  Ascoy is a wind farm           Cinergy Renovables Ibericas, S.A. owns
                              Spain                30000 Murcia                consisting of nine 660 KW      19.5% equity investment in Ascoy.  Hydro
                                                   Spain                       wind turbines providing        B.V. owns 100% equity investment in
                                                                               electric generating            Cinergy Renovables Ibericas, S.A.
                                                                               capacity of approximately 6    Holdings B.V. owns 100% equity investment
                                                                               MW.                            in Hydro B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Compania Eolica               Aragon, Spain        Paseo Pamplona 5,           Compania Eolica Aragonesa,     Corporacion Eolica, S.L. owns 100% equity
Aragonesa, S.A.                                    5a planta                   S.A. owns three operating      investment in Compania Eolica Aragonesa,
                                                   Zaragoza                    wind farms with approximate    S.A.  EoloCrisa, S.L. owns 100% equity
                                                   Aragon                      total electric capacity of     investment in Corporacion Eolica, S.L.
                                                   Spain                       64 MW.                         Cinergy Renovables Ibericas, S.A. owns
                                                                                                              50% equity investment in EoloCrisa, S.L.
                                                                                                              Hydro B.V. owns 100% equity investment in
                                                                                                              Cinergy Renovables Ibericas, S.A.
                                                                                                              Holdings B.V. owns 100% equity investment
                                                                                                              in Hydro B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Northeolic Pico Gallo, S.L.   Tineo, Asturias,     La Plaza s/n                Northeolic Pico Gallo, S.L.    Cinergy Renovables Ibericas, S.A. owns
                              Spain                Caravia Baja,               is a wind farm under           50% equity investment in Northeolic Pico
                                                   33343 Asturias              construction with a total      Gallo, S.L.  Hydro B.V. owns 100% equity
                                                   Spain                       generating capacity of 25      investment in Cinergy Renovables
                                                                               MW.                            Ibericas, S.A.  Holdings B.V. owns 100%
                                                                                                              equity investment in Hydro B.V.  Global
                                                                                                              Holdings owns 100% equity investment in
                                                                                                              Holdings B.V.  Global Power owns 100%
                                                                                                              equity investment in Global Holdings.
                                                                                                              Global Resources owns 100% equity
                                                                                                              investment in Global Power.  Cinergy owns
                                                                                                              100% equity investment in Global
                                                                                                              Resources.

Tractments de Juneda, SA      Juneda, Spain        Calle Major 13              Tractaments de Juneda, SA      Cinergy Renovables Ibericas, S.A. owns
                                                   Juneda, Spain               is a 16.3 MW pig slurry        15% and Age Inversiones owns a 17% equity
                                                                               biomass generation plant.      investment in Tractaments de Juneda, SA.
                                                                                                              Hydro B.V. owns 100% equity investment in
                                                                                                              Cinergy Renovables Ibericas, S.A.
                                                                                                              Holdings B.V. owns 100% equity investment
                                                                                                              in Hydro B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Narva                         Republic of Estonia  Kerese 11, Narva,           Narva is an electric           Startekor owns a 100% equity investment
                                                   Republic of Estonia         distribution and supply        in Narva.  Cinergy Eesti OU owns a 67%
                                                                               network which provides 350     equity investment in Startekor.  Cinergy
                                                                               GWh per annum within its       1 B.V. owns a 100% equity investment in
                                                                               franchise area.  Narva owns    Cinergy Eesti OU.  Hydro B.V. owns a 100%
                                                                               and uses facilities for the    equity investment in Cinergy 1 B.V.
                                                                               distribution and sale at       Holdings B.V. owns 100% equity investment
                                                                               retail of electrical power     in Hydro B.V.  Global Holdings owns 100%
                                                                               in northeastern Estonia.       equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Cinergy Global                Amsterdam,           Strawinskylaan 3105         Cinergy Global Resources 1     Hydro B.V. owns a 100% equity investment
Resources 1 B.V.              The Netherlands      1077 ZX Amsterdam           B.V. is an EWG/FUCO project    in Cinergy Global Resources 1 B.V.
                                                   The Netherlands             parent, which holds            Holdings B.V. owns 100% equity investment
                                                                               interests in seven FUCO        in Hydro B.V.  Global Holdings owns 100%
                                                                               companies.  The seven          equity investment in Holdings B.V.
                                                                               companies include:             Global Power owns 100% equity investment
                                                                               Teplarny, Energetika,          in Global Holdings.  Global Resources
                                                                               Cinergy Global Polska Sp.      owns 100% equity investment in Global
                                                                               Z o.o., Cinergy Global         Power.  Cinergy owns 100% equity
                                                                               Resources a.s.,                investment in Global Resources.
                                                                               Cinergetika, Chropyne and
                                                                               Otrokovice.

Teplarny                      Zlin, Czech          Tr. T. Bati 1970            Teplarny is a combined heat    Cinergy Global Resources 1 B.V. owns a
                              Republic             Postal Code 762 02 Zlin     power plant, which includes    100% equity investment in Teplarny.
                                                   Czech Republic              five turbine generators        Hydro B.V. owns a 100% equity investment
                                                                               providing approximately 48     in Cinergy Global Resources 1 B.V.
                                                                               MW of electricity.  In         Holdings B.V. owns 100% equity investment
                                                                               addition, the gas-fired        in Hydro B.V.  Global Holdings owns 100%
                                                                               boilers provide                equity investment in Holdings B.V.
                                                                               approximately 410 MW of        Global Power owns 100% equity investment
                                                                               thermal capacity.              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Energetika                    Plzen, Czech         P.O. Box 70 Tylova 57       Energetika is a combined       Cinergy Global Resources 1 B.V. owns a
                              Republic             303 70 Plzen                heat and power plant, with     100% equity investment in Energetika.
                                                   Czech Republic              three turbine generators       Hydro B.V. owns a 100% equity investment
                                                                               which provide approximately    in Cinergy Global Resources 1 B.V.
                                                                               84 MW of electricity and       Holdings B.V. owns 100% equity investment
                                                                               three coal-fired and two       in Hydro B.V.  Global Holdings owns 100%
                                                                               oil-fired boilers which        equity investment in Holdings B.V.
                                                                               provide approximately 400      Global Power owns 100% equity investment
                                                                               MW of thermal capacity.        in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Cinergy Global                Warsaw, Poland       15 Jana Pawla II Street,    Cinergy Global Polska Sp.      Cinergy Global Resources 1 B.V. owns a
Polska Sp. Z o.o.                                  00-828                      Z o.o. is devoted to           100% equity investment in Cinergy Global
                                                   Warsaw, Poland              project development of EWG     Polska Sp. Z o.o.  Hydro B.V. owns a 100%
                                                                               and FUCO projects, but it      equity investment in Cinergy Global
                                                                               is not itself either a FUCO    Resources 1 B.V.  Holdings B.V. owns 100%
                                                                               or EWG.                        equity investment in Hydro B.V.  Global
                                                                                                              Holdings owns 100% equity investment in
                                                                                                              Holdings B.V.  Global Power owns 100%
                                                                                                              equity investment in Global Holdings.
                                                                                                              Global Resources owns 100% equity
                                                                                                              investment in Global Power.  Cinergy owns
                                                                                                              100% equity investment in Global
                                                                                                              Resources.

Cinergy Global                Czech Republic       Karlova 27                  Cinergy Global Resources       Cinergy Global Resources 1 B.V. owns a
Resources a.s.                                     110 00 Praha 1              a.s. is devoted to project     100% equity investment in Cinergy Global
                                                   Czech Republic              development of EWG and FUCO    Resources a.s.  Hydro B.V. owns a 100%
                                                                               projects, but it is not        equity investment in Cinergy Global
                                                                               itself either a FUCO or EWG.   Resources 1 B.V.  Holdings B.V. owns 100%
                                                                                                              equity investment in Hydro B.V.  Global
                                                                                                              Holdings owns 100% equity investment in
                                                                                                              Holdings B.V.  Global Power owns 100%
                                                                                                              equity investment in Global Holdings.
                                                                                                              Global Resources owns 100% equity
                                                                                                              investment in Global Power.  Cinergy owns
                                                                                                              100% equity investment in Global
                                                                                                              Resources.

Cinergetika                   Usti nad Labem,      P.O. Box 14C                Cinergetika is a combined      Cinergy Global Resources 1 B.V. owns a
                              Czech Republic       Zukovova 100                heat and power plant, which    99.8% equity investment in Cinergetika.
                                                   400 30 Usti nad Labem       includes three turbine         Hydro B.V. owns a 100% equity investment
                                                   Czech Republic              generators providing           in Cinergy Global Resources 1 B.V.
                                                                               approximately 14 MW of         Holdings B.V. owns 100% equity investment
                                                                               electricity and four           in Hydro B.V.  Global Holdings owns 100%
                                                                               coal-fired boilers             equity investment in Holdings B.V.
                                                                               providing approximately 230    Global Power owns 100% equity investment
                                                                               MW of thermal capacity.        in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Chropyne                      Chropyne,            Komenskeho 75               Chropyne is a combined heat    Cinergy Global Resources 1 B.V. owns a
                              Czech Republic       768 11Chropyne,             and power plant, which         100% equity investment in Chropyne.
                                                   Czech Republic              includes one turbine           Hydro B.V. owns a 100% equity investment
                                                                               generator providing            in Cinergy Global Resources 1 B.V.
                                                                               approximately 2.5 MW of        Holdings B.V. owns 100% equity investment
                                                                               electricity and three          in Hydro B.V.  Global Holdings owns 100%
                                                                               natural gas-fired boilers      equity investment in Holdings B.V.
                                                                               providing approximately 48     Global Power owns 100% equity investment
                                                                               MW of thermal capacity.        in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Otrokovice                    Otrokovice,          Objizdna 1777               Otrokovice is a combined       Cinergy Global Resources 1 B.V. owns a
                              Czech Republic       76539 Otrokovice            heat and power plant, which    12% equity investment in Otrokovice.
                                                   District Zlin               includes two turbine           Hydro B.V. owns a 100% equity investment
                                                   Czechoslovakia              generators providing           in Cinergy Global Resources 1 B.V.
                                                                               approximately 50 MW of         Holdings B.V. owns 100% equity investment
                                                                               electricity and five           in Hydro B.V.  Global Holdings owns 100%
                                                                               coal-fired boilers             equity investment in Holdings B.V.
                                                                               providing approximately 349    Global Power owns 100% equity investment
                                                                               MW of thermal capacity.        in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Desebro                       Dehesa del Coscojar, Calle Avenida               Desebro is a 15 MW wind        Cinergy 2 B.V. owns a 50% equity
                              Plasencia de Jalon,  Academia General            farm.                          investment in Desebro.  Hydro B.V. owns a
                              Zaragoza, Spain      Militar 52                                                 100% equity investment in Cinergy 2 B.V.
                                                   Zaragoza                                                   Holdings B.V. owns 100% equity investment
                                                   Spain                                                      in Hydro B.V.  Global Holdings owns 100%
                                                                                                              equity investment in Holdings B.V.
                                                                                                              Global Power owns 100% equity investment
                                                                                                              in Global Holdings.  Global Resources
                                                                                                              owns 100% equity investment in Global
                                                                                                              Power.  Cinergy owns 100% equity
                                                                                                              investment in Global Resources.

Egoli Gas (Proprietary)       Johannesburg,        1 Annet Drive               Egoli Gas (Proprietary)        Cinergy South Africa Investments 1 B.V.
Limited                       South Africa         Cottesloe                   Limited is a gas               owns a 100% equity investment in Egoli
                                                   Johannesburg 2092           distribution company which     Gas (Proprietary) Limited.  Holdings B.V.
                                                                               owns and operates 1,341        owns a 100% equity investment in Cinergy
                                                                               kilometers of high and low     South Africa Investments 1 B.V.  Global
                                                                               pressure gas mains and gas     Holdings owns 100% equity investment in
                                                                               storage facilities.  The       Holdings B.V.  Global Power owns 100%
                                                                               company sells gas at retail    equity investment in Global Holdings.
                                                                               to approximately 11,000        Global Resources owns 100% equity
                                                                               customers.                     investment in Global Power.  Cinergy owns
                                                                                                              100% equity investment in Global
                                                                                                              Resources.

Tsavo Power Company Limited   Nairobi, Kenya       9th Floor                   Tsavo Power Company Limited    IPS-Cinergy Power Limited owns 49.9%
                                                   IPS Building                is a 74 MW diesel engined      equity investment in Tsavo Power Company
                                                   Kimathi Street              heavy fuel oil fired power     Limited. Cinergy Global Tsavo Power owns
                                                   P.O. Box 30500              plant, which is located        48.2% equity investment in IPS-Cinergy
                                                   Nairobi, Kenya              near the Port of Mombasa,      Power Limited.  Cinergy Global (Cayman)
                                                                               Kenya.                         Holdings, Inc. owns 100% equity
                                                                                                              investment in Cinergy Global Tsavo
                                                                                                              Power.  Global Power owns 100% equity
                                                                                                              investment in Cinergy Global (Caymen)
                                                                                                              Holdings, Inc.  Global Resources owns
                                                                                                              100% equity investment in Global Power.
                                                                                                              Cinergy owns 100% equity investment in
                                                                                                              Global Resources.

CZECHPOL ENERGY spol, s.r.o.  Sviadnov,            Karlova 27                  CZECHPOL ENERGY spol,          Cinergy Global One, Inc. owns a 100%
                              Czech Republic       110 00 Praha 1              s.r.o. engages in              equity investment in CZECHPOL ENERGY
                                                   Czech Republic              structured, cross border       spol, s.r.o.  Global Power owns a 100%
                                                                               power transactions.  The       equity investment in Cinergy Global One,
                                                                               company sources fuel to        Inc.  Global Resources owns a 100% equity
                                                                               power plants in Central and    investment in Global Power.  Cinergy owns
                                                                               Eastern Europe, imports and    a 100% equity investment in Global
                                                                               exports power throughout       Resources.  Cinergy is currently in the
                                                                               numerous European              process of restructuring in order to move
                                                                               countries, and is active in    ownership of CZECHPOL ENERGY spol, s.r.o.
                                                                               the marketing and trading      to Cinergy Global Resources 1 B.V.
                                                                               of physical energy products
                                                                               including excess production
                                                                               from Cinergy's plants in
                                                                               the surrounding region.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

(b)      Cinergy’s capital investment amount at December 31, 2001, is being filed pursuant to Rule 104(b). See “Exhibit J”            section in “Item 10. Financial Statements and Exhibits” for this required information.

            Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy’s debt recourse or other financial             obligation for the FUCO/EWG subsidiaries listed above.

            Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy guarantees of securities for the             FUCO/EWG subsidiaries listed in the tables above.

            No Cinergy subsidiaries that are not FUCOs or EWGs have transferred any assets to the above subsidiaries.

(c)      The subsidiary ratio of debt to common equity and yearly earnings at December 31, 2001 are being filed pursuant to            Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for the required information.

(d)      Nonutility Service Agreement, as amended, among Cinergy, nonutility subsidiaries of Cinergy and Services (pursuant to            Rel. No. 35-26662, dated 2/7/97). Pursuant to the agreement between Services and Cinergy’s domestic and foreign            subsidiaries, Services allocated a proportional share of certain costs to Cinergy’s system companies, including its            EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy’s U-           13-60 for the year ended December 31, 2001.

         Services Agreements among the utility subsidiaries of Cinergy and the nonutility subsidiaries of Cinergy (other than            any FUCO) dated May 14, 1999 (pursuant to Rel. No. 35-27016, dated 5/4/99). Cinergy’s utility subsidiaries and such            nonutility subsidiaries are authorized to provide services to each other pursuant to such agreements. Services provided            pursuant to these agreements are priced at fully allocated costs as defined by Rules 90 and 91 of the Public Utility            Holding Company Act of 1935, as amended.

Part II

          See "Exhibit G" section in "Item 10. Financial Statements and Exhibits" for the organizational chart information.

          See "Exhibit H" section in "Item 10. Financial Statements and Exhibits" for the financial information.

Part III

           Cinergy’s filing, pursuant to Rule 24 under the Public Utility Holding Company Act of 1935 and the Commission’s order            dated June 23, 2000 (File No. 70-9577), reported a capital investment of $1,302,457 thousand ($941,548 thousand in EWGs            and $360,909 thousand in FUCOs and FUCO-related subsidiaries) at December 31, 2001. The capital investment was            calculated under the cost method.

           The ratio of Cinergy’s capital investment in FUCO’s and EWGs to its investment in domestic public utility subsidiary            companies is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for            this required information.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                    Previously Filed as
 Designation                                  Nature of Exhibit                                   Exhibit to:
 -----------                                  -----------------                                   -----------

      A-1        Annual Report of Cinergy on Form 10-K for the year ended December 31, 2001     File No. 1-11377

   A-2        2002 Proxy Statement for the year ended December 31, 2001                      File No. 1-11377

   A-3        Annual Report of CG&E on Form 10-K for the year ended December 31, 2001        File No. 1-01232

   A-4        Annual Report of PSI on Form 10-K for the year ended December 31, 2001         File No. 1-03543

   A-5        Annual Report of ULH&P on Form 10-K for the year ended December 31, 2001       File No. 2-07793

   A-6        2002 Information Statement of PSI for the year ended December 31, 2001         File No. 1-03543

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

      B-1       Certificate of Incorporation of Cinergy, as amended May 10, 2001               Cinergy's March 31, 2001,
                                                                                               Form 10-Q, File No. 1-11377

      B-2       By-laws of Cinergy as amended December 14, 2000                                Cinergy's 2000 Form 10-K
                                                                                               File No. 1-11377

      B-3       Amended Articles of Incorporation of CG&E effective October 23, 1996           CG&E's September 30, 1996,
                                                                                               Form 10-Q, File No. 1-01232

      B-4       Regulations of CG&E as amended, adopted April 25, 1996                         CG&E's March 31, 1996,
                                                                                               Form 10-Q, File No. 1-01232

      B-5       Amended Articles of Consolidation of PSI as amended April 20, 1995             PSI's June 30, 1995
                                                                                               Form 10-Q, File No. 1-03543

      B-6       Amendment to Article D of the Amended Articles of Consolidation of PSI         PSI's 1997 Form 10-K
                effective July 10, 1997                                                        File No. 1-03543

      B-7       By-laws of PSI as amended December 17, 1996                                    PSI's March 31, 1997
                                                                                               Form 10-Q, File No. 1-03543

      B-8       Restated Articles of Incorporation of ULH&P made effective May 7, 1976         ULH&P's May 1976,
                                                                                               Form 8-K, File No. 2-07793

      B-9       By-laws of ULH&P as amended, adopted May 8, 1996                               ULH&P's March 31, 1996,
                                                                                               Form 10-Q, File No. 2-07793

      B-10      Amendment to Restated Articles of Incorporation of ULH&P  (Article Third) and  ULH&P's 1997 Form 10-K
                Amendment to the By-laws of ULH&P (Article 1), both effective July 24, 1997    File No. 2-07793

      B-11      By-laws of ULH&P as amended, adopted May 26, 1999                              Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-12      Certificate of Incorporation of Services                                       Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-13      By-laws of Services                                                            Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-14      Articles of Incorporation of Tri-State Improvement Company                     Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-15      Regulations of Tri-State Improvement Company as amended, adopted May 28, 1999  Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-16      Articles of Incorporation of Lawrenceburg                                      Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-17      By-laws of Lawrenceburg as amended, adopted May 28, 1999                       Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-18      Articles of Incorporation of Miami Power Corporation as amended                Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-19      By-laws of Miami Power Corporation as amended, adopted May 28, 1999            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-20      Articles of Incorporation of KO Transmission Company                           Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-21      By-laws of KO Transmission Company as amended, adopted May 28, 1999            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-22      Certificate of Incorporation of Cinergy Power Investments, Inc.                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-23      Regulations of Cinergy Power Investments, Inc.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-24      Articles of Incorporation of South Construction Company, Inc.                  Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-25      By-laws of South Construction Company, Inc.                                    Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-26      Certificate of Incorporation of Investments                                    Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-27      By-laws of Investments                                                         Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-28      Amended Articles of Incorporation of Cinergy-Cadence, Inc.                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-29      By-laws of Cinergy-Cadence, Inc.                                               Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-30      Certificate of Formation of Cadence Network                                    Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-31      Certificate of Incorporation of Cadence Network                                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-32      By-laws of Cadence Network                                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-33      Amended Articles of Incorporation of Capital & Trading                         Cinergy's Form U5S filed
                                                                                               May 1, 1997

      B-34      By-laws of Capital & Trading                                                   Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-35      Certificate of Formation of CinCap IV, LLC                                     Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-36      Certificate of Formation of CinCap V, LLC                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-37      Certificate of Formation of CinCap VIII, LLC                                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-38      Certificate of Formation of CinCap VII, LLC                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-39      Amended Agreement of Limited Liability Company of CinCap VII, LLC              Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-40      Certificate of Formation of CinCap Madison, LLC (formerly Duke Energy          Cinergy's Form U5S filed
                Madison, LLC)                                                                  May 1, 2000

      B-41      Certificate of Formation of CinCap IX, LLC                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-42      Limited Liability Company Agreement of CinCap IX, LLC                          Refer to footnote 1

      B-43      Certificate of Formation of CinCap X, LLC                                      Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-44      Limited Liability Company Agreement of CinCap X, LLC                           Refer to footnote 1

      B-45      Certificate of Formation of CinPower I, LLC                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-46      Amended Agreement of Limited Liability Agreement of CinPower I, LLC            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-47      Certificate of Amendment to Certificate of Formation of Cinergy Marketing &    Cinergy's Form U5S filed
                Trading  (The sole purpose of the amendment was to change Producers Energy     May 1, 2000
                Marketing, LLC's name to Cinergy Marketing & Trading)

      B-48      Second Amended Agreement of Limited Liability Company of Cinergy Marketing &   Cinergy's Form U5S filed
                Trading dated June 8, 1999                                                     May 1, 2000

      B-49      Certificate of Formation of Cinergy Transportation, LLC                        Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-50      Limited Liability Company Agreement of Cinergy Transportation, LLC             Refer to footnote 1

      B-51      Certificate of Formation for SynCap II, LLC                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-52      Limited Liability Company Agreement of SynCap II, LLC                          Refer to footnote 1

      B-53      Certificate of Incorporation of Cinergy Communications, Inc.                   Cinergy's Form U5S filed
                                                                                               May 1, 1997

      B-54      By-laws of Cinergy Communications, Inc.                                        Cinergy's Form U5S filed
                                                                                               May 1, 1997

      B-55      Certificate of Amendment of Certificate of Incorporation of Cinergy            Cinergy's Form U5S filed
                Telecommunications Holding Company, Inc.  (The sole purpose of this amendment  May 1, 2001 was to change Cinergy Communications, Inc.'s name to Cinergy
                Telecommunications Holding Company, Inc.)

      B-56      Certificate of Formation of Lattice Communications, LLC                        Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-57      Articles of Incorporation of Cinergy Engineering, Inc.                         Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-58      Regulations of Cinergy Engineering, Inc.                                       Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-59      Certificate of Incorporation of Cinergy - Centrus, Inc.                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-60      By-laws of Cinergy - Centrus, Inc.                                             Cinergy's Form U5S filed

      B-61      Certificate of Incorporation of Cinergy - Centrus Communications, Inc.         Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-62      By-laws of Cinergy - Centrus Communications, Inc.                              Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-63      Certificate of Incorporation of Solutions Holding                              Cinergy's Form U5S filed
                                                                                               May 1, 1999

      B-64      By-laws of Solutions Holding                                                   Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-65      Certificate of Amendment of Certificate of Incorporation of Cinergy Solutions  Cinergy's Form U5S filed
                Holding Company, Inc.  (The sole purpose of the amendment was to change        May 1, 2001
                Cinergy Solutions, Inc.'s name to Cinergy Solutions Holding Company, Inc.)

      B-66      Certificate of Incorporation of 3036243 Nova Scotia Company                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-67      Limited Liability Company Agreement of Cinergy Solutions Limited Partnership   Refer to footnote 1

      B-68      Certificate of Incorporation of Vestar, Inc. (formerly known as Cinergy        Cinergy's Form U5S filed
                Business Solutions, Inc.)                                                      April 30, 1999

      B-69      By-laws of Vestar, Inc. (formerly known as Cinergy Business Solutions, Inc.)   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-70      Amendment of Articles of Vestar Limited (formerly Rose Technology Group        Cinergy's Form U5S filed
                Limited)                                                                       May 1, 2000

      B-71      Certificate of Formation of Cinergy EPCOM, LLC                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-72      Certificate of Formation of Cinergy EPCOM College Park, LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-73      Certificate of Incorporation of Solutions                                      Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-74      Certificate of Incorporation of Cinergy Energy Solutions, Inc.                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-75      Certificate of Formation of Cinergy GASCO Solutions, LLC                       Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-76      Limited Liability Company Agreement of Cinergy GASCO Solutions, LLC            Refer to footnote 1

      B-77      Certificate of Formation of Cinergy Solutions Partners, LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-78      Limited Liability Company Agreement of Cinergy Solutions Partners, LLC         Refer to footnote 1

      B-79      Certificate of Formation of Lansing Grand River Utilities, LLC                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-80      Limited Liability Company Agreement of Lansing Grand River Utilities, LLC      Refer to footnote 1

      B-81      Certificate of Formation for Oklahoma Arcadian Utilities, LLC                  Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-82      Limited Liability Company Agreement for Oklahoma Arcadian Utilities, LLC       Refer to footnote 1

      B-83      Certificate of Formation for Shreveport Red River Utilities, LLC               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-84      Limited Liability Company Agreement for Shreveport Red River Utilities, LLC    Refer to footnote 1

      B-85      Amended and Restated Certificate of Formation for Shreveport Red River         Cinergy's Form U5S filed
                Utilities, LLC                                                                 May 1, 2001

      B-86      Certificate of Formation for Cinergy Solutions of Boca Raton, LLC              Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-87      Limited Liability Company Agreement for Cinergy Solutions of Boca Raton, LLC   Refer to footnote 1

      B-88      Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.             Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-89      By-laws of Cinergy Solutions of Tuscola, Inc.                                  Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-90      Certificate of Formation of Energy Equipment Leasing LLC                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-91      Certificate of Formation of Trigen-Cinergy Solutions LLC                       Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-92      Certificate of Formation of Trigen-Cinergy Solutions of Ashtabula, LLC         Cinergy's Form U5S filed on
                                                                                               May 1, 2000

      B-93      Limited Liability Company Agreement of Trigen-Cinergy Solutions of Baltimore   Refer to footnote 1
                LLC

      B-94      Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-95      Articles of Organization of Trigen-Cinergy Solutions of Cincinnati, LLC        Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-96      Certificate of Formation of Trigen-Cinergy Solutions of College Park, LLC      Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-97      Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-98      Certificate of Formation of Trigen/Cinergy - USFOS Lansing LLC                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-99      Limited Liability Company Agreement for Trigen/Cinergy - USFOS Lansing LLC     Refer to footnote 1

      B-100     Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC            Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-101     Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC       Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-102     Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy    Cinergy's Form U5S filed
                Equipment Leasing, LLC                                                         May 1, 2000

      B-103     Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC          Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-104     Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove LLC       Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-105     Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-106     Limited Liability Company Agreement of Trigen-Cinergy Solutions of St. Paul    Refer to footnote 1
                LLC

      B-107     Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC           Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-108     Certificate of Incorporation of Cinergy Supply Network, Inc.                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-109     By-laws of Cinergy Supply Network, Inc.                                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-110     Articles of Organization of Reliant Services, LLC                              Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-111     Articles of Incorporation of Technology                                        Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-112     By-laws of Technology                                                          Cinergy's Form U5S filed
                                                                                               May 1, 1996

      B-113     Amended Articles of Incorporation of Cinergy Engineering, Inc. (formerly       Cinergy's Form U5S filed
                Enertech Associates International, Inc.)                                       May 1, 1997

      B-114     Regulations of Cinergy Engineering, Inc. (formerly Enertech Associates         Cinergy's Form U5S filed
                International, Inc.)                                                           May 1, 1996

      B-115     Certificate of Incorporation of Global Resources                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-116     By-laws of Global Resources                                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-117     Certificate of Incorporation of Global Power  (formerly Cinergy Investments    Cinergy's Form U5S filed
                MPI, Inc.)                                                                     May 1, 1998

      B-118     By-laws of Global Power                                                        Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-119     By-laws of Cinergy Global Chandler Holding, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-120     Certificate of Incorporation of Cinergy Global Chandler I, Inc.                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-121     By-laws of Cinergy Global Chandler I, Inc.                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-122     Certificate of Incorporation of Cinergy Global Ely, Inc.                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-123     By-laws of Cinergy Global Ely, Inc.                                            Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-124     Articles of Association of EPR Ely Power Limited                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-125     Articles of Association of EPR Ely Limited                                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-126     Articles of Association of Ely Power Limited                                   Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-127     Memorandum of Association of Anglian Ash Limited                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-128     Articles of Association of Anglian Ash Limited                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-129     Articles of Association of Anglian Straw Limited                               Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-130     Certificate of Incorporation of Cinergy Global Foote Creek, Inc.               Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-131     By-laws of Cinergy Global Foote Creek, Inc.                                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-132     Certificate of Formation of Foote Creek III, LLC                               Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-133     Limited Liability Company Agreement of Foote Creek III, LLC                    Refer to footnote 1

      B-134     Certificate of Incorporation of Cinergy Global Foote Creek II, Inc.            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-135     By-laws of Cinergy Global Foote Creek II, Inc.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-136     Certificate of Formation of Foote Creek II, LLC                                Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-137     By-laws of Cinergy Foot Creek IV, Inc.                                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-138     Articles of Association of Cinergy Global Power Services Limited               Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-139     Articles of Association of Cinergy Global Power Limited                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-140     Articles of Association of MPI International Limited                           Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-141     Certificate of Incorporation on name change of MPI International Limited       Cinergy's Form U5S filed
                                                                                               May 1, 1998

      B-142     Articles of Association of Cinergy Global Power (UK) Limited                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-143     Articles of Association of Cinergy Global Trading Limited                      Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-144     Certificate of Incorporation of Cinergy Global San Gorgonio, Inc.              Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-145     By-laws of Cinergy Global San Gorgonio, Inc.                                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-146     Certificate of Formation of San Gorgonio Westwinds II, LLC                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-147     Certificate of Incorporation of Global Holdings                                Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-148     By-laws of Global Holdings                                                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-149     Articles of Association of Holdings B.V.                                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-150     Articles of Association of Cinergy Zambia B.V.                                 Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-151     Articles of Association of Copperbelt                                          Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-152     Articles of Association of Cinergy Turbines B.V.                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-153     Certificate of Incorporation of EOS I                                          Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-154     Certificate of Incorporation of EOS II                                         Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-155     Articles of Association of Hydro B.V.                                          Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-156     Articles of Association of Cinergy Renovables Ibericas, S.A.                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-157     Certificate of Incorporation of Cinergy Global Power Iberia, S.A.              Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-158     Articles of Association of Cinergy Global Power Iberia, S.A.                   Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-159     Certificate of Incorporation of Escambeo, S.L.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-160     Articles of Association of Escambeo, S.L.                                      Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-161     Certificate of Incorporation of Elecdey Ascoy, S.A. (formerly Parque Eolico    Cinergy's Form U5S filed
                de Ascoy, S.A.)                                                                May 1, 2000

      B-162     Articles of Association of Elecdey Ascoy, S.A. (formerly Parque Eolico de      Cinergy's Form U5S filed
                Ascoy, S.A.)                                                                   May 1, 2000

      B-163     Certificate of Incorporation of Ventoabrego, S.L.                              Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-164     Articles of Association of Ventoabrego, S.L.                                   Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-165     Articles of Association of Cinergy 1 B.V.                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-166     Statement of Incorporation of Startekor                                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-167     Statement of Incorporation of Narva                                            Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-168     Articles of Association of Cinergy Global Resources 1 B.V.                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-169     Extract from the Companies Register for Teplarny                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-170     Extract from the Companies Register for Energetika                             Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-171     Articles of Association of Cinergy Global Resources a.s.                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-172     Articles of Association of Cinergy Global Resources 1 Sp. Z o.o.               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-173     Articles of Association of Cinergetika                                         Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-174     Articles of Association of Chropyne                                            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-175     Articles of Association of Otrokovice                                          Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-176     Articles of Association of Cinergy 2 B.V.                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-177     Certificate of Incorporation of Desebro                                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-178     Certificate of Incorporation of Northeolic Pico Gallo, S.L.                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-179     Articles of Association of Northeolic Pico Gallo, S.L.                         Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-180     Certificate of Incorporation of Desarrollos Eolico El Aguila, S.A.             Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-181     Articles of Association of Desarrollos Eolico El Aguila, S.A.                  Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-182     Certificate of Incorporation of Sinergia Aragonesa, S.L.                       Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-183     Articles of Association of Sinergia Aragonesa, S.L.                            Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-184     Deed of Incorporation of Cinergy Global Baghabari I B.V.                       Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-185     Certificate of Incorporation of Cinergy Global Baghabari I B.V.                Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-186     Certificate of Incorporation of Baghabari Power Company Limited                Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-187     Articles of Association of Baghabari Power Company Limited                     Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-188     Deed of Incorporation of Cinergy Global Baghabari II B.V.                      Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-189     Certificate of Incorporation of Cinergy Global Baghabari II B.V.               Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-190     Deed of Incorporation of Cinergy South Africa Investments 1 B.V. (formerly     Cinergy's Form U5S filed
                Cinergy Global 3 B.V.)                                                         May 1, 2000

      B-191     Certificate of Incorporation of Cinergy South Africa Investments 1 B.V.        Cinergy's Form U5S filed
                (formerly Cinergy Global 3 B.V.)                                               May 1, 2000

      B-192     Certificate of Incorporation and Articles of Association of Cinergy South      Cinergy's Form U5S filed
                Africa Investments 1 B.V. (formerly Cinergy Global Power 3 B.V.)               May 1, 2001

      B-193     Certificate of Incorporation of Egoli Gas (Proprietary) Limited                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-194     Articles of Association of Egoli Gas (Proprietary) Limited                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-195     Deed of Incorporation of Cinergy Global 4 B.V.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-196     Certificate of Incorporation of Cinergy Global 4 B.V.                          Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-197     Certificate of Incorporation of Cinergy Global 5 B.V.                          Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-198     Articles of Incorporation of Cinergy Global 5 B.V.                             Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-199     Memorandum of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly  Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                         May 1, 1998

      B-200     Articles of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly    Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                         May 1, 1998

      B-201     Memorandum of Association of Cinergy Global Hydrocarbons Pakistan (formerly    Cinergy's Form U5S filed
                Cinergy MPI I, Inc.)  (Memorandums of Association of Cinergy MPI V, Inc.       May 1, 1998
                through Cinergy MPI X, Inc. are identical to that of Cinergy Global
                Hydrocarbons Pakistan and will be furnished upon request)

      B-202     Articles of Association of Cinergy Global Hydrocarbons Pakistan  (Articles of  Cinergy's Form U5S filed
                Association of Cinergy MPI V, Inc. through Cinergy MPI X, Inc. are identical   May 1, 1998
                to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request)

      B-203     Memorandum of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI  Cinergy's Form U5S filed
                II, Inc.)                                                                      May 1, 1998

      B-204     Articles of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI    Cinergy's Form U5S filed
                II, Inc.)                                                                      May 1, 1998

      B-205     Articles of Association of IPS - Cinergy Power Limited                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-206     Certificate of Incorporation of Tsavo Power Company Limited                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-207     Articles of Association of Tsavo Power Company Limited                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-208     Certificate of Amendment of Certificate of Incorporation of Cinergy Global     Cinergy's Form U5S filed
                One, Inc.                                                                      May 1, 2001

      B-209     By-laws of Cinergy Global One, Inc.                                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-210     Articles of Association of Midlands Hydrocarbons (Bangladesh) Limited          Cinergy's Form U5S filed
                                                                                               April 30, 1999

      B-211     Certificate of Incorporation of Cinergy UK, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 1997

      B-212     By-laws of Cinergy UK as amended, July 15, 1999                                Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-213     Memorandum of Association of Anglian Straw Limited                             Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-214     Certificate of Incorporation of Ely Power Limited                              Cinergy's Form U5S filed
                                                                                               May 1, 2000

      B-215     Amended Certificate of Formation of CinTec dated November 29, 2000             Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-216     Limited Liability Company Agreement for CinTec                                 Refer to footnote 1

      B-217     Certificate of Formation of CinTec dated November 15, 2000                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-218     Amended Certificate of Formation of CinTec I LLC dated November 29, 2000       Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-219     Limited Liability Company Agreement for CinTec I LLC                           Refer to footnote 1

      B-220     Certificate of Formation of CinTec I LLC dated November 15, 2000               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-221     By-laws of Cinergy Technologies as amended September 5, 2000                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-222     Amended Certificate of Incorporation of Cinergy Technologies                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-223     Certificate of Formation of Ventures                                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-224     Limited Liability Company Agreement for Ventures                               Refer to footnote 1

      B-225     Certificate of Formation of Cinergy Ventures II, LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-226     Limited Liability Company Agreement for Cinergy Ventures II, LLC               Refer to footnote 1

      B-227     Certificate of Formation of Cinergy e-Supply                                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-228     Limited Liability Company Agreement for Cinergy e-Supply                       Refer to footnote 1

      B-229     Certificate of Formation of Cinergy One                                        Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-230     By-laws of Cinergy One                                                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-231     Certificate of Incorporation of Cinergy Two, Inc.                              Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-232     Instrument of Organization for Cinergy Two, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-233     By-laws of Cinergy Two, Inc.                                                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-234     Certificate of Incorporation of Wholesale Energy                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-235     Regulations of Wholesale Energy                                                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-236     Certificate of Formation for Generation Services                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-237     Limited Liability Company Agreement for Generation Services                    Refer to footnote 1

      B-238     By-laws of Optimira Controls, Inc. (Filed under cover of Form SE)              Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-239     Articles of Incorporation of Optimira Controls, Inc.                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-240     Articles of Organization for Green Power G.P., LLC                             Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-241     Limited Liability Company Agreement of Green Power G.P., LLC                   Refer to footnote 1

      B-242     Certificate of Formation of Green Power Holdings, LLC                          Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-243     Limited Liability Company Agreement of Green Power Holdings, LLC               Refer to footnote 1

      B-244     Certificate of Formation of Green Power Limited, LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-245     Limited Liability Company Agreement of Green Power Limited, LLC                Refer to footnote 1

      B-246     Articles of Incorporation of MPI Acquisitions Corp., Inc. (formerly MPI        Cinergy's Form U5S filed
                Acquisitions)                                                                  May 1, 2001

      B-247     By-laws of MPI Acquisitions                                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-248     Form 10 for Cinergy Renewable Trading Limited                                  Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-249     Memorandum and Articles of Association of Cinergy Renewable Trading Limited    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-250     Certificate of Incorporation on change of name of UK Electric Power Limited    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-251     New Articles of Association of UK Electric Power Limited                       Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-252     Articles of Association of Age Inversiones en Medio Ambiente, S.L.             Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-253     Certificate of Incorporation of Age Inversiones en Medio Ambiente, S.L.        Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-254     Articles of Association of Tractaments De Juneda, S.A.                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-255     Certificate of Incorporation of Tractaments De Juneda, S.A.                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-256     Articles of Sinergia Andaluza, S.L.                                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-257     Certificate of Incorporation of Sinergia Andaluza, S.L.                        Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-258     Statutes of the Company of Corporacion Eolica Aragonesa, S.A.                  Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-259     Certificate of Incorporation of Corporacion Eolica Aragonesa, S.A.             Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-260     Articles of Association of Corporacion Eolica, S.L.                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-261     Certificate of Incorporation of Corporacion Eolica, S.L.                       Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-262     Form 10 for Commercial Electricity Supplies Limited                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-263     Memorandum and Articles of Association of Commercial Electricity Supplies      Cinergy's Form U5S filed
                Limited (formerly named UK Electric Power Limited)                             May 1, 2001

      B-264     Articles of Association of EoloCrisa, S.L.                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-265     Certificate of Incorporation of EoloCrisa, S.L.                                Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-266     Certificate of Formation of eVent (Triple Point) LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-267     Limited Liability Company Agreement for eVent (Triple Point) LLC               Refer to footnote 1

      B-268     Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE) Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-269     By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)  Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-270     Articles of Incorporation of Miller Pipeline Corporation (Filed under cover    Cinergy's Form U5S filed
                of Form SE)                                                                    May 1, 2001

      B-271     By-laws of Miller Pipeline Corporation (Filed under cover of Form SE)          Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-272     Articles of Association of Cinergy Eesti OU                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-273     Statement of Incorporation of Cinergy Eesti OU                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

      B-274     Certificate of Trust of CC Funding Trust I

      B-275     Certificate of Formation of CPI Allowance Management, LLC

      B-276     Limited Liability Company Agreement of CPI Allowance Management, LLC           Refer to footnote 1

      B-277     Certificate of Formation of CPI Investments, LLC

      B-278     Limited Liability Company Agreement of CPI Investments, LLC                    Refer to footnote 1

      B-279     Amended and Restated Certificate of Formation of Brownsville Power I, L.L.C.

      B-280     Amended and Restated Limited Liability Company Agreement of Brownsville Power  Refer to footnote 1
                I, L.L.C.

      B-281     Amended and Restated Certificate of Formation of Caledonia Power I, L.L.C.

      B-282     Amended and Restated Limited Liability Company Agreement of Caledonia Power    Refer to footnote 1
                I, L.L.C.

      B-283     Certificate of Formation of CinCap - Chippewa, LLC

      B-284     Limited Liability Company Agreement of CinCap - Chippewa, LLC                  Refer to footnote 1

      B-285     Certificate of Formation of CinCap - Martinsville, LLC

      B-286     Limited Liability Company Agreement of CinCap - Martinsville, LLC              Refer to footnote 1

      B-287     Certificate of Formation of CinCap - Oraville, LLC

      B-288     Limited Liability Company Agreement of CinCap - Oraville, LLC                  Refer to footnote 1

      B-289     Certificate of Formation of CinCap PIC, LLC

      B-290     Limited Liability Company Agreement of CinCap PIC, LLC                         Refer to footnote 1

      B-291     Certificate of Formation of CinPeak Resources, LLC

      B-292     Limited Liability Company Agreement of CinPeak Resources, LLC                  Refer to footnote 1

      B-293     Certificate of Amendment of Certificate of Formation of CinCap Madison, LLC
                (The sole purpose of the amendment was to change the name of Duke Energy
                Madison, LLC to CinCap Madison, LLC)

      B-294     Certificate of Incorporation of Cinergy Canada, Inc.

      B-295     By-laws of Cinergy Canada, Inc.

      B-296     Certificate of Formation of Cinergy Limited Holdings, LLC

      B-297     Limited Liability Company Agreement of Cinergy Limited Holdings, LLC           Refer to footnote 1

      B-298     Certificate of Formation of Cinergy General Holdings, LLC

      B-299     Limited Liability Company Agreement of Cinergy General Holdings, LLC           Refer to footnote 1

      B-300     Certificate of Formation of Cinergy Propane, LLC

      B-301     Limited Liability Company Agreement of Cinergy Propane, LLC                    Refer to footnote 1

      B-302     Certificate of Incorporation of Cinergy Retail Power Limited, Inc.

      B-303     By-laws of Cinergy Retail Power Limited, Inc.

      B-304     Articles of Incorporation of Cinergy Retail Power General, Inc.

      B-305     By-laws of Cinergy Retail Power General, Inc.

      B-306     Certificate of Limited Partnership of Cinergy Retail Power, L.P.

      B-307     Limited Partnership Agreement of Cinergy Retail Power, L.P.                    Refer to footnote 1

      B-308     Certificate of Formation of ENCOAL OPCO, LLC

      B-309     Limited Liability Company Agreement of ENCOAL OPCO, LLC                        Refer to footnote 1

      B-310     Certificate of Formation of BSPE Holdings, LLC

      B-311     Limited Liability Company Agreement of BSPE Holdings, LLC                      Refer to footnote 1

      B-312     Certificate of Formation of BSPE Limited, LLC

      B-313     Limited Liability Company Agreement of BSPE Limited, LLC                       Refer to footnote 1

      B-314     Articles of Organization of BSPE General, LLC

      B-315     Limited Liability Company Agreement of BSPE General, LLC                       Refer to footnote 1

      B-316     Certificate of Limited Partnership of BSPE, L.P.

      B-317     Limited Partnership Agreement of BSPE, L.P.                                    Refer to footnote 1

      B-318     Amended and Restated Certificate of Incorporation of U.S. Energy Biogas
                Corporation (formerly named Zahren Alternative Power Corporation)

      B-319     By-laws of U.S. Energy Biogas Corporation

      B-320     Certificate of Formation of Countryside Landfill Gasco., L.L.C.

      B-321     Limited Liability Company Agreement of Countryside Landfill Gasco., L.L.C.     Refer to footnote 1

      B-322     Certificate of Formation of Morris Gasco, L.L.C.

      B-323     Limited Liability Company Agreement of Morris Gasco, L.L.C.                    Refer to footnote 1

      B-324     Certificate of Limited Partnership of Brown County Landfill Gas Associates,
                L.P.

      B-325     Limited Partnership Agreement of Brown County Landfill Gas Associates, L.P.    Refer to footnote 1

      B-326     Certificate of Formation of Cinergy Solutions of Philadelphia, LLC

      B-327     Limited Liability Company Agreement of Cinergy Solutions of Philadelphia, LLC  Refer to footnote 1

      B-328     Certificate of Formation of CST Limited, LLC (formerly named CS Limited, LLC)

      B-329     Certificate of Amendment to Certificate of Formation of CST Limited, LLC (The
                sole purpose of the amendment was to change the name of CS Limited, LLC to
                CST Limited, LLC)

      B-330     Limited Liability Company Agreement of CST Limited, LLC                        Refer to footnote 1

      B-331     Articles of Organization of CST General, LLC

      B-332     Limited Liability Company Agreement of CST General, LLC                        Refer to footnote 1

      B-333     Agreement of Limited Partnership of CST Green Power, L.P.

      B-334     Limited Partnership Agreement of CST Green Power, L.P.                         Refer to footnote 1

      B-335     Certificate of Amendment of Certificate of Limited Partnership of South
                Houston Green Power, L.P. (formerly named Green Power, L.P.)

      B-336     Limited Partnership Agreement of South Houston Green Power, L.P. (formerly     Refer to footnote 1
                named Green Power, L.P.)

      B-337     Certificate of Formation of CSGP of Southeast Texas, LLC

      B-338     Limited Liability Company Agreement of CSGP of Southeast Texas, LLC            Refer to footnote 1

      B-339     Certificate of Formation of CSGP Limited, LLC

      B-340     Limited Liability Company Agreement of CSGP Limited, LLC                       Refer to footnote 1

      B-341     Articles of Organization of CSGP General, LLC

      B-342     Limited Liability Company Agreement of CSGP General, LLC                       Refer to footnote 1

      B-343     Certificate of Limited Partnership of CSGP Services, L.P.

      B-344     Limited Partnership Agreement of CSGP Services, L.P.                           Refer to footnote 1

      B-345     Certificate of Formation of Delta Township Utilities, LLC

      B-346     Limited Liability Company Agreement of Delta Township Utilities, LLC           Refer to footnote 1

      B-347     Certificate of Formation of Trigen-Cinergy Solutions of San Diego LLC

      B-348     Limited Liability Company Agreement of Trigen-Cinergy Solutions of San Diego   Refer to footnote 1
                LLC

      B-349     Certificate of Formation of Trigen-Cinergy Solutions of the Southeast LLC

      B-350     Limited Liability Company Agreement of Trigen-Cinergy Solutions of the         Refer to footnote 1
                Southeast LLC

      B-351     Articles of Organization of Environmental Wood Supply, LLC

      B-352     Limited Liability Company Agreement of Environmental Wood Supply, LLC          Refer to footnote 1

      B-353     Articles of Organization of St. Paul Cogeneration, LLC

      B-354     Limited Liability Company Agreement of St. Paul Cogeneration, LLC              Refer to footnote 1

      B-355     Certificate of Incorporation with respect to CGP Global Greece Holdings, SA

      B-356     Articles of Association of CGP Global Greece Holdings, SA

      B-357     Certificate of Incorporation with respect to Attiki Denmark ApS

      B-358     Articles of Association for Attiki Denmark ApS

      B-359     Certificate of Incorporation with respect to Attiki Gas Supply Company SA

      B-360     Articles of Incorporation of Attiki Gas Supply Company SA

      B-361     Certificate of Formation of Chandler Wind Partners, LLC

      B-362     Limited Liability Company Agreement of Chandler Wind Partners, LLC             Refer to footnote 1

      B-363     Certificate of Formation of eVent Resources Overseas I, LLC

      B-364     Limited Liability Company Agreement of eVent Resources Overseas I, LLC         Refer to footnote 1

      B-365     Certificate of Formation of Foote Creek IV, LLC and Certificate of Correction
                of Foote Creek IV, LLC

      B-366     Limited Liability Company Agreement of Foote Creek IV, LLC                     Refer to footnote 1

      B-367     Certificate of Incorporation of Cinergy Global Peetz Table I, Inc.

      B-368     By-laws of Cinergy Global Peetz Table I, Inc.

      B-369     Certificate of Incorporation with respect to Valoritzacions Agroramaderes les
                Garrigues, S.L.

      B-370     Articles of Association of Valoritzacions Agroramaderes les Garrigues, S.L.

      B-371     Certificate of Incorporation with respect to Cinergy Renovables Aragon, S.L.

      B-372     Articles of Association of Cinergy Renovables Aragon, S.L.

      B-373     Certificate of Incorporation with respect to San Juan de Bargas Eolica, S.L.

      B-374     Articles of Association of San Juan de Bargas Eolica, S.L.

      B-375     Certificate of Incorporation with respect to Tratamiento y Generacion de
                Energia S.L.

      B-376     Articles of Association of Tratamiento y Generacion de Energia S.L.

      B-377     Certificate of Incorporation with respect to Generacion y Abastecimiento de
                Energia, S.L.

      B-378     Articles of Association of Generacion y Abastecimiento de Energia, S.L.

      B-379     Certificate of Incorporation with respect to Intercambio de Derivados
                Porcinos, S.L.

      B-380     Articles of Association of Intercambio de Derivados Porcinos, S.L.

      B-381     Certificate of Incorporation with respect to Aplicaciones Industriales de energies limpias, S.L.

      B-382     Articles of Association of Aplicaciones Industriales de energies limpias, S.L.

      B-383     Certificate of Incorporation with respect to Cinergy Services Iberia, S.L.

      B-384     Articles of Association of Cinergy Services Iberia, S.L.

      B-385     Certificate of Incorporation with respect to Compania Productora de Energia para Consumo Interno, S.L.

      B-386     Articles of Association of Compania Productora de Energia para Consumo
                Interno, S.L.

      B-387     Certificate of Incorporation with respect to Elecdey Carcelen, S.A.

      B-388     Articles of Association of Elecdey Carcelen, S.A.

      B-389     Certificate of Incorporation with respect to Enrega, S.L.

      B-390     Articles of Association of Enrega, S.L.

      B-391     Certificate of Incorporation with respect to Procrisa Servicios, S.L.

      B-392     Articles of Association of Procrisa Servicios, S.L.

      B-393     Certificate of Incorporation with respect to Promociones y Servicios
                Hidraulicos, S.A.

      B-394     Articles of Association of Promociones y Servicios Hidraulicos, S.A.

      B-395     Certificate of Formation of eVent (Triple Point) LLC

      B-396     Limited Liability Company Agreement of eVent (Triple Point) LLC                Refer to footnote 1

      B-397     Certificate of Formation of emPowerNET, LLC

      B-398     Limited Liability Company Agreement of emPowerNET, LLC                         Refer to footnote 1

      B-399     Amended and Restated Certificate of Incorporation of Pentech Solutions, Inc.

      B-400     By-laws of Pentech Solutions, Inc.                                             Refer to footnote 1

      B-401     Restated Articles of Incorporation of Kreiss Johnson Technologies, Inc.

      B-402     By-laws of Kreiss Johnson Technologies, Inc.                                   Refer to footnote 1

      B-403     Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.

      B-404     By-laws of Catalytic Solutions, Inc.                                           Refer to footnote 1

      B-405     Certificate of Incorporation of Izoic, Inc.

      B-406     By-laws of Izoic, Inc.                                                         Refer to footnote 1

      B-407     Certificate of Formation of Cinergy Origination & Trade, LLC

      B-408     Limited Liability Company Agreement of Cinergy Origination & Trade, LLC        Refer to footnote 1

     (1)  The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and/or is subject to confidentiality restrictions.  Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

    C-1         Original Indenture (First Mortgage Bonds) dated September 1, 1939, between     Exhibit A-Part 3 in File
                PSI and The First National Bank of Chicago, as Trustee, and LaSalle National   No. 70-00258 and
                Bank, as successor Trustee.                                                    Supplemental Indenture
                                                                                               dated March 30, 1984.

    C-2         Twenty-fifth Supplemental Indenture between PSI and The First National Bank    File No. 2-62543
                of Chicago dated September 1, 1978.

    C-3         Thirty-fifth Supplemental Indenture between PSI and The First National Bank    PSI's 1984 Form 10-K in
                of Chicago dated March 30, 1984.                                               File No. 1-03543

    C-4         Forty-second Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1988 Form 10-K in
                dated August 1, 1988.                                                          File No. 1-03543

    C-5         Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                          File No. 1-03543

    C-6         Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                          File No. 1-03543

    C-7         Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1991 Form 10-K in
                dated June 1, 1990.                                                            File No. 1-03543

    C-8         Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank     PSI's 1991 Form 10-K in
                dated July 15, 1991.                                                           File No. 1-03543

    C-9         Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1992 Form 10-K in
                dated July 15, 1992.                                                           File No. 1-03543

    C-10        Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1992 Form 10-K in
                dated February 15, 1993.                                                       File No. 1-03543

    C-11        Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated    PSI's 1992 Form 10-K in
                February 15, 1993.                                                             File No. 1-03543

    C-12        Fifty-first Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1993 Form 10-K in
                dated February 1, 1994.                                                        File No. 1-03543

    C-13        Fifty-second Supplemental Indenture between PSI and LaSalle National Bank, as  PSI's March 31, 1999, Form
                Trustee, dated April 30, 1999.                                                 10-Q in File No. 1-03543

    C-14        Identure (Secured Medium-term Notes, Series A), dated July 15, 1991, between   PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                     Amendment No. 2, dated July
                                                                                               15, 1993, in File No.
                                                                                               1-03543

    C-15        Identure (Secured Medium-term Notes, Series B), dated July 15, 1992, between   PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                     Amendment No. 2, dated July
                                                                                               15, 1993, in File No.
                                                                                               1-03543

    C-16        Loan Agreement between PSI and the City of Princeton, Indiana dated as of      PSI's September 30, 1996,
                November 7, 1996.                                                              Form 10-Q in File No.
                                                                                               1-03543

    C-17        Loan Agreement between PSI and the City of Princeton, Indiana dated as of      Cinergy's 1996 Form 10-K in
                February 1, 1997.                                                              File No. 1-11377

    C-18        Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as    Cinergy's 1996 Form 10-K in
                Trustee.                                                                       File No. 1-11377

    C-19        First Supplemental Indenture dated November 15, 1996, between PSI and The      Cinergy's 1996 Form 10-K in
                Fifth Third Bank, as Trustee.                                                  File No. 1-11377

    C-20        Third Supplemental Indenture dated as of March 15, 1998, between PSI and The   PSI's 1997 Form 10-K in
                Fifth Third Bank, as Trustee.                                                  File No. 1-03543

    C-21        Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The  PSI's June 30, 1998 Form
                Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

    C-22        Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and    PSI's 1998 Form 10-K in
                The Fifth Third Bank, as Trustee.                                              File No. 1-03543

    C-23        Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and       PSI's March 31, 1999, Form
                Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

    C-24        Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and   PSI's September 30, 1999,
                Fifth Third Bank, as Trustee.                                                  Form 10-Q in File No.
                                                                                               1-03543

    C-25        Unsecured Promissory Note dated as of October 14, 1998, between PSI and the    PSI's 1998 Form 10-K in
                Rural Utilities Service.                                                       File No. 1-03543

    C-26        Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30 1998, Form
                dated as of July 15, 1998.                                                     10-Q in File No. 1-03543

    C-27        Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30, 2000 Form
                dated as of May 1, 2000.                                                       10-Q in File No. 1-03543

    C-28        Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New     CG&E's Registration
                York (as Trustee) dated as of August 1, 1936.                                  Statement No. 2-02374

    C-29        Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated  CG&E's Registration
                as of November 2, 1972.                                                        Statement No. 2-60961

    C-30        Thirty-third Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of September 1, 1992.                                                 Statement No. 33-53578

    C-31        Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York     CG&E's September 30, 1993,
                dated as of October 1, 1993.                                                   Form 10-Q in File No.
                                                                                               1-01232

    C-32        Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of January 1, 1994.                                                   Statement No. 33-52335

    C-33        Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of February 15, 1994.                                                 Statement No. 33-52335

    C-34        Thirty-seventh Supplemental Indenture between CG&E and The Bank of New York    Cinergy's 1996 Form 10-K in
                dated as of October 14, 1996.                                                  File No. 1-11377

    C-35        Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1984 Form 10-K in
                February 1, 1985.                                                              File No. 1-01232

    C-36        Repayment Agreement between CG&E and The Dayton Power and Light Company dated  CG&E's 1992 Form 10-K in
                as of December 23, 1992.                                                       File No. 1-01232

    C-37        Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1993 Form 10-K in
                January 1, 1994.                                                               File No. 1-01232

    C-38        Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1985 Form 10-K in
                Authority dated as of December 1, 1985.                                        File No. 1-01232

    C-39        Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's September 30, 1995,
                Authority dated as of September 13, 1995.                                      Form 10-Q in File No.
                                                                                               1-01232

    C-40        Loan Agreement between CG&E and the State of Ohio Water Development Authority  CG&E's 1993 Form 10-K in
                dated as of January 1, 1994.                                                   File No. 1-01232

    C-41        Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1993 Form 10-K in
                Authority dated as of January 1, 1994.                                         File No. 1-01232

    C-42        Original Indenture (Unsecured Debt Securities) between CG&E and The Fifth      CG&E's Form 8-A dated July
                Third Bank dated as of May 15, 1995.                                           24, 1995, in File No.
                                                                                               1-01232

    C-43        First Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's June 30, 1995, Form
                of June 1, 1995.                                                               10-Q in File No. 1-01232

    C-44        Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's Form 8-A dated July
                of June 30, 1995.                                                              24, 1995 in File No. 1-01232

    C-45        Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's September 30, 1997,
                of October 9, 1997.                                                            Form 10-Q in File No.
                                                                                               1-01232

    C-46        Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's March 31, 1998, Form
                of April 1, 1998.                                                              10-Q in File No. 1-01232

    C-47        Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's June 30, 1998, Form
                of June 9, 1998.                                                               10-Q in File No. 1-01232

    C-48        Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New    ULH&P's Registration
                York dated as of February 1, 1949.                                             Statement No. 2-07793

    C-49        Fifth Supplemental Indenture between ULH&P and The Bank of New York dated as   CG&E's Registration
                of January 1, 1967.                                                            Statement No. 2-60961

    C-50        Thirteenth Supplemental Indenture between ULH&P and The Bank of New York       ULH&P's 1992 Form 10-K in
                dated as of August 1, 1992.                                                    File No. 2-07793

    C-51        Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth     ULH&P's June 30, 1995, Form
                Third Bank dated as of July 1, 1995.                                           10-Q in File No. 2-07793

    C-52        First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's June 30, 1995, Form
                of July 15, 1995.                                                              10-Q in File No. 2-07793

    C-53        Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated as  ULH&P's March 31, 1998 Form
                of April 30, 1998.                                                             10-Q in File No. 2-07793

    C-54        Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's 1998 Form 10-K in
                of December 8, 1998.                                                           File No. 2-07793

    C-55        Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank, as       ULH&P's September 30, 1999,
                Trustee, dated as of September 17, 1999.                                       Form 10-Q in
                                                                                               File No. 2-07793

    C-56        Base Indenture dated as of October 15, 1998, between Global Resources and The  Cinergy's September 30,
                Fifth Third Bank, as Trustee.                                                  1998, Form 10-Q in
                                                                                               File No. 1-11377

    C-57        First Supplemental Indenture dated as of October 15, 1998, between Global      Cinergy's September 30,
                Resources and The Fifth Third Bank, as Trustee.                                1998, Form 10-Q in
                                                                                               File No. 1-11377

    C-58        Indenture dated as of December 16, 1998, between Cinergy and The Fifth Third   Cinergy's 1998 Form 10-K in
                Bank.                                                                          File No. 1-11377

    C-59        Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated as of    Cinergy's March 31, 1999,
                April 15, 1999.                                                                Form 10-Q in File No.
                                                                                               1-11377

    C-60        Agreement for Puchase and Sale of Assets, dated March 31, 1994, by and         Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

    C-61        Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and     Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

    C-62        Rights Agreement between Cinergy and The Fifth Third Bank, as Rights Agent,    Cinergy's Registration
                dated October 16, 2000.                                                        Statement on Form 8-A dated
                                                                                               October 16, 2000 in File
                                                                                               No. 1-11377

    C-63        Fifty-third Supplemental Indenture between PSI and LaSalle National Bank       Cinergy's June 30, 2001,
                dated June 15, 2001.                                                           Form 10-Q in File No.
                                                                                               1-11377

    C-64        Loan Agreement between CG&E and the State of Ohio Air Quality Development      Cinergy's September 30,
                Authority dated August 1, 2001.                                                2001, Form 10-Q in File No.
                                                                                               1-11377

    C-65        Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated          Cinergy's September 30,
                September 12, 2001.                                                            2001, Form 10-Q in File No.
                                                                                               1-11377

    C-66        First Supplemental Indenture between Cinergy and The Fifth Third Bank, as      Cinergy's September 30,
                Trustee, dated September 12, 2001.                                             2001, Form 10-Q in File No.
                                                                                               1-11377

    C-67        Second Supplemental Indenture, dated December 18, 2001, between Cinergy and    Cinergy's Form 8-K,
                The Fifth Third Bank, as Trustee.                                              December 19, 2001 in File
                                                                                               No. 1-11377

    C-68        Purchase Contract Agreement, dated December 18, 2001, between Cinergy and The  Cinergy's Form 8-K,
                Bank of New York, as Purchase Contract Agent.                                  December 19, 2001 in File
                                                                                               No. 1-11377

    C-69        Pledge Agreement, dated December 18, 2001, among Cinergy, JP Morgan Chase      Cinergy's Form 8-K,
                Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and    December 19, 2001 in File
                The Bank of New York, as Purchase Contract Agent.                              No. 1-11377

    C-70                                                                                       Cinergy's March 31, 2001,
                Thirty-eighth Supplemental Indenture between CG&E and The Bank of New York     Form 10-Q in File No.
                dated as of February 1, 2001.                                                  1-11377

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

    D-1       Amended Agreement between Cinergy and subsidiary companies for filing          Filed pursuant to Rule
              consolidated income tax returns and for allocation of consolidated income tax  104(b)
              liabilities and benefits

    D-2       Schedule detailing reallocation of 2001 taxes in accordance with agreement     Filed pursuant to Rule
              filed as Exhibit D-1                                                           104(b)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

    F-1         Consolidating Financial Statements of Cinergy for 2001                         Filed pursuant to Rule
                                                                                               104(b)

    F-2         Consolidating Financial Statements of CG&E for 2001                            Filed pursuant to Rule
                                                                                               104(b)

    F-3         Consolidating Financial Statements of Investments for 2001                     Filed pursuant to Rule
                                                                                               104(b)

    F-4         Financial Statements of Cadence Network for 2001                               Filed pursuant to Rule
                                                                                               104(b)

    F-5         Consolidating Financial Statements of Capital & Trading for 2001               Refer to footnote 1

    F-6         Financial Statements of Brownsville Power I, LLC for 2001                      Refer to footnote 1

    F-7         Financial Statements of Caledonia Power I, LLC for 2001                        Refer to footnote 1

    F-8         Financial Statements of CinCap IV, LLC for 2001                                Filed pursuant to Rule
                                                                                               104(b)

    F-8         Financial Statements of CinCap V, LLC for 2001                                 Filed pursuant to Rule
                                                                                               104(b)

    F-9         Consolidating Financial Statements of CinCap VIII for 2001                     Refer to footnote 1

    F-10        Financial Statements of CinCap VII, LLC for 2001                               Refer to footnote 1

    F-11        Financial Statements of CinCap Madison, LLC for 2001                           Refer to footnote 1

    F-12        Financial Statements of CinPower I, LLC for 2001                               Filed pursuant to Rule
                                                                                               104(b)

    F-13        Financial Statements of Cinergy Canada, Inc. for 2001                          Refer to footnote 1

    F-14        Financial Statements of Marketing & Trading for 2001                           Refer to footnote 1

    F-15        Financial Statements of Cinergy Transportation, LLC for 2001                   Refer to footnote 1

    F-16        Financial Statements of Q-Comm Corporation for 2001                            Filed pursuant to Rule
                                                                                               104(b)

    F-17        Financial Statements of Lattice Communications, LLC for 2001                   Filed pursuant to Rule
                                                                                               104(b)

    F-18        Consolidating Financial Statements of Solutions Holding for 2001               Filed pursuant to Rule
                                                                                               104(b)

    F-19        Consolidating Financial Statements of 3036243 Nova Scotia Company for 2001     Filed pursuant to Rule
                                                                                               104(b)

    F-20        Consolidating Financial Statements of Vestar, Inc. for 2001                    Filed pursuant to Rule
                                                                                               104(b)

    F-21        Financial Statements of Keen Rose Technology Group Limited for 2001            Filed pursuant to Rule
                                                                                               104(b)

    F-21        Financial Statements of Optimira Controls, Inc. for 2001                       Filed pursuant to Rule
                                                                                               104(b)

    F-22        Consolidating Financial Statements of Solutions for 2001                       Filed pursuant to Rule
                                                                                               104(b)

    F-23        Financial Statements of Cinergy Energy Solutions, Inc. for 2001                Filed pursuant to Rule
                                                                                               104(b)

    F-24        Financial Statements of U.S. Energy Biogas Corporation for 2001                Filed pursuant to Rule
                                                                                               104(b)

    F-25        Financial Statements of Countryside Landfill Gasco., L.L.C. for 2001           Filed pursuant to Rule
                                                                                               104(b)

    F-25        Financial Statements of Morris Gasco, L.L.C. for 2001                          Filed pursuant to Rule
                                                                                               104(b)

    F-25        Financial Statements of Brown County Landfill Gas Associates, L.P. for 2001    Filed pursuant to Rule
                                                                                               104(b)

    F-26        Financial Statements of South Houston Green Power, L.P. for 2001               Filed pursuant to Rule
                                                                                               104(b)

    F-27        Financial Statements of CSGP Limited, LLC for 2001                             Filed pursuant to Rule
                                                                                               104(b)

    F-27        Financial Statements of CSGP General, LLC for 2001                             Filed pursuant to Rule
                                                                                               104(b)

    F-27        Financial Statements of CSGP Services, L.P. for 2001                           Filed pursuant to Rule
                                                                                               104(b)

    F-28        Financial Statements of Oklahoma Arcadian Utilities, LLC for 2001              Filed pursuant to Rule
                                                                                               104(b)

    F-28        Financial Statements of Shreveport Red River Utilities, LLC for 2001           Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Delta Township Utilities, LLC for 2001                 Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Energy Equipment Leasing LLC for 2001                  Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Trigen-Cinergy Solutions LLC for 2001                  Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Trigen-Cinergy Solutions of Ashtabula LLC for 2001     Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Trigen-Cinergy Solutions of Baltimore LLC for 2001     Filed pursuant to Rule
                                                                                               104(b)

    F-29        Financial Statements of Trigen-Cinergy Solutions of Boca Raton, LLC for 2001   Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen-Cinergy Solutions of Cincinnati LLC for 2001    Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen-Cinergy Solutions of College Park, LLC for 2001 Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen-Cinergy Solutions of Lansing LLC for 2001       Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen/Cinergy - USFOS of Lansing LLC for 2001         Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen-Cinergy Solutions of Orlando LLC for 2001       Filed pursuant to Rule
                                                                                               104(b)

    F-30        Financial Statements of Trigen-Cinergy Solutions of Owings Mills LLC for 2001  Filed pursuant to Rule
                                                                                               104(b)

    F-31        Financial Statements of Trigen-Cinergy Solutions of Rochester LLC for 2001     Filed pursuant to Rule
                                                                                               104(b)

    F-31        Financial Statements of Trigen-Cinergy Solutions of Silver Grove LLC for 2001  Filed pursuant to Rule
                                                                                               104(b)

    F-31        Financial Statements of Environmental Wood Supply, LLC for 2001                Filed pursuant to Rule
                                                                                               104(b)

    F-31        Financial Statements of St. Paul Cogeneration LLC for 2001                     Filed pursuant to Rule
                                                                                               104(b)

    F-31        Financial Statements of Trigen-Cinergy Solutions of Tuscola, LLC for 2001      Filed pursuant to Rule
                                                                                               104(b)

    F-32        Financial Statements of Reliant for 2001                                       Refer to footnote 1

    F-33        Financial Statements of MP Acquisitions Corp., Inc. for 2001                   Refer to footnote 1

    F-34        Financial Statements of Miller Pipeline for 2001                               Refer to footnote 1

    F-35        Consolidating Financial Statements of Global Resources for 2001                Filed pursuant to Rule
                                                                                               104(b)

    F-36        Consolidating Financial Statements of Global Power for 2001                    Filed pursuant to Rule
                                                                                               104(b)

    F-37        Financial Statements of Attiki Gas Supply Company SA for 2001                  Refer to footnote 1

    F-38        Financial Statements of Chandler Wind Partners, LLC for 2001                   Refer to footnote 1

    F-39        Financial Statements of Cinergy Global Ely, Inc. for 2001                      Refer to footnote 1

    F-40        Financial Statements of EPR Ely Limited for 2001                               Refer to footnote 1

    F-41        Financial Statements of Anglian Straw Limited for 2001                         Refer to footnote 1

    F-42        Financial Statements of Anglian Ash Limited for 2001                           Refer to footnote 1

    F-43        Financial Statements of eVent Resources Overseas I, LLC for 2001               Filed pursuant to Rule
                                                                                               104(b)

    F-44        Financial Statements of Foote Creek III, LLC for 2001                          Refer to footnote 1

    F-45        Financial Statements of Foote Creek II, LLC for 2001                           Refer to footnote 1

    F-46        Financial Statements of Foote Creek IV, LLC for 2001                           Refer to footnote 1

    F-47        Financial Statements of Cinergy Global Trading Limited for 2001                Refer to footnote 1

    F-48        Financial Statements of Commercial Electricity Supplies Limited for 2001       Refer to footnote 1

    F-49        Financial Statements of UK Electric Power Limited for 2001                     Refer to footnote 1

    F-50        Financial Statements of San Gorgonio Westwinds II, LLC for 2001                Refer to footnote 1

    F-51        Consolidating Financial Statements of Holdings B.V. for 2001                   Filed pursuant to Rule
                                                                                               104(b)

    F-52        Financial Statements of Copperbelt for 2001                                    Refer to footnote 1

    F-53        Financial Statements of EOS I for 2001                                         Refer to footnote 1

    F-54        Financial Statements of EOS II for 2001                                        Refer to footnote 1

    F-55        Consolidating Financial Statements of Hydro B.V. for 2001                      Filed pursuant to Rule
                                                                                               104(b)

    F-56        Financial Statements of Cinergy Renovables Ibericas, S.A. for 2001             Refer to footnote 1

    F-57        Financial Statements of Cinergy Global Power Iberia, S.A. for 2001             Refer to footnote 1

    F-58        Financial Statements of Desarrollos Eolico El Aguila, S.A. for 2001            Refer to footnote 1

    F-59        Financial Statements of Ascoy for 2001                                         Refer to footnote 1

    F-60        Financial Statements of EoloCrisa, S.L. for 2001                               Refer to footnote 1

    F-61        Financial Statements of Corporacion Eolica, S.L. for 2001                      Refer to footnote 1

    F-62        Financial Statements of Compania Eolica Aragonesa, S.A. for 2001               Refer to footnote 1

    F-63        Financial Statements of Northeolic Pico Gallo, S.L. for 2001                   Refer to footnote 1

    F-64        Financial Statements of Narva for 2001                                         Refer to footnote 1

    F-65        Consolidating Financial Statements of Cinergy Global Resources 1 B.V. for 2001 Filed pursuant to Rule
                                                                                               104(b)

    F-66        Financial Statements of Cinergy Global Polska Sp. Z o.o. for 2001              Refer to footnote 1

    F-67        Financial Statements of Cinergy Global Resources 1 Sp. Z o.o. for 2001         Refer to footnote 1

    F-68        Financial Statements of Cinergy Global Resources a.s. for 2001                 Refer to footnote 1

    F-69        Financial Statements of Desebro for 2001                                       Refer to footnote 1

    F-70        Financial Statements of Egoli Gas (Proprietary) Limited for 2001               Refer to footnote 1

    F-71        Financial Statements of Cinergy Global (Cayman) Holdings, Inc. for 2001        Refer to footnote 1

    F-72        Financial Statements of Tsavo Power Company Limited for 2001                   Refer to footnote 1

    F-73        Financial Statements of CZECHPOL ENERGY spol, s.r.o. for 2001                  Refer to footnote 1

    F-74        Financial Statements of ZAT Dneproline for 2001                                Refer to footnote 1

    F-75        Financial Statements of E-line Czech, s.r.o. for 2001                          Refer to footnote 1

    F-76        Financial Statements of E-line AG for 2001                                     Refer to footnote 1

    F-77        Financial Statements of S-line s.r.o. for 2001                                 Refer to footnote 1

    F-78        Financial Statements of DP Czechpol Energy Invest for 2001                     Refer to footnote 1

    F-79        Financial Statements of MEAS Brno, a.s. for 2001                               Refer to footnote 1

    F-80        Financial Statements of PEAS Praha, a.s. for 2001                              Refer to footnote 1

    F-81        Financial Statements of Moravia Energo for 2001                                Refer to footnote 1

    F-82        Financial Statements of Cinergy Global Power Africa (Proprietary) Limited for  Refer to footnote 1
                2001

    F-83        Consolidating Financial Statements of CinTec for 2001                          Filed pursuant to Rule
                                                                                               104(b)

    F-84        Consolidating Financial Statements of CinTec I LLC for 2001                    Filed pursuant to Rule
                                                                                               104(b)

    F-85        Financial Statements of eVent (Triple Point) LLC for 2001                      Filed pursuant to Rule
                                                                                               104(b)

    F-86        Consolidating Financial Statements of Cinergy Technologies for 2001            Filed pursuant to Rule
                                                                                               104(b)

    F-87        Financial Statements of Pentech Solutions, Inc. for 2001                       Refer to footnote 2

    F-88        Financial Statements of Kreiss Johnson Technologies, Inc. for 2001             Refer to footnote 2

    F-89        Financial Statements of Catalytic Solutions, Inc. for 2001                     Refer to footnote 2

    F-90        Financial Statements of Izoic, Inc. for 2001                                   Refer to footnote 2

    F-91        Consolidating Financial Statements of Wholesale Energy for 2001                Filed pursuant to Rule
                                                                                               104(b)

    F-92        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 FERC Form No. 1 of CG&E

    F-93        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 Public Utilities Commission of Ohio (PUCO)
                Annual Report Supplement to FERC Form No. 1 of CG&E

    F-94        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 PUCO FERC Form No. 2 of CG&E

    F-95        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 FERC Form No. 1 of PSI and the 2001 Indiana
                Utility Regulatory Commission (IURC) FERC Form No. 1 of PSI

    F-96        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the FERC Form No. 1 and FERC Form No. 2 of ULH&P

    F-97        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 Kentucky Public Service Commission FERC Form
                No. 1 and FERC Form No. 2 of ULH&P

    F-98        Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2001 Annual Report of Lawrenceburg to the IURC

    F-99        The 2001 FERC Form No. 2-A for KO Transmission                                 Filed under cover of Form SE

    F-100       The 2001 Annual Report of Trigen-Cinergy Solutions of Cincinnati LLC to the    Filed under cover of Form SE
                PUCO

     (1) Cinergy has not obtained complete financial statements for this entity as of December 31, 2001, and therefore it is not in a position to provide the financial statements.  Cinergy will amend this annual report with the
         Commission at such time this information is available.

     (2) Cinergy has not provided financial statements for this entity because they are subject to confidentiality restrictions with third parties.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

       G        Organizational chart showing relationship of EWGs and FUCOs to other system companies

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                               Previously Filed as
 Designation                                        Nature of Exhibit                                        Exhibit to:
 -----------                                        -----------------                                        -----------

      H-1         Financial Statements of Brownsville Power I, LLC for the year ended December 31, 2001    Refer to footnote 1

      H-2         Financial Statements of Caledonia Power I, LLC for the year ended December 31, 2001      Refer to footnote 1

      H-3         Financial Statements of CinCap VII, LLC for the year ended December 31, 2001             Refer to footnote 1

      H-4         Financial Statements of CinCap Madison, LLC for the year ended December 31, 2001         Refer to footnote 1

      H-5         Financial Statements of Chandler Wind Partners, LLC for the year ended December 31, 2001 Refer to footnote 1

      H-6         Financial Statements of Cinergy Global Ely, Inc. for the year ended December 31, 2001    Refer to footnote 1

      H-7         Financial Statements of Foote Creek III, LLC for the year ended December 31, 2001        Refer to footnote 1

      H-8         Financial Statements of Foote Creek II, LLC for the year ended December 31, 2001         Refer to footnote 1

      H-9         Financial Statements of Foote Creek IV, LLC for the year ended December 31, 2001         Refer to footnote 1

      H-10        Financial Statements of Cinergy Global Power (UK) Limited for the year ended December    Refer to footnote 1
                  31, 2001

      H-11        Financial Statements of Cinergy Renovables Ibericas, S.A. for the year ended December    Refer to footnote 1
                  31, 2001

      H-12        Financial Statements of Narva for the year ended December 31, 2001                       Refer to footnote 1

      H-13        Financial Statements of Teplarny for the year ended December 31, 2001                    Refer to footnote 1

      H-14        Financial Statements of Energetika for the year ended December 31, 2001                  Refer to footnote 1

      H-15        Financial Statements of Cinergetika for the year ended December 31, 2001                 Refer to footnote 1

      H-16        Financial Statements of Chropyne for the year ended December 31, 2001                    Refer to footnote 1

      H-17        Financial Statements of Egoli Gas (Proprietary) Limited for the year ended December 31,  Refer to footnote 1
                  2001

      H-18        Financial Statements of CZECHPOL ENERGY spol, s.r.o. for the year ended December 31, 2001Refer to footnote 1

    (1) Cinergy has not obtained complete financial statements for this entity as of December 31, 2001, and therefore it is not in a position to provide the 2001 financial statements.  Cinergy will amend this annual report with the
        Commission at such time this information is available.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

       I        Response to Item 1                                                             Filed pursuant to Rule
                                                                                               104(b)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof.  Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

       J        Response to Item 9, Part I (b) and (c) and Part III for all EWGs and FUCOs     Filed pursuant to Rule
                                                                                               104(b)

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

CINERGY CORP.

                       By:   /s/        Wendy L. Aumiller
                            ----------------------------------

                                    Acting Treasurer

Date:  April 30, 2002